EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

THE STEAK N SHAKE COMPANY,

GRILL ACQUISITION CORPORATION

and

WESTERN SIZZLIN CORPORATION

Dated as of October 22, 2009

TABLE OF CONTENTS

i

ii

iii

Exhibit List

Exhibit A       Certificate of Merger

Exhibit B        Form of Debenture

Exhibit C        Form of Indenture

Exhibit D        Surviving Corporation Charter

Exhibit E         List of Company Stockholders Subject to Voting Agreements

Exhibit F         Form of Voting Agreement

Exhibit G         Form of Legal Opinion (Olshan)

Exhibit H         Form of Legal Opinion (Ice Miller)

iv

AGREEMENT AND PLAN OF MERGER, dated as of October 22, 2009 (this “Agreement”), by and among The Steak n Shake Company, an Indiana corporation (“Parent”), Grill Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Western Sizzlin Corporation, a Delaware corporation (the “Company”).

WITNESSETH

WHEREAS, the Company Board (as defined herein), acting upon the unanimous recommendation of the Company Special Committee (as defined herein), has approved this Agreement and declared that it is advisable and in the best interests of the Company and its stockholders (a) for the Company to effect the Parent Share Distribution (as defined herein) and (b) for Merger Sub to merge with and into the Company (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and upon the terms and subject to the conditions set forth herein, such that the Company would continue as the surviving corporation in the Merger and become a wholly owned subsidiary of Parent, and has resolved to recommend that this Agreement be adopted and the Merger be approved by the Company Stockholders (as defined herein);

WHEREAS, the Board of Directors of Parent, acting upon the unanimous recommendation of the Parent Special Committee (as defined herein), and the Board of Directors of Merger Sub have each determined that it is in the best interests of Parent and Merger Sub, respectively, and in the best interests of the stockholders of Parent and Merger Sub, respectively, to consummate the Merger upon the terms and subject to the conditions set forth herein, and have approved this Agreement and the Merger;

WHEREAS, subject to the satisfaction (or waiver) of all conditions to the Merger set forth in this Agreement, Merger Sub and the Company shall execute a Certificate of Merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) and effectuate the Merger by filing the Certificate of Merger in accordance with the DGCL;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe various conditions to the Merger as specified herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, the Company Stockholders (as defined herein) listed on Exhibit E attached hereto are entering into voting agreements (the “Voting Agreements”) with Parent in the form attached hereto as Exhibit F, pursuant to which, among other things, such Company Stockholders will agree in accordance with the terms of the Voting Agreements to vote all of their shares of Common Stock in favor of adopting and approving this Agreement at the Stockholders’ Meeting (as defined herein) or any postponement or adjournment thereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and subject to the conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I.
DEFINITIONS

SECTION 1.01.      Definitions.

(a)      For purposes of this Agreement:

“1940 Act” shall mean the Investment Company Act of 1940, as amended.

“Acquisition Proposal” means any bona fide inquiry, proposal or offer from any Person or group of Persons (other than as contemplated by this Agreement) relating to, or that would reasonably be expected to lead to, (i) any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (A) assets or businesses of the Company or its Subsidiaries that constitute 15% or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (B) securities representing 15% or more of any class of equity securities of the Company or any of its Subsidiaries; (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or the stockholders or other equity holders of any Person would own 15% or more of any class of equity securities of the Company or any of its Subsidiaries or of any resulting parent company of the Company.

“Advisers Act” shall mean the Investment Advisers Act of 1940, as amended.

“Affiliate”  of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in the City of New York.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.).

“Client” means any person to which the Company or any of its Subsidiaries provides investment management or investment advisory services, including any sub-advisory services, pursuant to an Investment Advisory Agreement.

“Company Material Adverse Effect” means, when used in connection with the Company, any event, state of facts, circumstance, change, development, action, omission or effect (any such item an “Effect”) that, individually or in the aggregate, is or is reasonably likely to be (i) materially adverse to the business, operations, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, or (ii) materially adverse to the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated by this Agreement, except in each case for any such Effect resulting from, arising out of or relating to (a) the taking of any action or incurring of any expense in connection with this Agreement or any of the other transactions contemplated by this Agreement, (b) the entry into or announcement of this Agreement and the transactions contemplated thereby, (c) any change in or interpretations of (i) United States generally accepted accounting principles (“GAAP”) or (ii) any Law, (d) any change in interest rates or general economic conditions in the industries or markets in which the Company or any of its Subsidiaries operates, including the restaurant industry generally, or affecting the United States or foreign economies in general or in the United States or foreign financial, banking or securities markets (which changes do not affect the Company and its Subsidiaries to a materially disproportionate degree), (e) any action taken by Parent, Merger Sub, or any of their respective directors, officers, stockholders or Affiliates, (f) the Parent Share Distribution; or (g) changes in the share price or trading volume of the Common Stock.  Company Material Adverse Effect does not include any changes, events, conditions or effects relating solely to Parent or its Subsidiaries’ financial condition, results of operations or business.

“Common Stock” means the common stock of the Company, $0.01 par value per share.

“Company Board” means the Board of Directors of the Company.

“Company Charter” means the Restated Certificate of Incorporation of the Company, dated December 1, 1995, as amended.

“Company Special Committee” means the special committee of disinterested directors of the Company with authority delegated by the Company Board to evaluate a possible business combination involving the Company and its Subsidiaries and Parent.

“Company Stockholders” means all beneficial owners of Common Stock.

“Debentures” means the debentures to be issued by Parent under the Indenture to Company Stockholders pursuant to Section 2.06(a) and in the form attached hereto as Exhibit B.

“Environmental Laws” means all applicable foreign, federal, state and local laws, rules and regulations, orders, judgments, decrees, policies and other legal requirements, including common law, relating to or establishing standards of conduct for the regulation and protection of human health and safety, Hazardous Material or injury to or pollution or protection of the environment or natural resources, including, but not limited to, CERCLA; the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. Section 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.); the Toxic Substances Control Act, as amended (42 U.S.C. Section 7401 et seq.); the Clean Air Act, as amended (42 U.S.C. Section 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. Section 300f et seq.); and their implementing regulations and state and local counterparts or equivalents and any transfer of ownership notification or approval statute and any requirements or standards applicable to the voluntary cleanup of environmental contamination.

“Environmental Liabilities” means any and all liabilities, claims, actions, damages, losses, costs, expenses, fees (including reasonable attorneys’ and consultants’ fees), obligations, fines, penalties, awards, amounts paid in settlement, Taxes, Liens, demands, notices of violation or non-compliance, directives, proceedings, investigations, orders, decrees or judgments relating to any Environmental Law, any Company or Subsidiary Environmental Permit or Hazardous Material, as the case may be.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Party” means any Person, group of related Persons, or group that includes any Person or group of related Persons from whom the Company has received a written Acquisition Proposal before 12:01 a.m. (Eastern time) on the No-Shop Period Start Date and with whom the Company Special Committee is having ongoing discussions or negotiations as of the No-Shop Period Start Date with respect to an Acquisition Proposal which is, or the Company Special Committee believes is reasonably likely to lead to, a Superior Proposal.

“Franchisee” shall mean a Person other than the Company or its Subsidiaries that is granted a right (whether directly by the Company or one of its Subsidiaries or by another Franchisee) to establish or operate or license others to establish or operate a business under any of the Brands or under the Western Sizzlin franchise system.

“Franchise Agreements” shall mean the franchise agreements (including franchise agreements, license agreements, satellite agreements, franchise development agreements, co-branding agreements, area development agreements, development incentive agreements together with all ancillary agreements) under which the Company or any of its Subsidiaries has or may grant any person the right to establish and operate a business under any of the Brands or under the Western Sizzlin franchise system.

“Fund” means any pooled investment vehicle (including each portfolio or series thereof, if any) for which the Company or any of its Subsidiaries acts as investment adviser, investment sub-adviser, manager, general partner or sponsor, whether or not registered or qualified for offer and sale to members of the public generally with any Governmental Authority.

“Governmental Authority” means collectively the SEC, state franchise authorities and all other federal, state, county, local or other governmental or regulatory courts, agencies, authorities (including taxing and self regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the parties and any of their respective Subsidiaries.

“Hazardous Material” means all substances, pollutants, chemicals, compounds and wastes regulated by, or may form the basis of liability under, any Environmental Laws and includes the meanings of all such terms in or under any Environmental Laws, including those defined as “pollutants,” “toxic substances,” “contaminants,” “hazardous substances,” “regulated wastes,” “special wastes,” or “hazardous wastes” under Environmental Laws and petroleum and any fraction thereof or substances otherwise potentially injurious to human health and the environment, including, without limitation, polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, asbestos, urea formaldehyde, mold or other toxic growth.

“Indenture” means that certain Indenture, to be entered into by and between Parent and Wells Fargo Bank, N.A., as trustee, in the form attached hereto as Exhibit C.

“Intellectual Property” means (i) all United States and international patents, patent applications and statutory invention registrations, all letters patent or equivalent rights and applications, including any reissue, extension, division, continuation or continuation-in-part applications throughout the world; (ii) trademarks, service marks, Internet domain names, trade dress, logos, trade names, corporate names, general use e-mail addresses and other source identifiers, together with (1) all national, foreign and state registrations, applications for registration and renewals and extensions thereof, (2) all common law rights related thereto, (3) all goodwill associated therewith, and (4) and all benefits, privileges, causes of action and remedies relating to any of the foregoing; and registrations and applications for registration thereof; (iii) all copyrights and copyright registrations and applications for registration thereof, certificates of copyright and copyrighted interests throughout the world, and all rights in mask works; (iv) computer software, programs and databases; and (v) trade secrets under all applicable Law, including know-how and confidential and proprietary information.

“Investment Advisory Agreement” means an agreement under which the Company or any of its Subsidiaries acts as an investment adviser or sub-adviser to, or manages any investment or trading account of, any Client.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge of the Company” or “Company’s Knowledge” (or words of similar import) means the actual knowledge, or awareness of the existence or absence of a fact or circumstance that would cause a reasonable person to make an inquiry with respect thereto, of the Company’s or any of its Subsidiaries' directors or executive officers.

“Knowledge of Parent” or “Parent’s Knowledge” (or words of similar import) means the actual knowledge, or awareness of the existence or absence of a fact or circumstance that would cause a reasonable person to make an inquiry with respect thereto, of Parent's directors or executive officers.

“Liens” means any mortgages, deeds of trust, hypothecations, liens (statutory or other), leases, subleases, encumbrances, conditional or installment sale agreements, security interests, pledges, deeds to secure debt, charges, options or any easement, right of way, license or other claims of third parties of any kind or encumbrance to title.

“Ordinary Course” means, with respect to a specified Person, the ordinary course of business of such Person and/or any of its Subsidiaries, consistent with past practice.

“Parent Expenses” means an amount equal to all documented out-of-pocket expenses and fees of Parent (including, without limitation, the Parent Special Committee) or Merger Sub (including, without limitation, all reasonable fees of counsel, accountants, experts and consultants, and all printing expenses), actually incurred or accrued by any of them or on their behalf in connection with the Merger and the transactions contemplated by this Agreement in an aggregate amount not to exceed One Million Dollars ($1,000,000.00).

“Parent Material Adverse Effect” means, when used in connection with Parent, any Effect that, individually or in the aggregate, is or is reasonably likely to be (i) materially adverse to the business, operations, properties, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries taken as a whole, or (ii) materially adverse to the ability of Parent to perform its obligations hereunder or under the Debentures or to consummate the transactions contemplated by this Agreement, except in each case for any such Effect resulting from, arising out of or relating to (a) the taking of any action or incurring of any expense in connection with this Agreement or any of the other transactions contemplated by this Agreement, (b) the entry into or announcement of this Agreement and the transactions contemplated thereby, (c) any change in or interpretations of (i) GAAP or (ii) any Law, (d) any change in interest rates or general economic conditions in the industries or markets in which the Company or any of its Subsidiaries operates, including the restaurant industry generally, or affecting the United States or foreign economies in general or in the United States or foreign financial, banking or securities markets (which changes do not affect Parent and its Subsidiaries to a materially disproportionate degree), (e) any action taken by the Company, any of its Subsidiaries or any of their respective directors, officers, stockholders or Affiliates, or (f) changes in the share price or trading volume of the common stock of Parent.  Parent Material Adverse Effect does not include any changes, events, conditions or effects relating solely to the Company or its Subsidiaries’ financial condition, results of operations or business.

“Parent Shares”  means the 1,322,806 shares of common stock of Parent, par value $0.50 per share, in the aggregate, beneficially owned by the Company and/or its Subsidiaries.

“Parent Special Committee” means the special committee of disinterested directors of Parent with authority delegated by the Board of Directors of Parent to evaluate a possible business combination involving the Company and its Subsidiaries and Parent.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves or accruals have been made, (ii) inchoate materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other liens created by Law, in each case arising in the Ordinary Course and not past due and payable or the payment of which is being contested in good faith by appropriate proceedings and for which adequate reserves or accruals have been made, (iii) with respect to the Leased Properties only, liens, security interests or encumbrances that have been placed on the fee estate in real property which do not terminate the Company's or applicable Subsidiary's rights under the applicable lease, sublease or other agreement in the event such liens, security interests or encumbrances are foreclosed or other statutory or contractual remedies related thereto are enforced, (iv) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations and for which the Company or Parent has made adequate accruals in the Company Financial Statements or Parent Financial Statements, as applicable, in accordance with GAAP, (v) zoning, entitlement and other land use regulations by Governmental Authorities, (vi) easements, survey exceptions, leases, subleases and other occupancy contracts, reciprocal easements, restrictions and other encumbrances on title to real property that do not (A) with respect to Leased Property, prevent or materially interfere with the use and operation of such real property as presently used and operated, contain any rights of forfeiture or reverter, grant any third parties the right to acquire all or any part of such real property or require the removal, alteration or relocation of any building, structures or improvements that are located on such real property and are material to the use and operation of such real property as presently used and operated, (B) with respect to Company Property, prevent or materially interfere with the Company's or any of its Subsidiaries' intended use and operation of such real property, materially impact the fair market value of such real property, contain any rights of forfeiture or reverter or grant any third parties the right to acquire all or any part of such real property or require the removal, alteration or relocation of any building, structures or improvements that are located on such real property and are material to the Company’s or any of its Subsidiaries’ intended use and operation or fair market value of such real property, or (vii) Liens described in Section 3.12(a)(i) of the Company Disclosure Schedule.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, firm, joint venture, syndicate, person, trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Purchase Price Adjustment” means an amount equal to (i) $0.00, if the average of the low and high prices as reported in the Wall Street Journal of a Parent Share on the date of the Parent Share Distribution (such average, the “Parent Share FMV”) is equal to or less than $12.00 per share, or (ii) if the Parent Share FMV is greater than $12.00 per share, the product of thirty-eight percent (38.0%) multiplied by the difference of (A) the amount of income recognized for federal income Tax purposes by the Company as a result of the Parent Share Distribution less (B) the amount of income that would have been recognized for federal income Tax purposes by the Company as a result of the Parent Share Distribution if the Parent Share FMV were $12.00 per share.

“Release” means the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Stockholder Approval” means the affirmative approval of the Merger by at least a majority of all the votes entitled to be cast on the matter by the holders of all outstanding shares of Common Stock as of the record date for the Stockholders’ Meeting.

“Subsidiary” or “Subsidiaries” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Superior Proposal” means an Acquisition Proposal that constitutes a written proposal or offer, except the references therein to “15%” shall be replaced by “51%”, which was not obtained in violation of Section 6.04, if and only if, the Company Board, upon the recommendation of the Company Special Committee, determines in good faith (after consultation with its financial advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, that the proposal (i) if consummated, would result in a transaction that is more favorable from a financial point of view to the Company Stockholders than the Merger and the other transactions contemplated hereby (taking into account any break-up fees, expense reimbursement provisions and conditions to consummation), and (ii) is reasonably capable of being completed without undue delay (based upon, among other things, the availability of financing, the expectation of obtaining required regulatory approvals, the identity and background of the Person making the proposal and the timing and conditions of closing).

“Tax Returns” shall mean any report, return, document, declaration or any other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any document with respect to or accompanying payments or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return document, declaration or other information.

“Tax Subsidiary” means any entity in which the Company owns a direct or indirect equity interest for federal income tax purposes of at least 10%, determined by either voting power or value.

“Taxes” means (i) all net income, gross income, gross receipts, value-added, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever imposed by any Governmental Authority, together with any interest, any penalties or additions to tax with respect thereto, and including any fees or penalties imposed on a Person in respect of any information Tax Return made to a Governmental Authority; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“WARN” means the Workers Adjustment and Retraining Notification Act, 29 U.S.C. Sec. 2101 et. seq., as amended, and any other similar state, local or government regulation or ordinance.

“Working Capital” means the aggregate of all consolidated inventory, accounts receivable, prepaid expenses and other current assets (including cash on hand or in deposit) of the Company and its Subsidiaries minus consolidated accounts payable, accrued expenses and other current liabilities (excluding current maturities of debt) of the Company and its Subsidiaries.

(b)     The following terms have the meaning set forth in the Sections set forth below:

DEFINED TERMS

Page
1940 Act	2
Acquisition Proposal	2
Action	25
Adverse Recommendation Change	59
Advisers Act	2
Affiliate	2
Agreement	1
Benefit Plans	25
Blue Sky Laws	22
Brands	45
Business Day	2
CERCLA	2
Certificate of Merger	1
Certificates	15
Client	2
Closing	12
Closing Date	12
Code	15
Common Stock	3
Company	1
Company Baseline Balance Sheet	23
Company Board	3
Company Charter	3
Company Disclosure Schedule	18
Company Fairness Opinion	43
Company Financial Statements	23
Company Material Adverse Effect	3
Company Option Plans	16
Company Properties	32
Company Property	32
Company Recommendation	56
Company SEC Reports	23
Company Special Committee	3
Company Stock Options	16
Company Stockholders	3
Company Termination Fee	71
Company’s Knowledge	5
Confidentiality Agreement	58
Debentures	3
Delaware Court	75
DGCL	1

Dissenting Shares	14
Effect	3
Effective Time	12
Electronic Notice	74
Environmental Consents	37
Environmental Laws	3
Environmental Liabilities	4
Environmental Permits	37
ERISA	4
ERISA Affiliate	29
Exchange Act	4
Exchange Agent	14
Exchange Ratio	13
Excluded Party	4
FCPA	42
Franchise Agreements	4
Franchise Funds	47
Franchisee	4
Fund	4
GAAP	3
Go-Shop Period	59
Governmental Authority	4
Grant Date	19
Hazardous Material	4
Indebtedness	39
Indenture	5
Intellectual Property	5
Investment Advisory Agreement	5
IRS	5
IT Systems	35
Knowledge of Parent	5
Knowledge of the Company	5
Law	21
Lease Documents	33
Leased Properties	33
Liens	5
Material Contracts	39
Merger	1
Merger Consideration	13
Merger Sub	1
Multiemployer Plan	30
Nonelectronic Notice	74
No-Shop Period Start Date	59
Option Exchange Fund	17
Option Merger Consideration	16
Ordinary Course	5

Outside Date	69
Parent	1
Parent Baseline Balance Sheet	51
Parent Benefit Plans	62
Parent Disclosure Schedule	48
Parent Expenses	6
Parent Fairness Opinion	52
Parent Financial Statements	51
Parent Material Adverse Effect	6
Parent SEC Reports	50
Parent Share Distribution	66
Parent Share FMV	7
Parent Shares	6
Parent Special Committee	6
Parent Termination Fee	72
PBGC	29
Per Share Distribution Amount	65
Permits	22
Permitted Liens	6
Person	7
Proxy Statement	32
Purchase Price Adjustment	7
Registration Statement	32
Release	7
Representative	59
SEC	7
Section 262	14
Securities Act	7
SOX	23
Stockholder Approval	7
Stockholders’ Meeting	56
Subsidiaries	7
Subsidiary	7
Superior Proposal	8
Supplier	43
Surviving Corporation	12
Surviving Corporation Bylaws	13
Surviving Corporation Charter	13
Tax Returns	8
Tax Subsidiary	8
Taxes	8
Termination Date	69
Title Report	66
Transaction Statement	32
UFOCs	45
Voting Agreements	1
WARN	8
Working Capital	8

ARTICLE II.
MERGER

SECTION 2.01.      The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL.

SECTION 2.02.      Closing; Effective Time.

(a)      Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.01 and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) shall take place (a) remotely via the electronic exchange of documents and signatures on such date as the Company and Parent shall mutually agree following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or if the parties do not so agree, on the second Business Day following satisfaction or waiver of such conditions or (b) at such other place, date or time as may be mutually agreed in writing by the Company and Parent.  The date of the Closing is referred to herein as the “Closing Date.”  The parties hereto acknowledge and agree that (i) all proceedings at the Closing shall be deemed to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed or delivered, and (ii) that the Closing shall be deemed to have taken place at the offices of Ice Miller LLP, One American Square, Suite 2900, Indianapolis, Indiana 46282-0200, at 10:00 a.m., Eastern time, on the Closing Date.

(b)      Subject to the terms hereof, at the Closing, the parties hereto shall cause the Certificate of Merger to be executed, acknowledged and filed with, delivered in the manner required by the DGCL to, and accepted for recording by, the Secretary of State of the State of Delaware and shall make all other filings and recordings required under the DGCL.  The “Effective Time” shall be the later of (i) the date and time of the acceptance for recording of the Certificate of Merger with the Secretary of State of the State of Delaware or (ii) such later time as may be agreed by Merger Sub and the Company in writing and specified in the Certificate of Merger.

SECTION 2.03.      Effect of the Merger.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).  From and after the Effective Time, the Surviving Corporation shall be a wholly-owned Subsidiary of Parent.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

SECTION 2.04.      Charter; Bylaws.

(a)      At the Effective Time, the Company Charter, as in effect immediately prior to the Effective Time, shall be amended in its entirety to be in the form of Exhibit D hereto, and as so amended, shall be the Certificate of Incorporation of the Surviving Corporation (the “Surviving Corporation Charter”) until thereafter amended as provided by Law and such Certificate of Incorporation.

(b)      At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation (the “Surviving Corporation Bylaws”) until thereafter amended as provided by Law, the Surviving Corporation Charter and such Bylaws.

SECTION 2.05.      Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time and such others as Parent shall have designated, if any, shall, from and after the Effective Time, be the directors of the Surviving Corporation, each to hold office in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws, and the officers of the Company immediately prior to the Effective Time shall continue to be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

SECTION 2.06.      Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)     Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares or any shares of Common Stock to be canceled pursuant to Section 2.06(b)) shall be canceled and shall be converted automatically (subject to Section 2.07) into the right to receive an amount per share in principal amount of Debentures at the rate determined by dividing (i) an amount equal to the difference of $22,959,000.00 less the Purchase Price Adjustment by (ii) the number of shares of Common Stock outstanding immediately prior to the Effective Time (the “Exchange Ratio”) or, if applicable, cash as set forth in Section 2.07 in lieu of such principal amount of Debentures, or such Debentures and such cash (together, such Debentures and such cash, the “Merger Consideration”);

(b)     Each share of Common Stock held in the treasury of the Company and each share of Common Stock owned by Merger Sub, Parent or any direct or indirect wholly-owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall automatically be canceled and retired without any conversion thereof, and no payment or distribution shall be made hereunder with respect thereto; and

(c)     Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, which shall constitute all of the issued and outstanding equity interests of the Surviving Corporation after the Effective Time of the Merger.

SECTION 2.07.      Merger Consideration Payable in Cash.  The Debentures to be issued by Parent to Company Stockholders pursuant to Section 2.06(a) are solely issuable in whole multiples of $1,000.  In the event that a Debenture to be issued to a Company Stockholder following the application of the Exchange Ratio set forth in Section 2.06(a) is not evenly divisible by 1,000, the amount in excess of the $1,000 principal amount of the Debenture or the next whole multiple thereof shall be paid to such Company Stockholder in cash as set forth in Section 2.09.  In the event that any Company Stockholder's portion of the Merger Consideration is less than $1,000 following the application of the Exchange Ratio set forth in Section 2.06(a), such Company Stockholder shall only be entitled to receive such Company Stockholder's portion of the Merger Consideration in cash, and such Company Stockholder shall not be entitled to receive a Debenture.

SECTION 2.08.      Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Common Stock issued and outstanding immediately prior to the Effective Time that are held by any Company Stockholder who has neither voted in favor of the adoption of this Agreement nor consented thereto in writing, is entitled to demand and properly demands appraisal of such shares in accordance with the provisions of Section 262 of the DGCL (“Section 262”), and who complies in all respects and has otherwise perfected and not withdrawn or lost his or her rights in accordance with Section 262 (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration as provided in Section 2.06(a) but instead, at the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each Company Stockholder holding Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive payment of the fair value of such shares in accordance with the provisions of Section 262.  Notwithstanding the foregoing, if any such Company Stockholder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such Company Stockholder is not entitled to the relief provided by Section 262, then the right of such Company Stockholder to be paid the fair value of such Company Stockholder’s Dissenting Shares under Section 262 shall cease, such Dissenting Shares shall no longer be deemed Dissenting Shares and each such Dissenting Share shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the portion of the Merger Consideration to which such Company Stockholder would otherwise be entitled under Section 2.06(a).  The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.  For the avoidance of doubt, holders of Dissenting Shares shall be entitled to receive the Per Share Distribution Amount with respect to shares of Common Stock held of record immediately prior to the Effective Time, irrespective of the exercise of appraisal rights pursuant to Section 262.

SECTION 2.09.      Surrender of Shares; Stock Transfer Books.

(a)     Prior to the Closing, Merger Sub shall designate a bank or trust company to act as exchange and paying agent (the “Exchange Agent”) for the payment or exchange, as applicable, of the Merger Consideration and the Option Merger Consideration (as defined below).

(b)     Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail or deliver to each Person who was, at the Effective Time, a holder of record of shares of Common Stock entitled to receive Merger Consideration pursuant to Section 2.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of Common Stock (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for effecting the surrender of the Certificates.  Upon surrender to the Exchange Agent of one or more Certificates, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive pursuant to the provisions of this Article II, and such Certificate shall then be canceled.  Until surrendered as contemplated by this Section 2.09(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive (i) the Merger Consideration, which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article II and (ii) the Per Share Distribution Amount, which the holder thereof has the right to receive with respect of such Certificate pursuant to Section 6.12.  If delivery of any portion of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of exchange that the Certificate so surrendered be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such transfer shall have paid all transfer and other Taxes required by reason of the delivery of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Taxes either have been paid or are not applicable.

(c)     If any holder of shares of Common Stock is unable to surrender such holder’s Certificates because such Certificates have been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit in form and substance and with surety as may be reasonably required by the Surviving Corporation.

(d)     Each of Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Common Stock or Company Stock Options (as defined below) such Taxes and other amounts as it reasonably determines is required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended through the date hereof (the “Code”), and the rules and regulations promulgated thereunder, or analogous provision of state or local Tax Law.  To the extent that amounts are so deducted, withheld and paid to the applicable taxing authority by the Surviving Corporation, Merger Sub or Parent, as the case may be, such deducted, withheld and paid amounts shall be treated for purposes of this Agreement as having been paid to the holder of the shares of Common Stock or the holder of the Company Stock Option in respect of which such deduction, withholding and payment was made by the Surviving Corporation, Merger Sub or Parent.  Each Company Stockholder and any other Person who may receive payments from Parent pursuant to this Agreement, simultaneously with the surrender to the Exchange Agent of its Certificates pursuant to Section 2.09(b), shall provide the Exchange Agent or the Parent, as applicable, any IRS Forms W-4, W-9 or other certificates or forms as may be specified in the form of Letter of Transmittal mailed to Company Stockholders by the Exchange Agent, if required, for the Exchange Agent, Parent, Merger Sub or the Surviving Corporation to meet its withholding obligations under any applicable Tax Law.  If appropriate forms are not submitted to Parent or the Exchange Agent, as applicable, the withholding to be made will be the maximum amount provided by applicable Tax Laws.

(e)           At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Common Stock on the records of the Company.  From and after the Effective Time, the holders of shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock except the right to receive the Per Share Distribution Amount pursuant to Section 6.12 and as otherwise provided herein or by applicable Law.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged as provided in this Article II.

SECTION 2.10.      Treatment of Options.

(a)     A list identifying each of the Company’s stock option plans, programs and arrangements (collectively, the “Company Option Plans”) and outstanding options to acquire shares of Common Stock under the Company Option Plans or any other outstanding stock option agreement (the “Company Stock Options”) is set forth in Section 2.10(a) of the Company Disclosure Schedule (such list to include the name of the Company Option Plan under which such options were issued, the holders thereof, the number of shares subject thereto and the exercise prices thereof).

(b)     No Company Option Plan nor any Company Stock Option shall be assumed by Parent or Merger Sub in connection with the Merger.

(c)     The Company shall take all necessary and appropriate actions so that, at the Effective Time, each outstanding Company Stock Option shall be fully vested and exercisable in accordance with its terms, and to the extent not theretofore exercised, the Company shall cause any Company Stock Option that is not exchanged as provided in Section 2.10(d) to be canceled at the Effective Time and no further Company Stock Options shall be granted.

(d)     Each Company Stock Option that is outstanding and unexercised as of the Effective Time and with respect to which the Merger Consideration is greater than the applicable exercise price per share of such Company Stock Option shall be cancelled in exchange for the right to receive a single lump sum cash payment, less any applicable withholding taxes, equal to the product of (i) the number of shares of Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (ii) the difference of the Merger Consideration minus the applicable exercise price per share of such Company Stock Option (the “Option Merger Consideration”).

(e)     On or before the Effective Time, Parent shall deposit with the Exchange Agent the Option Merger Consideration for the benefit of the holders of Company Stock Options (the “Option Exchange Fund”).  Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make payments of the Option Merger Consideration out of the Option Exchange Fund in accordance with this Agreement and the Certificate of Merger.  The Option Exchange Fund shall not be used for any other purpose.  Any and all interest earned on cash deposited in the Option Exchange Fund shall be paid to the Surviving Corporation.  The Option Merger Consideration paid with respect to Company Stock Options in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the canceled Company Stock Options, and on and after the Effective Time the holder of a Company Stock Option shall have no further rights with respect to any Company Stock Option, other than the right to receive the Option Merger Consideration as provided in this Section 2.10(d).  Any portion of the Option Exchange Fund which remains undistributed to the holders of Company Stock Options for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, and any holders of Company Stock Options prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Option Merger Consideration.  None of Parent, Merger Sub, the Surviving Corporation, the Company or the Exchange Agent, or any employee, officer, director, stockholder, partner, member, agent of Affiliate thereof, shall be liable to any Person in respect of the Option Merger Consideration if the Option Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

SECTION 2.11.      Supplementary Action.  If at any time after the Effective Time, any further assignments or assurances in Law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either Merger Sub or the Company, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered, in the name of and on behalf of either or both of Merger Sub or the Company, as appropriate, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

SECTION 2.12.      Aggregate Merger Consideration. Notwithstanding anything to the contrary contained herein, by virtue of the Merger and the other transactions contemplated by this Agreement, the Company Stockholders, in the aggregate and to the extent eligible under the terms of this Agreement, shall be entitled to receive no more than an amount equal to the difference of $22,959,000.00 less the Purchase Price Adjustment in cash and principal amount of Debentures.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule that has been prepared by the Company and delivered by the Company to Parent in connection with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub that:

SECTION 3.01.      Organization and Qualification; Subsidiaries.

(a)     Except as set forth in Section 3.01(a) of the Company Disclosure Schedule, each of the Company and each Subsidiary of the Company is an entity duly organized, validly existing and, in good standing (to the extent such concept is legally recognized) under the Laws of the jurisdiction of its incorporation or organization and, except for such failures that would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries has the requisite corporate, partnership or limited liability company power and corporate, partnership or limited liability company authority to own, lease and operate its properties and to carry on its business as it is now being conducted; and (ii) the Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation, limited liability company or partnership, as the case may be, to do business, and is in good standing (to the extent such concept is legally recognized) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

(b)     A complete and correct listing of each Subsidiary of the Company, together with the jurisdiction of incorporation or organization of such Subsidiary, each jurisdiction where such Subsidiary is licensed or qualified to do business and the percentage of the outstanding capital stock or other equity interests of such Subsidiary owned directly or indirectly by the Company is set forth on Section 3.01(b) of the Company Disclosure Schedule.  All outstanding shares of capital stock of, or other equity interests in, each such Subsidiary (i) have been duly authorized, validly issued and are fully paid and nonassessable; (ii) are owned directly or indirectly by the Company, free and clear of all Liens except as set forth on Section 3.01(b) of the Company Disclosure Schedule; (iii) are free of all other restrictions (including restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted; and (iv) were not issued in violation of any preemptive or similar rights.  Except as set forth in Section 3.01(b) of the Company Disclosure Schedule, as of the date of this Agreement, the Company does not directly or indirectly own any equity, voting or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person, other than marketable securities held directly or indirectly by Mustang Capital Management, LLC or Western Investments, Inc. in the Ordinary Course that do not exceed one percent (1%) of the voting power of the issuer of such securities.

SECTION 3.02.      Certificate of Incorporation and Bylaws.  The Company has heretofore made available to Parent a complete and correct copy of the Company Charter and the Company’s Bylaws and the Certificate of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of each Subsidiary of the Company.  Such Company Charter, Company’s Bylaws and Certificate of Incorporation, Bylaws or equivalent organizational documents of each Subsidiary are in full force and effect.  Neither the Company nor any Subsidiary is in violation of any of the provisions of the Company Charter, its Certificate of Incorporation, Bylaws or equivalent organizational documents.

SECTION 3.03.     Capitalization.

(a)     The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock.  As of the date hereof, (i) 2,840,384 shares of Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, and all of which were not issued in violation of and are not subject to any preemptive or similar rights; (ii) 9,099 shares of Common Stock are held in the treasury of the Company; (iii) no shares of Common Stock are held by any of the Company's Subsidiaries; (iv) 4,000 shares of Common Stock are subject to outstanding options, all of which are vested and exercisable in accordance with their terms; and (v) 40,000 shares of Common Stock remain available and are reserved for future issuance pursuant to employee stock options or stock incentive rights under the Company Option Plans.  The information contained in Section 2.10(a) of the Company Disclosure Schedule with respect to the Company Option Plans and Company Stock Options is true, correct and complete.  With respect to the Company Stock Options, (A) each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (B) each such grant was made in accordance with the terms of all applicable Laws, including the rules of the Company Option Plans and any exchange on which Company securities are traded, (C) the per share exercise price of each Company Stock Option was not less than the fair market value of a share of Common Stock on the applicable Grant Date, and (D) no Company Stock Option is an "incentive stock option" under Section 422 of the Code.

(b)     Except as set forth in Section 3.03(a), no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants, shares of deferred stock, restricted stock awards, stock appreciation rights, phantom stock awards or other rights to acquire any such stock or securities, or other similar rights issued by the Company that are linked to the value of the Common Stock or the value of the Company, any of its Subsidiaries, or any part thereof, are issued, reserved for issuance or outstanding.

(c)     All shares of Common Stock subject to issuance as set forth in Section 3.03(a), upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, and when the exercise or conversion price thereof has been paid, fully paid and nonassessable.  Except as set forth in this Section 3.03, there are no bonds, debentures, notes or other securities, instruments or obligations of the Company or any of its Subsidiaries, in each case, the value of which is based upon or derived from any capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or which has or which by its terms may have at any time (whether actual or contingent) the right to vote (or which is convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company Stockholders or the stockholders or other equity holders of any of the Company's Subsidiaries may vote.  Except as set forth in this Section 3.03, there are no securities, options, warrants, calls, rights or contracts of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or contract.

(d)     Except for the Voting Agreements, there are no outstanding contractual or other obligations of the Company or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or (B) vote or dispose of any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.  Except for the Voting Agreements, the Company is not a party to any voting agreement with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the Knowledge of the Company, except as may be disclosed in filings with the SEC on Schedule 13D, as of the date of this Agreement there are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.  The Company has not knowingly granted, and there is no and has been no Company policy or practice to grant Company Stock Options prior to, or otherwise coordinate the grant of Stock Options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.

SECTION 3.04.      Authority Relative to this Agreement.

(a)     The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including, without limitation, the Parent Share Distribution. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the performance by the Company of its obligations hereunder or to consummate the transactions contemplated hereby (other than, with respect to the consummation of the Merger, the Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL).  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b)     The disinterested members of the Company Board, after receiving the unanimous recommendation of the Company Special Committee, at a meeting duly called and held at which all of the directors of the Company were present, (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger and the Parent Share Distribution, are advisable and fair to and in the best interests of the Company Stockholders, and approved this Agreement and the transactions contemplated hereby, including the Merger, and (ii) unanimously directed that this Agreement, the Merger and the other transactions contemplated hereby be submitted to the Company Stockholders for their approval and adoption and resolved to recommend that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby.  The Stockholder Approval is the only vote of the holders of any class or series of the Company's capital stock required by applicable Law, the Company Charter and the Company's Bylaws to duly effect the approval and adoption of this Agreement and the transactions contemplated hereby.

SECTION 3.05.     No Conflict; Required Filings and Consents.

(a)     The execution and delivery of this Agreement by the Company do not, and the performance of its obligations under this Agreement by the Company will not, and the consummation of the Merger and the other transactions contemplated hereby by the Company will not, (i) conflict with or violate the Company Charter or the Company's Bylaws or other equivalent organizational documents of the Company or any of its Subsidiaries, (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken, conflict with or violate any statute, law, regulation, ordinance, rule or Governmental Authority judgment, order or decree (“Law”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or such Subsidiary is bound or affected, except for any conflicts or violations that would not reasonably be expected to have a Company Material Adverse Effect, or (iii) except as would not reasonably be expected to have a Company Material Adverse Effect, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or such Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any such Subsidiary is a party or by which the Company or such Subsidiary or any property or asset of the Company or such Subsidiary is bound or affected.

(b)     The execution and delivery of this Agreement by the Company do not, and the performance of its obligations under this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or other third party, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act and state securities or “blue sky” laws (“Blue Sky Laws”), (ii) as specified in Section 3.05(b) of the Company Disclosure Schedule, (iii) for the filing and recordation of appropriate merger documents as required by the DGCL, and (iv) such other consents, approvals, authorizations, permits, filings or notifications where such failure to be obtained (A) would not prevent or materially delay consummation of the Merger or (B) would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.06.      Permits; Compliance.

(a)     Each of the Company and its Subsidiaries is in possession and compliance with the terms of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, registrations, approvals and orders of, or filing with, any Governmental Authority necessary for each of the Company or such Subsidiary to lawfully own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”), except where the failure to have, or the suspension or cancellation of, any of the Permits would not have a Company Material Adverse Effect.  None of the Company or any of its Subsidiaries has received any notice of any action pending or threatened by any Governmental Authority to revoke, withdraw or suspend any Permit and no event has occurred or will occur in connection with the consummation of the transactions contemplated by this Agreement which, with or without the giving of notice, the passage of time, or both, has resulted in or would reasonably be expected to result in a violation, order or deficiency with respect to or a revocation, withdrawal or suspension of any Permit, except for any such events that have not and would not reasonably be expected to have a Company Material Adverse Effect.  The consummation of the transactions contemplated by this Agreement do not require any consent, approval, license, authorization, registration, certification, permit or any other action of any Governmental Authority or other third party relating to any Permit, except where the failure to obtain any such consent, approval, license, authorization, registration, certification, permit or for any such other action to occur would not reasonably be expected to have a Company Material Adverse Effect.

(b)     The conduct by the Company and its Subsidiaries of their respective businesses has been and is in compliance with all applicable Laws, with such exceptions as have not and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.07.      SEC Filings; Financial Statements.

(a)     The Company has timely filed or furnished all forms, reports, schedules, statements and documents required to be filed or furnished by it with the SEC since January 1, 2006 (the “Company SEC Reports”).  As of their respective dates or, if amended, as of the date of such amendment, the Company SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder applicable to such Company SEC Reports and, to the extent applicable, SOX (as defined below), and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2006 relating to the Company SEC Reports, together with all written responses of the Company thereto.  Except as set forth in Section 3.07 of the Company Disclosure Schedule, as of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by the Company from the SEC.  As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Reports is the subject of any ongoing review by the SEC.  Except as set forth in Section 3.07 of the Company Disclosure Schedule, no Subsidiary of the Company is required to file or furnish any form, report or other document with the SEC.

(b)     Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports (the “Company Financial Statements”) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year end adjustments, none of which are expected to be material).  Except to the extent disclosed or reserved against the Company’s most recent balance sheet (including the notes thereto) included in the Company SEC Reports (the “Company Baseline Balance Sheet”), neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise), except for liabilities incurred in the Ordinary Course that would not prevent or materially delay consummation of the Merger and would not reasonably be expected to have a Company Material Adverse Effect.

(c)     The Company is in compliance with the provisions of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated thereunder (collectively, “SOX”) applicable to it.

(d)           The principal executive officer of the Company and the principal financial officer of the Company each has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, as applicable, with respect to the Company SEC Reports, and the statements contained in such certifications were accurate as of the date they were made.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.  Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extension of credit” to directors or executive officers in violation of Section 402 of SOX.

(e)           Neither the Company nor any of its Subsidiaries is a party to, or has any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or any of its Subsidiaries published financial statements or other SEC Documents.

(f)           The Company maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) in compliance with the Exchange Act.  To the Knowledge of the Company, there are no significant deficiencies or material weaknesses in the Company's internal controls over financial reporting.

(g)           The Company maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) in compliance with the Exchange Act.

SECTION 3.08.      Absence of Certain Changes or Events.  Since the date of the Company Baseline Balance Sheet, except as contemplated or permitted by this Agreement, each of the Company and its Subsidiaries has conducted its business in the Ordinary Course, and there has not been:

(a)           any Effect, including damage to, destruction or loss of any asset of the Company or any of its Subsidiaries (whether or not covered by insurance), constituting or that would reasonably be expect to have a Company Material Adverse Effect;

(b)           any change by the Company in its financial or tax accounting methods, principles or practices;

(c)           any revaluation by the Company of any material asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the Ordinary Course;

(d)           any acquisition, exclusive license, sale or transfer of any material asset of the Company, other than in the Ordinary Course;

(e)           any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company, other than the Parent Share Distribution, or any redemption, purchase or other acquisition of any of its securities;

(f)           any material increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any of its Subsidiaries, except in the Ordinary Course; or

(g)          any negotiation or agreement by the Company to do any of the things described in this Section 3.08.

SECTION 3.09.      Absence of Litigation.  Except as set forth in Section 3.09 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, investigation or proceeding (an “Action”) pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any property or asset of the Company or any of its Subsidiaries or involving any present or former directors or officers of the Company in their capacities as such, before any Governmental Authority that has had or would, if adversely decided against the Company or its Subsidiaries, reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries nor any property or asset of the Company or such Subsidiary nor any of their present or former directors or officers is subject to any continuing order of, or consent decree, settlement agreement or similar written agreement with, any Governmental Authority, or any order, judgment, injunction or decree of any Governmental Authority, in each case, that has had or would reasonably be expected to have a Company Material Adverse Effect.  Except as set forth in Section 3.09 of the Company Disclosure Schedule, the Company has no Knowledge of any indemnification, breach of contract or similar claims against the Company or any of its Subsidiaries which are pending, or to the Knowledge of the Company, threatened, in each case in excess of $50,000 in amount, with respect to any acquisition or disposition by the Company or such Subsidiary of any assets or businesses.

SECTION 3.10.      Employees and Employee Benefit Plans.

(a)           General.

(i)           Section 3.10(a)(i) of the Company Disclosure Schedule lists all employee benefit plans and employment or severance agreements or other similar arrangements maintained, sponsored or otherwise contributed to by the Company or any ERISA Affiliate, or have been maintained or contributed to in the last six (6) years by the Company or any ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate has any liability or obligation for present or future payment of benefits for employees of the Company or any ERISA Affiliate, including any such employees who are employed outside the United States or with respect to which the Company or any ERISA Affiliate could have any liability (collectively, the “Benefit Plans”), including, without limitation, (A) any profit-sharing, deferred compensation, bonus, stock option, phantom stock, stock purchase, pension, retainer, consulting, retirement, severance, change of control, supplemental unemployment benefits, welfare or incentive plan, agreement or arrangement, (B) any plan, agreement or arrangement providing for “fringe benefits” or perquisites to employees, officers, directors or agents, (C) any hospitalization, health, welfare, dental, disability, life insurance, health or dependent care flexible spending account, or other benefit plan, or (D) any other “employee benefit plan” within the meaning of Section 3(3) of ERISA.

(ii)          The Company has delivered to Parent true, correct and complete copies of all Benefit Plans listed in Section 3.10(a)(i) of the Company Disclosure Schedule including (without limitation) (A) all amendments thereto and all related trust documents, benefits booklets, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Benefit Plan; (B) all IRS determination, opinion, notification and advisory letters, and any pending applications and correspondence to or from the IRS or the Department of Labor with respect to any such application or letter; (C) all material written communications by the Company or any ERISA Affiliate to any employee or employees (including, without limitation, summary plan descriptions and summary annual reports) or written communications received by the Company or any ERISA Affiliate from employees in the last two (2) years relating to any Benefit Plan and any proposed Benefit Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company or any ERISA Affiliate; (D) nondiscrimination test reports for each applicable Benefit Plan for the most recent plan year; (E) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Benefit Plan for the most recent plan year; and (F) all reports, forms and other documents required to be filed with any Governmental Authority in the last three (3) years (including, without limitation, Forms 5500 and all schedules and financial statements attached thereto for all Benefit Plans subject to ERISA).  Neither the Company nor any ERISA Affiliate has any express or implied commitment (x) to create, incur liability with respect to or cause to exist any other material employee benefit plan, program or arrangement, (y) to enter into any contract or agreement to provide compensation or benefits to any individual other than in the Ordinary Course, or (z) to modify, change or terminate any Benefit Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable Law.

(iii)         The Benefit Plans have been operated in material compliance in all respects with their terms and the applicable provisions of ERISA, the regulations and authorities thereunder, and all other Laws applicable to the Benefit Plans.  There are no actions, investigations, legal proceedings, or other claims or suits (other than claims for benefits in the Ordinary Course) pending or, to the Knowledge of the Company, threatened against the Benefit Plans or their assets or arising out of the Benefit Plans which would reasonably be expected to result in material liability to the Company or its Subsidiaries.  The Company and its Subsidiaries have performed all obligations required to be performed by them under, and are not in default under or in violation of, and the Company has no Knowledge of any default or violation by any party to, any Benefit Plan.

(iv)         Neither the Company, any of its Subsidiaries, any ERISA Affiliate nor any Benefit Plan has, or would reasonably be expected to have, by reason of the transactions contemplated by this Agreement, to make any payment, whether by way of acceleration of vesting or otherwise, that could be classified as a “parachute payment” within the meaning of Code Section 280G.  Neither Parent, Merger Sub or the Company will be precluded from deducting, for federal income tax purposes, any payment, whether or not listed on Section 3.10(a)(iv) of the Company Disclosure Schedule, which are or may be made by, from or with respect to any Benefit Plan, to any employee, former employee, director or agent of the Company or any ERISA Affiliate, either alone or in conjunction with any other payment, by reason of such payment’s characterization as an excess parachute payment under Section 280G of the Code.

(v)         No Benefit Plan is subject to the terms of any collective bargaining agreement.

(vi)        All contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with their terms have been timely made or will be made prior to Closing.  The Company or any ERISA Affiliate has not provided, nor is it required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code.

(vii)       There has been no amendment to, announcement by the Company or any ERISA Affiliate relating to, or change in employee participation of coverage under, any Benefit Plan which would increase materially the expense of maintaining such Benefit Plan above the level of the expense incurred therefor for the most recent fiscal year.

(viii)      Except as set forth on Section 3.10(a)(viii) of the Company Disclosure Schedule, neither the execution nor delivery of this Agreement, nor the consummation or performance of any of the transactions contemplated herein, will (either alone or together with any other event): (i) result in any material payment (including, without limitation, any material bonus, severance, unemployment compensation, forgiveness of indebtedness, or golden parachute payment) becoming due to any current or former employee, officer or director of the Company or any Subsidiary, (ii) increase any material benefit otherwise payable under any Benefit Plan, or (iii) result in the material acceleration of the time of payment, vesting or funding, of any such benefit.

(ix)        The Company or any Subsidiary has not classified any individual as an “independent contractor” or of similar status who, according to a Benefit Plan or the applicable Laws of the jurisdiction, should have been classified as an employee of any of the Company or any Subsidiary.  The Company or any Subsidiary does not have any material liability by reason of any employee of the Company or Subsidiary being improperly excluded from participating in any Benefit Plan.

(x)         No stock or other security issued by the Company or an ERISA Affiliate forms or has formed a part of the assets of any Benefit Plan.

(xi)        Except as disclosed on Section 3.10(a)(xi) of the Company Disclosure Schedule, each Benefit Plan that is subject to Code Section 409A has been administered in compliance with Code Section 409A or, to the extent that it has not been administered in compliance with Code Section 409A, can be corrected without any inclusion in income of any employee of the Company or its Subsidiaries, and the regulations and other guidance issued thereunder, and no compensation shall be includable in the gross income of any employee of the Company or Subsidiary as a result of the operation of Code Section 409A with respect to any arrangements or agreements in effect prior to the Closing Date solely as a result of a documentary or operational failure under Code Section 409A occurring prior to the Effective Time.

(xii)       To the Knowledge of the Company, all Benefit Plans, substantially all of the participants of which are non-resident aliens of the United States, comply in all material respects with all applicable local Laws.  With respect to any Benefit Plan, substantially all of the participants of which are non-resident aliens of the United States, the Company or any ERISA Affiliate has not (nor will have as a consequence of the Merger) any liability to make payment to any pension plan as a result of any deficiency or shortfall in the funding of such plan.

(xiii)      Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to the Company or any Subsidiary (other than benefit claims and administration expenses in the Ordinary Course).

(xiv)      No Benefit Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by statute, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (in writing) to any employee (either individually or to employees as a group) or any other person that such employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

(xv)       The Company and its Subsidiaries have maintained workers' compensation coverage as required by applicable state Law through purchase of insurance and not by self insurance or otherwise.

(b)          Qualified Plans.  Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code and any trust maintained pursuant thereto has received a determination letter or opinion letter to such effect and that any such trust is exempt from federal income taxation under Section 501(c) of the Code, and nothing has occurred or failed to occur with respect to the amendment or the operations of the Benefit Plans which is reasonably likely to cause the loss of such qualification or exemption.  The Company, any of its Subsidiaries, any ERISA Affiliates, or any Benefit Plan has not engaged in any prohibited transaction (within the meaning of Section 4975 of the Code) or party-in-interest transaction (within the meaning of Section 406 of ERISA) with respect to any Benefit Plan that could subject the Company or its Subsidiaries to any material taxes, penalties or other liabilities under Section 4975 of the Code or Section 502(i) of ERISA.

(c)           Title IV Plans.  With respect to each Benefit Plan subject to Title IV of ERISA (other than a Multiemployer Plan) in which the Company, any Subsidiary of the Company or any trade or business (whether or not incorporated) that is a member of a group of which the Company or any Subsidiary of the Company is a member and with which the Company or any Subsidiary of the Company is under common control within the meaning of Section 414(b), (c) or (m) of the Code (an “ERISA Affiliate”), within the five years prior to the date of this Agreement, (i) neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has withdrawn from such Benefit Plan as a “substantial employer” (as defined in Section 4001(a) (2) of ERISA), (ii) neither the Company nor any Subsidiary of the Company nor any ERISA Affiliate has filed a notice of intent to terminate any such Benefit Plan or adopted any amendment to treat any such Benefit Plan as terminated, (iii) the Pension Benefit Guaranty Company (“PBGC”) has not instituted an Action to terminate any such Benefit Plan, (iv) no material reportable event (as described in Section 4043 of ERISA) (other than those events as to which the thirty day notice period is waived) has occurred with respect to any such Benefit Plan and (v) for plan years beginning before 2008, no amendment with respect to which security was required under Section 307 of ERISA has been made.  No accumulated funding deficiency, whether or not waived, exists with respect to any such Benefit Plan.  Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has incurred any material liability to the PBGC with respect to any Benefit Plan subject to Title IV of ERISA, other than for the payment of premiums, all of which have been paid when past due.  No such Benefit Plan has applied for or received a waiver of the minimum funding standards imposed by Section 412 of the Code.  With respect to the actuarial report furnished to Parent under Section 3.10(a)(ii) above, the information supplied to the actuary by the Company and its ERISA Affiliates for use in preparing the report was complete and accurate and neither the Company nor any ERISA Affiliate has any reason to believe that the conclusions expressed in that report are incorrect.  No event has occurred since the date of any such actuarial report that had, or is likely to have, a materially adverse effect on the ratio of plan assets to the actuarial present value of plan obligations for accumulated benefits shown in the report.  No event has occurred and no condition exists that would subject the Company or any of its Subsidiaries to any liability imposed under Section 4069 of ERISA.

(d)           Multiemployer Plans.  Neither the Company, any of its Subsidiaries nor any ERISA Affiliate participates or has participated in the six years prior to the date of this Agreement in any multiemployer plan, as defined under Section 3(37) of ERISA (a “Multiemployer Plan”).  Neither the Company, any of its Subsidiaries or any ERISA Affiliate has incurred any withdrawal liability, within the meaning of Section 4201 of ERISA to any Multiemployer Plan nor does the Company, any of its Subsidiaries or any ERISA Affiliate have any potential withdrawal liability arising from a transaction described in Section 4204 of ERISA that has not been paid in full as of the date hereof.  All required contributions, withdrawal liability payments or other payments of any type that the Company any of its Subsidiaries or any ERISA Affiliate have been obligated to make to any Multiemployer Plan have been duly and timely made.  Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has undertaken any course of action that would reasonably be expected to lead to a complete or partial withdrawal from any Multiemployer Plan.  Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has received notice from the PBGC or from any Multiemployer Plan to the effect that any such plan is in reorganization within the meaning of Section 4241 of ERISA.

(e)           The Company, each of its Subsidiaries and each ERISA Affiliate have materially complied, such that no material liability would reasonably be expected to result to the Company, any of its Subsidiaries or any ERISA Affiliate as a result of the failure to so comply, with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder, including, without limitation, the “M&A regulations” issued as Treasury Regulations § 54.4980B-9, with respect to each Benefit Plan that is, or was during any taxable year of the Company, any of its Subsidiaries or any ERISA Affiliate for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.  Each Benefit Plan has been operated in compliance with the applicable continuation requirements of applicable state Law mandating health insurance continuation coverage for employees of the Company or Subsidiary.

(f)           Labor Matters.

(i)           With respect to the employees of the Company and its Subsidiaries, (A) within the twelve months prior to the date of this Agreement, there has not been pending nor, to the Knowledge of the Company, any threatened strike, slowdown, stoppage, organizational effort, picketing, handbilling activity, representation or certification campaign, grievance, arbitration, administrative hearing, or claim of unfair labor practice, not including workers’ compensation claims, (B) there is no pending or, to the Company’s Knowledge, threatened Action for wrongful discharge, Action for employment discrimination, Action for sexual harassment or other Action involving an employment dispute of any nature against the Company or any of its Subsidiaries; (C) neither the Company nor any of its Subsidiaries are a party to any collective bargaining agreement or other contract with any labor union or any other similar organization, no labor union or similar organization currently represents the employees of the Company or its Subsidiaries, and to the Knowledge of the Company, no labor union or similar organization, or any employees of the Company or any of its Subsidiaries have taken any action with respect to organizing the employees of the Company or its Subsidiaries; and (D) the Company has not, in the two years prior to the date of this Agreement, effectuated a “plant closing” or “mass layoff” as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries without complying with the notice requirements and other provisions of WARN which could cause any liability to the Company or any of its Subsidiaries with respect to the employees of the Company or any of its Subsidiaries.

(ii)          The Company and its Subsidiaries are in material compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining, individual and collective consultation, notice of termination, redundancy and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any of its Subsidiaries and are not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.  The Company and its Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary, overtime pay or any other form of compensation that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation or order by, any Governmental Authority relating to employees or employment practices.  There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted and is now pending or, to the Company’s Knowledge, threatened with respect to the Company.  There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted and is now pending or, to the Company’s Knowledge, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any of its Subsidiaries have employed or employ any person.  No inquiry or investigation affecting the Company or any of its Subsidiaries has been made and is now pending or, to the Company’s Knowledge, threatened by the Commission for Racial Equality, the Equal Employment Opportunity Commission or any similar body.

(iii)         Except as set forth in Section 3.10(f)(iii) of the Company Disclosure Schedule, the employment of each of the employees of the Company or any of its Subsidiaries is terminable at will, without cause or prior notice.  Neither the consummation of the Merger nor any termination of employment of any employees of the Company or any of its Subsidiaries will result in or give rise to (A) any liability to make any severance, retention, termination, change of control, “golden parachute,” or any other payment to present or former employees; or (B) the acceleration of any other rights or benefits to any present or former employee, whether pursuant to a Benefit Plan, Law, contract or otherwise.  There are no customs, established practices or discretionary arrangements of the Company or any of its Subsidiaries in relation to the termination of employment of any of its employees (whether voluntary or involuntary).  Neither the Company nor any of its Subsidiaries has any outstanding liability to pay compensation for loss of office or employment or a redundancy payment to any present or former employee.  There is no term of employment of any employee of the Company or any of its Subsidiaries which shall entitle that employee to treat the consummation of the Merger as amounting to a breach of his or her contract of employment or entitling him or her to any payment or benefit whatsoever or entitling him or her to treat himself or herself as redundant or otherwise dismissed or released from any obligation.

SECTION 3.11.      Registration Statement; Proxy Statement; Transaction Statement.  The information relating to and provided by the Company and its Subsidiaries, or their respective representatives, to be contained in the registration statement on Form S-4 to be filed with the SEC by Parent for the purpose of registering the offer and sale of the Debentures to be issued in the Merger (the “Registration Statement”), and the information included or incorporated by reference in the proxy statement to be sent to the Company Stockholders in connection with the Stockholders’ Meeting (as it may be amended or supplemented, the “Proxy Statement”) and in the transaction statement on Schedule 13e-3 under Section 13(e) of the Exchange Act and Rule 13(e)-3 thereunder (the “Transaction Statement”), shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the Company Stockholders and at the time of the Stockholders' Meeting, with respect to the Proxy Statement and the Transaction Statement, and, at the date it is declared effective, with respect to the Registration Statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Merger Sub or any of Parent’s or Merger Sub’s representatives for inclusion or incorporation by reference in the Proxy Statement, the Registration Statement or the Transaction Statement.  The Proxy Statement and the Transaction Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

SECTION 3.12.      Property and Leases.

(a)           (i) Section 3.12(a)(i) of the Company Disclosure Schedule sets forth a correct and complete list and address of all interests in real property owned by the Company and its Subsidiaries as of the date of this Agreement (all such real property, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as “Company Property” and collectively referred to herein as the “Company Properties”).  Each of the Company and its Subsidiaries own fee simple title to each of the Company Properties in which it has an interest, in each case free and clear of any Liens, title defects, contractual restrictions, covenants or reservations of interests in title, except for (i) Permitted Liens, and (ii) matters set forth in Section 3.12(a)(i) of the Company Disclosure Schedule.  Except as set forth in Section 3.12(a)(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notice that the Company or the applicable Subsidiary has violated any Law applicable to the ownership or operation of the Company Properties or any covenants, conditions, easements or restrictions of record affecting any of the Company Properties, which violation has not been cured and, if not cured, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  Except as set forth in Section 3.12(a)(i) of the Company Disclosure Schedule, there are no leases, subleases, occupancy agreements, options to purchase or rights of first refusal with respect to the Company Properties and there are no parties in possession of the Company Properties other than the Company and its Subsidiaries.

(ii)          Section 3.12(a)(ii) of the Company Disclosure Schedule lists each interest in real property leased (including ground leases) or subleased as of the date of this Agreement by the Company and any of its Subsidiaries (collectively, the “Leased Properties”).  True, correct and complete copies of all leases, subleases and each amendment and assignment of interest related thereto executed by the Company or any of its Subsidiaries or, to the extent the Company or any of its Subsidiaries has received written notice of such assignment, by the landlords or fee simple title holders with respect thereto prior to the date of this Agreement concerning the Leased Properties (“Lease Documents”) have been made available to Parent.  The Company or one of its Subsidiaries has the right to use and occupancy of the Leased Property for the full term of the lease or sublease relating thereto, subject to the terms of the Lease Documents.  Each such lease or sublease is a legal, enforceable and binding agreement of the Company or a Subsidiary thereof and, to the Knowledge of the Company, each of the other parties thereto, and there is no, nor has the Company or any of its Subsidiaries received notice of any, default by the Company or a Subsidiary thereof (or any condition or event, which, after notice or a lapse of time or both would constitute a default thereunder by the Company or a Subsidiary thereof), which has not been cured and, if not cured, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries have Knowledge of any default by any other party to a Lease Document which has not been cured and, if not cured, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  Except for the Permitted Liens or as set forth in Section 3.12(a)(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has assigned its interest under any such lease or sublease or sublet any part of the premises covered thereby or mortgaged or otherwise encumbered any interest in any such lease or leasehold.

(iii)         Each Company Property and Leased Property, has received all approvals of Governmental Authorities (including licenses and Permits) required in connection with the ownership or lease, as applicable, and operation thereof, except where the failure to receive such approvals would not reasonably be expected to have a Company Material Adverse Effect, and have been operated and maintained in all material respects in accordance with applicable Laws.  There are no pending or, to the Knowledge of the Company, threatened condemnation proceedings with respect to the Company Property or, to the Knowledge of the Company, the Leased Property that would materially adversely affect the use, occupancy or value thereof.

(b)           Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to all the personal and non-real properties and assets reflected in their books and records as being owned by them, free and clear of all Liens, except for Permitted Liens.

(c)           The Company has no Knowledge of any physical damage to any Company Properties that has had or would reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.13.      Intellectual Property.

(a)           Each of the Company and its Subsidiaries own, license or otherwise possess legally enforceable rights to use and fully exploit all Intellectual Property used in the conduct of its business.

(b)           Section 3.13(b) of the Company Disclosure Schedule contains a complete and accurate list of all (i) registered patents and patent applications, (ii) registered trademarks, trademark applications, unregistered trademarks, service marks, and trade names, (iii) copyrights and copyright registrations and applications for registration of copyrights, (iv) domain name registrations, and (v) registrations and applications for registration of industrial designs, mask works or other industrial rights owned by the Company, specifying as to each such item, as applicable: (A) the owner of the item, (B) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (C) the respective issuance, registration, or application number of the item, (D) the date of application or issuance or registration of the item; and (E) the status of any such registration or application (e.g., pending, cancelled or abandoned).

(c)           All of the registered patents, industrial design registrations, trademark and service mark registrations, copyright registrations, mask work registrations and domain name registrations indicated in Section 3.13(b) of the Company Disclosure Schedule are valid and in full force, are held of record in the name of the Company free and clear of all Liens and other claims (including by way of example and not limitation, claims of joint authors or inventors), and are not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity.  Except as set forth in Section 3.13(c) of the Company Disclosure Schedule, the Company or the applicable Subsidiary is the applicant of record in all patent applications, and applications for trademark, service mark, trade dress, industrial design, copyright, mask work and domain name registration indicated in Section 3.13(b), and no opposition, extension of time to oppose, interference, rejection, or refusal to register has been received in connection with any such application.

(d)           Section 3.13(d) of the Company Disclosure Schedule contains a complete and accurate list of each license, sublicense, consent, settlement, joint development, collaboration or other agreement (whether written or otherwise) pertaining to the use, development or modification of any Intellectual Property used by the Company or any of its Subsidiaries, or by which the Company or any of its Subsidiaries licenses or otherwise authorizes a third party to use Intellectual Property owned by the Company or such Subsidiary, other than the Franchise Agreements.  Neither the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any other party to such agreements is in breach of or default under any such license or other agreement and except as set forth on Section 3.13(d) of the Company Disclosure Schedule, each such license or other agreement is now and immediately following the Closing shall be valid and in full force and effect.

(e)           To the Knowledge of the Company, the business operations of each of the Company and its Subsidiaries as currently conducted, including but not limited to the design, development, use, import, manufacture and sale of the products, technology or services of the Company and each such Subsidiary, do not infringe, dilute, misappropriate or otherwise violate the Intellectual Property of any third party, or constitute unfair competition or trade practices under the Laws of any jurisdiction.  Neither the Company nor any of its Subsidiaries has any pending claims that a third party has violated or infringed any of the Company's Intellectual Property.

(f)           To the Knowledge of the Company, there has been no unauthorized disclosure, publication or other release of the trade secrets or other confidential or proprietary information of the Company or any of its Subsidiaries.

(g)           The information technology systems owned, licensed, leased, operated on behalf of, or otherwise held for use in the business by the Company or any of its Subsidiaries, including all computer hardware, software, firmware and telecommunications systems used in the businesses of Company and its Subsidiaries (the “IT Systems”), are operated and maintained in a commercially appropriate manner, including without limitation, by installing and operating appropriate network and workstation security firewall systems and screening the IT Systems, and the components thereof, for the presence of known computer software viruses.  Each of the Company and its Subsidiaries has taken commercially appropriate steps to provide for the archival and restoration of the critical business data of the Company and such Subsidiary in the event of a disaster.

SECTION 3.14.      Taxes.  Except as set forth in Section 3.14 of the Company Disclosure Schedule:

(a)           All federal Tax Returns and all other Tax Returns required to be filed by or on behalf of the Company or any of its Tax Subsidiaries have been properly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns, as amended, are accurate and complete in all material respects.  Except as and to the extent publicly disclosed by the Company in the Company SEC Reports, (i) all Taxes payable by or on behalf of the Company or any of its Tax Subsidiaries (whether or not shown in a Tax Return) have been fully and timely paid or adequately provided for in accordance with GAAP, and (ii) adequate reserves or accruals for Taxes have been provided in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing or for which Taxes are being contested in good faith.  Neither the Company nor any of its Tax Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force and no request for any such waiver or extension is currently pending.  Section 3.14 of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is payable by or on behalf of the Company or any of its Subsidiaries and with whom Tax Returns are required to be filed by or on behalf of the Company or any of its Subsidiaries.

(b)           No audit or other proceeding by any taxing authority is ongoing or pending with respect to any Taxes due from or with respect to any Tax Subsidiary, and there is no dispute with respect to any liability for Taxes of the Company or any Tax Subsidiary either claimed or raised, or to the Knowledge of the Company, threatened in writing.

(c)           The Company and its Tax Subsidiaries (i) have complied in all respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes; and (ii) have duly and timely withheld from any compensation payable and from distributions to any stockholder or payments to any creditor and have paid over to the appropriate taxing authorities all amounts required to be withheld and paid over on or prior to the due date thereof under all applicable Laws.

(d)           Neither the Company nor any of its Tax Subsidiaries has received written notice from any taxing authority in a jurisdiction in which the Company or such Tax Subsidiary does not file a Tax Return stating that the Company or such Tax Subsidiary is or may be subject to taxation by that jurisdiction.

(e)           Neither the Company nor any of its Tax Subsidiaries (i) is a party to any Tax sharing, Tax indemnity or similar agreement or arrangement, other than any agreement or arrangement between the Company and any of its Tax Subsidiaries, pursuant to which it will have any obligation to make any payments after the Closing and (ii) has any liability for the Taxes of any Person other than the Company and its Tax Subsidiaries (x) under Treasury Regulation §1.1502-6 (or similar provision of state, local or foreign law), (y) as transferee or successor or (z) by contract.

(f)           Within the past two years, neither the Company nor any Tax Subsidiary has distributed stock of another Person in a transaction intended to be governed by Section 355 of the Code, nor has the stock of the Company or any Tax Subsidiary been distributed in transaction intended to be governed by Section 355 of the Code.

(g)           Neither the Company nor any Tax Subsidiary has engaged in a "reportable transaction" as defined in Treasury Regulation Section 1.6011-4, or any transaction that is the same as, or substantially similar to, any "listed transactions" as defined in Treasury Regulation Section 1.6011-4(b)(2).

(h)           Neither the Company nor any Tax Subsidiary has been at any time a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

(i)           Neither the Company nor any Subsidiary (i) has elected to change, or is required to change, a method of accounting for Tax purposes pursuant to Section 481 of the Code or otherwise that will have a continuing effect following the Closing or (ii) is the subject of any closing agreement with respect to Taxes that will have continuing effect following the Closing.

(j)           The Company and its Tax Subsidiaries have not made any payments and are not obligated to make any payments, nor are the Company and its Tax Subsidiaries a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under either Sections 280G or 162(m) of the Code.

(k)           There are no excess loss accounts, deferred intercompany transactions, or other items of income, gain, loss, deduction or credit of the Company and its Tax Subsidiaries under the federal consolidated return regulations or other comparable or similar provisions of state law that must be recognized or may be triggered as a result of the consummation of the transactions contemplated by this Agreement.

SECTION 3.15.      Environmental Matters.

(a)           Each of the Company and its Subsidiaries and the Company Properties are in compliance in all material respects with all Environmental Laws and Environmental Permits (as defined below).

(b)           Each of the Company and its Subsidiaries possesses and maintains all material Permits required by Environmental Laws (collectively, “Environmental Permits”) in connection with their ownership of the Company Properties and in connection with the operation of their business as it is now conducted.  There is no Action pending, or to the Knowledge of the Company, threatened, that seeks revocation, cancellation, withdrawal, suspension or any adverse modification of such Environmental Permits.  The Company and its Subsidiaries have timely filed all applications necessary to renew such Environmental Permits, except where the failure by the Company to timely file any such application would not reasonably be expected to have a Company Material Adverse Effect.  The consummation of the transactions contemplated by this Agreement do not require any consent, approval, license, authorization, registration, certification, permit or any other action of any Governmental Authority in connection with Environmental Laws or other third party relating to any Environmental Permit (collectively, “Environmental Consents”), except where the failure to obtain such Environmental Consents would not reasonably be expected to have  a Company Material Adverse Effect.

(c)           None of the Company, any of its Subsidiaries, the Company Properties or the Leased Properties is subject to any pending or, to the Knowledge of the Company, threatened Environmental Liabilities, which would reasonably be expected to result in the Company or any of its Subsidiaries incurring a material Environmental Liability.

(d)           With respect to the Company Properties and the Leased Properties, neither the Company nor any of its Subsidiaries has arranged for the treatment, storage or disposal of or otherwise caused to be treated, stored or disposed of any Hazardous Material, (i) with respect to which they have received any written notice of any actual or potential Environmental Liabilities which have not been resolved in all material respects, or (ii) to the Knowledge of the Company, at any off-site location listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or any other list, schedule, log, inventory or record, which is publicly available, searchable and maintained by a Governmental Authority with respect to sites where there has been a Release or threatened Release of Hazardous Materials.

(e)           No Release of Hazardous Material has occurred on, at or under any Company Property since the acquisition of the Company Property by the Company or since the leasing of the Leased Property by the Company or any of its Subsidiaries, which would reasonably be expected to result in the Company or any of its Subsidiaries incurring a material Environmental Liability.

(f)           Neither the Company nor any of its Subsidiaries has received any written request for information from any Governmental Authority, pursuant to Section 104(e) of CERCLA or any similar Environmental Law, which would reasonably be expected to result in the Company or any of its Subsidiaries incurring a material Environmental Liability.

(g)           The Company and its Subsidiaries have made available to Parent true and complete copies of all environmental audits and other material environmental documents and reports, studies, analysis, tests or monitoring in their possession or control relating to the Company Properties, the Leased Properties and their Environmental Liabilities.

(h)           To the Company’s Knowledge, except as set forth in this Agreement, there is no information in the possession or control of the Company or any of its Subsidiaries that discloses facts or circumstances with respect to the Company Properties, the Leased Properties or the business of the Company and its Subsidiaries that would reasonably be expected to result in material Environmental Liabilities.

(i)           Except as set forth in Section 3.15(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has retained or assumed by contract any material Environmental Liabilities.

(j)           To the Knowledge of the Company, there are no Hazardous Materials present at any of the Company Properties or the Leased Properties, including any Hazardous Materials contained in barrels above ground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water or any other part of any of the Company Properties or the Leased Properties, or incorporated into any structure therein or thereon, which would reasonably be expected to result in the Company or any of its Subsidiaries incurring a material Environmental Liability.

SECTION 3.16.      Material Contracts.

(a)           Section 3.16(a) of the Company Disclosure Schedule contains, as of the date of this Agreement, a complete and accurate listing of the following contracts, agreements, commitments, leases, licenses, arrangements, instruments and obligations, whether written or oral (and, if oral, a complete and accurate summary thereof), to which the Company or any Subsidiary of the Company is a party, together with all amendments, waivers or other changes thereto (such contracts being “Material Contracts”):

(i)           each contract, agreement, commitment, lease, license, arrangement, instrument and/or obligation which is reasonably likely to involve payments in excess of $50,000 in any one case or $100,000 in the aggregate by or to the Company or any Subsidiary of the Company, other than any Franchise Agreement;

(ii)          all collective bargaining agreements, employment and consulting agreements, independent contractor agreements, severance agreements, director or officer indemnification agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and similar plans, group life insurance, hospitalization insurance or other similar plans or arrangements maintained for or providing benefits to employees of, or independent contractors or other agents for, the Company or any Subsidiary of the Company;

(iii)         all broker, distributor, dealer, manufacturer’s representative, agency, sales promotion, market research, marketing consulting and advertising or marketing contracts and agreements in excess of $50,000 in any one case;

(iv)        all contracts and agreements relating to (A) any indebtedness (which does not include accounts payable incurred in the Ordinary Course), notes payable (including notes payable in connection with acquisitions), accrued interest payable or other obligations for borrowed money, whether current, short-term, or long-term, secured or unsecured, of the Company or any of its Subsidiaries in excess of $50,000 in the aggregate, (B) any purchase money indebtedness or earn-out or similar obligation in respect of purchases of property or assets by the Company or any of its Subsidiaries, (C) any lease obligations of the Company or any of its Subsidiaries under leases which are capital leases in accordance with GAAP, (D) any financing of the Company or any of its Subsidiaries effected through “special purpose entities” or synthetic leases or project financing, (E) any obligations of the Company or any of its Subsidiaries in respect of banker’s acceptances or letters of credit (other than stand-by letters of credit in support of Ordinary Course trade payables), (F) any obligation or liability of the Company or any of its Subsidiaries with respect to interest rate swaps, collars, caps, currency derivatives and similar hedging obligations in excess of $50,000 in the aggregate, or (G) any guarantee of any of the foregoing (the liabilities and obligations referred to in (A) through (G) above, “Indebtedness”) or any Liens upon any properties or assets of the Company or any Subsidiary of the Company as security for such Indebtedness;

(v)         all contracts and licenses relating to the Intellectual Property, other than those entered into in connection with Franchise Agreements in the Ordinary Course;

(vi)        all contracts and agreements that (A) limit the ability of the Company and/or any Subsidiary or affiliate of, or successor to, the Company and/or any Subsidiary, or, to the Knowledge of the Company, any executive officer of the Company and/or any Subsidiary, to compete in any line of business or with any Person or in any geographic area or during any period of time, (B) require the Company and/or any Subsidiary or affiliate of, or successor to, the Company and/or any Subsidiary to use any supplier or third party for all or substantially all of any of its material requirements or need in any respect, (C) limit or purport to limit the ability of Company and/or any Subsidiary or affiliate of, or successor to, the Company and/or any Subsidiary to solicit any customers or clients of the other parties thereto, (D) require the Company and/or any Subsidiary or affiliate of, or successor to, the Company and/or any Subsidiary to provide to the other parties thereto “most favored nation” pricing, or (E) require the Company and/or any Subsidiary or affiliate of, or successor to, the Company and/or any Subsidiary to market or co-market any products or services of a third party;

(vii)       all joint venture contracts, partnership arrangements or other agreements outside the Ordinary Course involving a sharing of profits, losses, costs or liabilities of any Person by the Company or any Subsidiary with any third Person;

(viii)      all powers of attorney and proxies entered into by or granted to the Company or any of its Subsidiaries, whether limited or general, revocable or irrevocable;

(ix)         each contract otherwise described in this Section 3.16(a) containing any provisions (A) contemplating or relating in any way to a change in control or similar event with respect to the Company or any one or more of its Subsidiaries or otherwise having the effect of providing that the consummation of the Merger or any of the other transactions contemplated by this Agreement or the execution, delivery or effectiveness of this Agreement will materially conflict with, result in a violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, such contract or give rise under such contract to any right of, or result in, a termination, right of first refusal, material amendment, revocation, cancellation or material acceleration, or a loss of a material benefit or the creation of any Lien upon any of the properties or assets of the Company, Parent or any of their respective Subsidiaries, or to any increased, guaranteed, accelerated or additional rights or material entitlements of any Person, or (B) prohibiting or imposing any restrictions on the assignment of all or any portion of such contract by Subsidiaries, including provisions requiring consent or approval of, or notice to, any Person in the event of a change in control of the Company or any of its Subsidiaries to any other Person (without regard to any exception permitting assignments to Subsidiaries or affiliates);

(x)          all contracts, agreements and arrangements entered into by the Company or any of its Subsidiaries and any other Person providing for the acquisition by the Company or such Subsidiary (including by merger, consolidation, acquisition of stock or assets or any other business combination) of any corporation, partnership, other business organization or division or unit thereof or any material amount of assets of such other Person, and information identifying the maximum amounts, if any, that are still payable or potentially payable to any other Person under such contracts, agreements and arrangements pursuant to any post-closing adjustment to the purchase price (including under any “earnout” or other similar provision);

(xi)         all confidentiality, non-disclosure and/or standstill agreements entered into by the Company or any of its Subsidiaries (other than in the Ordinary Course) except those which have expired by their terms; and

(xii)        all other contracts, agreements, commitments, leases, licenses, arrangements, instruments and/or obligations, whether or not made in the Ordinary Course, which are material to the Company and its Subsidiaries, the conduct of the business thereof, or the termination or cancellation of which would have or would reasonably be expected to have a Company Material Adverse Effect.

(b)           The Company has made available to Parent and Merger Sub true, complete and correct copies of all Material Contracts, together with all amendments, waivers or other changes thereto, and has been given a written summary of all oral Material Contracts.  Each Material Contract is in full force and effect (except for those Material Contracts that have expired in accordance with their terms) and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the Knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the Knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity, except as would not reasonably be expected to have a Company Material Adverse Effect.  Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, and except for matters that have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) none of the Company or any of its Subsidiaries is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect under any Material Contract, (ii) to the Knowledge of the Company, none of the other parties to any such Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, (iii) neither the Company nor any of its Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such Material Contract whether as a termination or cancellation for convenience or for default of the Company or any of its Subsidiaries and (iv) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall constitute a default under, or give rise to cancellation rights under, or otherwise adversely affect any of the Company’s rights under any Material Contract.

SECTION 3.17.      Insurance.  Section 3.17 of the Company Disclosure Schedule contains a true and complete list of all material policies of liability, theft, fidelity, business interruption, key man life, fire, product liability, worker’s compensation and other forms of insurance held by the Company or any of its Subsidiaries in effect as of the date of this Agreement.  True and complete copies of each such insurance policy have been made available to Parent.  With respect to each policy of insurance listed on Section 3.17 of the Company Disclosure Schedule, all such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.  There is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed.  Such policies are sufficient for compliance with (a) all requirements of applicable Laws and (b) all contracts to which the Company is a party, and such policies are valid, outstanding and enforceable.  To the Company’s Knowledge, the Company has not been refused any insurance with respect to its or any of its Subsidiaries' assets or operations, and its coverage has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last five years.

SECTION 3.18.      State Takeover Statutes.  The approval by the Company Board and the Company Special Committee of this Agreement, the Merger and the other transactions contemplated hereby constitutes approval of this Agreement, the Merger and the other transactions contemplated hereby for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that Section 203 of the DGCL does not and will not apply to the execution, delivery, performance and consummation of this Agreement, the Merger and the other transactions contemplated hereby.

SECTION 3.19.      Foreign Corrupt Practices Act.  Neither the Company nor any of its Subsidiaries (including any of their officers or directors) nor, to the Knowledge of the Company, any of their respective agents, distributors, employees or other Person associated with or acting on their behalf has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery law applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United States (collectively, the “FCPA”), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

SECTION 3.20.      Affiliate Contracts and Affiliated Transactions.  Except as set forth in Section 3.20 of the Company Disclosure Schedule or as described in the Company SEC Reports filed prior to the date hereof, no officer or director of the Company or of any Subsidiary of the Company (or, to the Company’s Knowledge, any family member of any such Person who is an individual or any entity in which any such Person or any such family member owns a material beneficial interest) or any Person owning 5% or more of the Common Stock is a party to any material contract, agreement, commitment, lease, license, arrangement, instrument, obligation, transaction or understanding with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets, in each case that are required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

SECTION 3.21.      Brokers and Other Expenses.  No broker, investment banker, financial advisor or other Person, other than B. Riley & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by the Company Special Committee on behalf of the Company.  Section 3.21 of the Company Disclosure Schedule sets forth the amount of any broker’s fees, financial advisors’ or other similar fees payable by the Company in connection with the Merger or the other transactions contemplated by this Agreement, other than fees payable to B. Riley & Co.

SECTION 3.22.      Fairness Opinion.  Prior to the execution of this Agreement, B. Riley & Co. has delivered to the Company Special Committee its written opinion (the “Company Fairness Opinion”) to the effect that, as of the date thereof and based upon and subject to the matters set forth therein and in reliance thereon, the Merger Consideration to be received by the Company Stockholders in the Merger, after giving effect to the Parent Share Distribution is, in the aggregate, fair to the Company Stockholders from a financial standpoint.  As of the date of this Agreement, the Company Fairness Opinion has not been withdrawn, revoked, waived, amended, modified or supplemented in any respect.

SECTION 3.23.      Suppliers.  Except as set forth in Section 3.23 of the Company Disclosure Schedule, no supplier of the Company or any of its Subsidiaries has provided more than 5% of the products and supplies required for the operation of the respective business of the Company or such Subsidiary during the most recently completed fiscal year and the subsequent interim period.  None of the suppliers listed in Section 3.23 of the Company Disclosure Schedule (each, a “Supplier) has canceled or otherwise terminated, or made any written threat to the Company or such Subsidiary to cancel or otherwise terminate, its relationship with the Company or such Subsidiary, or has decreased materially its services or supplies to the Company or such Subsidiary.  The Company has not received written notice, and the Company has no reason to believe, that the Company and its Subsidiaries will experience any material difficulty in obtaining, in the desired quantity and quality, the raw materials or supplies required for the operation of their respective businesses.  Neither the Company nor any of its Subsidiaries has engaged in any fraudulent conduct with respect to any of the Suppliers.

SECTION 3.24.      Books and Records.  The books, records and accounts of the Company and its Subsidiaries, in all material respects (a) have been maintained in accordance with good business practices on a basis consistent with prior years; (b) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; and (c) accurately and fairly reflect the basis for the financial statements contained in the Company SEC Reports.

SECTION 3.25.       Broker-Dealer, Fund and Investment Advisory Matters.

(a)           Mustang Capital Management, LLC is duly registered as an investment adviser with the SEC and has made required notice filings and obtained such investment adviser registrations required by each other applicable Governmental Authority pursuant to applicable Law and such registrations are in full force and effect.  Mustang Capital Management, LLC is in compliance with all applicable federal, state and foreign Laws requiring such registration, licensing or qualification, and is not subject to any liability or disability by reason of the failure to be so registered, licensed or qualified.  There is no Action pending or, to the Knowledge of the Company, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of such registration, license or qualification.

(b)           None of the Company, any of its Subsidiaries, or any of their respective officers or employees, is or is required to be registered, licensed or qualified as a broker-dealer, futures commission merchant, commodity trading advisor, commodity pool operator, registered principal, registered representative, insurance agent, salesperson, or in any other capacity, with the SEC or any securities or insurance commission or other Governmental Authority as required by applicable Law.

(c)           Neither the Company nor any Subsidiary (i) is an “investment company” within the meaning of the 1940 Act, or (ii) serves in any capacity described in Section 9(a) or 9(b) of the 1940 Act with respect to any investment company registered under the 1940 Act or any company required to be registered as an investment company under the 1940 Act.

(d)           With respect to Mustang Capital Management, LLC, (i) such person is not (taking into account any applicable exemption) ineligible pursuant to Section 203(e) of the Advisers Act to act as an investment adviser, (ii) no “person associated” (as defined in Section 202(a)(17) of the Advisers Act) with such person is (taking into account any applicable exemption) ineligible under Section 203(f) of the Advisers Act to serve as a “person associated” with an investment adviser, and (iii) there is no Action pending and served on the Company or any Subsidiary of the Company or, to the Company’s Knowledge, pending and not so served or threatened by any Governmental Authority, which would result in (A) the ineligibility under such Section 203(e) of such person to act as an investment adviser or (B) the ineligibility under such Section 203(f) of such “person associated” with such person to serve as a “person associated” with an investment adviser.

(e)           The Company has not received written notice of, any violations of any of the above.

(f)           Mustang Capital Management, LLC has at all times since January 1, 2004 rendered investment advisory services to all Clients and to investment Funds in compliance with all requirements, if any, as to investment objectives, portfolio composition and portfolio management, the terms of the applicable Investment Advisory Agreement, written instructions from such Clients and Funds, offering memoranda, applicable law and, to the Company’s Knowledge, the organizational documents of such Clients and Funds.

SECTION 3.26.      Franchises.

(a)           True and complete copies of all Franchise Agreements in effect as of the date hereof relating to any of the following brands:  “Western Sizzlin,” “Western Sizzlin Wood Grill,” “Great American Steak & Buffet” and “Quincy Steakhouses” (the “Brands”) have been delivered or made available to Parent.  The Company and its Subsidiaries have had, at all relevant times, the corporate, partnership or limited liability company power and authority and legal right to enter into and carry out the terms of each Franchise Agreement.  Except set forth in Section 3.26(a) of the Company Disclosure Schedule, the Company’s and its Subsidiaries' existing Franchise Agreements (i) do not obligate the Company or any of its Subsidiaries to buy or otherwise acquire the stock, assets or contractual rights of any Franchisee, (ii) do not impose on the Company or any if its Subsidiaries an obligation to guarantee any Franchisee’s lease obligations, third party financing obligations or any other material obligations to third parties, and (iii) impose on Franchisees an obligation to comply with all applicable Laws.  Except as set forth on Section 3.26(a) of the Company Disclosure Schedule, no Person holds any option or right to acquire from the Company or any of its Subsidiaries any Franchise Agreements.  Except as set forth in Section 3.26(a) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has granted any sub-franchising or developmental rights to any of the Brands which remain in force.  All of the Franchise Agreements are legal, valid and binding agreements, enforceable against the Company or its Subsidiary party thereto, as applicable, and to the Knowledge of the Company, enforceable against each Franchisee thereunder, subject to any Franchisee’s bankruptcy, insolvency, receivership or similar proceeding under state or federal law; there are no existing material defaults by the Company or any of its Subsidiaries thereunder; no event has occurred which (with notice, or lapse of time, or both) would constitute a material default by the Company or any of its Subsidiaries thereunder or which would permit any Franchisee to terminate its Franchise Agreement, or that would otherwise, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  To the Knowledge of Company, there have been no fees received by the Company or any of its Subsidiaries pursuant to a Franchise Agreement that are currently, or which with the execution of this Agreement, the consummation of the transactions contemplated hereby, the passage of time, or the giving of notice, or both, would be subject to a claim for refund by a Franchisee.  Section 3.26(a) of the Company Disclosure Schedule specifies each Franchisee that, to the Knowledge of Company, (i) is in default under a Franchise Agreement; (ii) has received notice from the Company or any of its Subsidiaries during the past twelve months that such Franchisee is or was in default under such Franchise Agreement; or (iii) is the subject of a case under the U.S. Bankruptcy Code or any other bankruptcy, insolvency, receivership or similar case or proceeding under state or federal law.  Each Franchise Agreement entered into since January 1, 2006, is substantially similar to the form of Franchise Agreement incorporated into the Uniform Franchise Offering Circular or, as applicable, the franchise disclosure document (collectively, the “UFOCs”) that was issued to the Franchisee contemporaneously with the sale of the franchise by the Company or any of its Subsidiaries to the Franchisee.  Except as set forth in Section 3.26(a) of the Company Disclosure Schedule, the Company’s rights under its Franchise Agreements have not been subordinated to the interests of a Franchisee’s lender and no provision regarding the calculation and payment of royalty fees in any Franchise Agreement has been waived, altered or modified in any material respect.  Except as set forth in Section 3.26(a) of the Company Disclosure Schedule, since January 1, 2006, no Franchise Agreement has been rescinded or terminated prior to its stated expiration date; and to Company’s Knowledge, no basis for any demand of rescission, set-off, credit, reduction in payment required to be made pursuant to the terms of any Franchise Agreement, counterclaim or defense exists or has been asserted or threatened with respect to any Franchise Agreement.  Except as set forth in Section 3.26(a) of the Company Disclosure Schedule, no notices of default have been issued by the Company or any of its Subsidiaries with respect to any Franchise Agreement for a default which has not been cured, and none of the Company or any of its Subsidiaries has waived any default by a Franchisee which would materially and adversely affect any Franchise Agreement.  Since January 1, 2006, all offers and sales of Franchise Agreements, and terminations or non-renewals of Franchise Agreements have complied in all material respects with applicable Law and the terms of the respective Franchise Agreements.

(b)           Since January 1, 2006, the Company and its Subsidiaries have prepared and maintained each of their previous and current UFOCs for the Brands in an accurate manner and in accordance with applicable Law, have filed and maintained their UFOCs in all states or other jurisdictions in which the Company or any of its Subsidiaries offered or sold franchises which required filing, registration and/or approval prior to offers or sales of franchises in such states or other jurisdictions and have not failed to file any required amendments, updates or renewals on a timely and accurate basis.  The Company has provided or made available to Parent prior to the date hereof, copies of all material correspondence since January 1, 2006 relating to the registration and renewals of the UFOCs in the applicable states or other jurisdictions.  Since January 1, 2006, the respective officers and directors of the Company and each of its Subsidiaries, and to the Knowledge of the Company, the respective employees, agents and Representatives of the Company and each of its Subsidiaries have not furnished any materials or information which are in any way inconsistent with any "earnings claim" information or “financial performance representations” set forth in Item 19 of the UFOCs, as that term is defined by federal and state franchising laws, or which would otherwise constitute "earnings claims" or “financial performance representations” as so defined.

(c)           Except as set forth in Section 3.26(c) of the Company Disclosure Schedule, there are no other Material Contracts or special arrangements with any Franchisee other than as set forth in the respective Franchise Agreements or as disclosed in the UFOCs.

(d)           Except as set forth in Section 3.26(d) of the Company Disclosure Schedule, since January 1, 2006, none of the Company or any of its Subsidiaries have maintained any advertising funds requiring any Franchisee to make payments to the Company or any of its Subsidiaries or to an advertising fund for use in connection with national or regional advertising, and neither the Company nor any of its Subsidiaries has required any Franchisee to participate in any national, regional, or local advertising cooperatives (collectively, “Franchise Funds”).  The Company and each of its Subsidiaries have since January 1, 2006 complied in all respects with all agreements governing the Franchise Funds.  The only covenants or agreements governing the Franchise Funds are contained in the Franchise Agreements or disclosed in the UFOCs.  Since January 1, 2006, the Franchise Funds and all monies paid thereto have been collected, accounted for, allocated and used in accordance with the Franchise Agreements or as disclosed in the UFOCs.  The Company has provided Parent with all copies of documents pertaining to the Franchise Funds as well as all documents relating to any Franchisee advisory councils, any local advertising cooperatives, Franchisee associations, or related organizations affecting any of the Brands.  To the Company’s Knowledge, there are no allegations that any of the expenditures from the Franchise Funds have been used for or applied to anything other than as expressly permitted by the terms and conditions of each Franchise Agreement or were otherwise improperly collected, accounted for, maintained, used or applied. Except as described in Section 3.26(d) of the Company Disclosure Schedules, to the Company’s Knowledge, no franchise association (either independent or Company sponsored) is currently in place.  The organization of a franchise association is not currently contemplated by the Company, nor, to the Company’s Knowledge, any Franchisee.

(e)           Section 3.26(e) of the Company Disclosure Schedule contains a description of any contract, agreement, arrangement, commitment, instrument, plan, practice, authorization, understanding, obligation or other undertaking of any kind or character under which the Company or any of its Subsidiaries receives rebates, discounts or other remuneration from suppliers of goods or services to its Franchisees.  The Company and each of its Subsidiaries has complied in all material respects with all contractual obligations governing such entity's receipt and disclosure of such rebates, discounts or other remuneration from such suppliers.  Neither the Company nor any of its Subsidiaries is a guarantor or otherwise a party to any agreement pursuant to which it agreed to become directly or contingently liable for any obligation of any Franchisee.

(f)           The Company has maintained all files, books and records relating to the Franchise Agreements and franchise system which are sufficiently complete and accurate in all material respects.  Section 3.26(f) of the Company Disclosure Schedule includes a list of each of the current Operations Manuals utilized by the Franchisees for each Brand, and true and complete copies of such Operations Manuals have been provided by the Company to Parent.

(g)           There are no written or oral contracts, agreements, arrangements, commitments, instruments, plans, practices, authorizations, understandings, obligations or other undertakings of any kind or character with independent sales representatives, contractors, brokers or consultants under which the Company or any of its Subsidiaries has authorized any Person to sell or promote franchises on behalf of the Company or any of its Subsidiaries or agreed to rebate or share amounts receivable under any Franchise Agreement.

(h)           Neither the execution of this Agreement nor the consummation of the transactions contemplated herein, including the Merger, would result in a violation of or a default under, or give rise to a right of termination, modification, cancellation, rescission or acceleration of any obligation or loss of material benefits under, any Franchise Agreement.

(i)            Except as set forth in Section 3.26(i) of the Company Disclosure Schedule, there is no Action pending, or to the Knowledge of Company, threatened against or involving the Company or any of its Subsidiaries with respect to any of its Franchisees, and to the Company’s Knowledge, there is no basis for any such Action.  To the Company’s Knowledge, there is no Action pending or threatened against any Franchisee which is reasonably likely to require or cause the Company or any of its Subsidiaries to be joined as a party thereto or which otherwise is reasonably likely to have a Company Material Adverse Effect.

(j)            Except as set forth in Section 3.26(j) of the Company Disclosure Schedule, no Franchisee of the Company has (i) since January 1, 2009, paid royalty payments or other payments owed to the Company or any of its Subsidiaries in installments or otherwise on a schedule other than as set forth in the Franchisee's Franchise Agreement and (ii) since January 1, 2009, made a royalty payment or other payment owed to the Company or any of its Subsidiaries more than fifteen (15) days after such payment became due.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule that has been prepared by Parent and delivered by Parent to the Company in connection with the execution and delivery of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

SECTION 4.01.      Corporate Organization.  Parent is a corporation duly organized and in existence under the Laws of the State of Indiana, for which all reports required to be filed with the Indiana Secretary of State have been filed, and for which no articles of dissolution have been filed with the Indiana Secretary of State.  Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not prevent or materially delay consummation of any of the transactions contemplated hereby, or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement.

SECTION 4.02.      Authority Relative to This Agreement.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the performance by Parent and Merger Sub of their respective obligations hereunder or to consummate the transactions contemplated hereby (other than, with respect to the consummation of the Merger, the filing and recordation of appropriate merger documents as required by the DGCL).  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

SECTION 4.03.      No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, and the consummation of the transactions contemplated hereby by Parent and Merger Sub will not, (i) conflict with or violate the certificate of incorporation or bylaws or other equivalent organizational documents of either Parent or Merger Sub, (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken, conflict with or violate, in any material respect, any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound, or (iii) result in any material breach of, or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of any of the transactions contemplated hereby or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement.

(b)           The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of their obligations under this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, (ii) the filing and recordation of appropriate merger documents as required by the DGCL and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of any of the transactions contemplated hereby, or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement.

SECTION 4.04.      Registration Statement; Proxy Statement; Transaction Statement.  The information relating to and provided by Parent and Merger Sub to be contained in the Registration Statement, the Proxy Statement and the Transaction Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the Company Stockholders and at the time of the Stockholders’ Meeting, with respect to the Proxy Statement and the Transaction Statement, and, at the date it is declared effective, with respect to the Registration Statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading.  Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its Subsidiaries or Representatives for inclusion or incorporation by reference in the Registration Statement, the Proxy Statement or the Transaction Statement.  The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder.

SECTION 4.05.      SEC Filings; Financial Statements.

(a)           Parent has timely filed or furnished all forms, reports, schedules, statements and documents required to be filed or furnished by it with the SEC since January 1, 2006 (the “Parent SEC Reports”).  As of their respective dates or, if amended, as of the date of such amendment, the Parent SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder applicable to such Parent SEC Reports and, to the extent applicable, SOX, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by Parent from the SEC.  As of the date of this Agreement, to the Knowledge of Parent, none of the Parent SEC Reports is the subject of any ongoing review by the SEC.

(b)      Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports (the “Parent Financial Statements”) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year end adjustments, none of which are expected to be material).  Except to the extent disclosed or reserved against the Parent’s most recent balance sheet (including the notes thereto) included in the Parent SEC Reports (the “Parent Baseline Balance Sheet”), neither Parent nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise), except for liabilities incurred in the Ordinary Course that would not prevent or materially delay consummation of the Merger and would not reasonably be expected to have a Parent Material Adverse Effect.

(c)      Neither Parent nor any of its Subsidiaries is a party to, or has any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries the Parent Financial Statements.

SECTION 4.06.      Absence of Certain Changes or Events.  Since the date of the Parent Baseline Balance Sheet, except as permitted by this Agreement, each of Parent and its Subsidiaries has conducted its business in the Ordinary Course and there has not occurred any Effect, including damage to, destruction or loss of any asset of Parent or any of its Subsidiaries (whether or not covered by insurance), constituting or that would reasonably be expect to have a Parent Material Adverse Effect.

SECTION 4.07.      Absence of Litigation.  Except as set forth in Section 4.07 of the Parent Disclosure Schedule, there is no Action pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, any property or asset of Parent or any of its Subsidiaries or involving any present or former directors or officers of Parent in their capacities as such, before any Governmental Authority that individually or in the aggregate has had or would, if adversely decided against Parent or its Subsidiaries, reasonably be expected to have a Parent Material Adverse Effect.  Neither Parent nor any of its Subsidiaries nor any property or asset of Parent or such Subsidiary nor any of their present or former directors or officers is subject to any continuing order of, or consent decree, settlement agreement or similar written agreement with, any Governmental Authority, or any order, judgment, injunction or decree of any Governmental Authority, in each case, that has had or would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.08.      Ownership of Merger Sub; No Prior Activities.  Merger Sub is a direct wholly-owned Subsidiary of Parent.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.  All the issued and outstanding shares of capital stock of Merger Sub are owned of record and beneficially by Parent.

SECTION 4.09.      Brokers.  Other than Duff & Phelps, LLC no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 4.10.      Fairness Opinion.  Prior to the execution of this Agreement, Duff & Phelps, LLC has delivered to the Parent Special Committee its written opinion (the “Parent Fairness Opinion”) to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the transactions contemplated by this Agreement are fair to Parent from a financial standpoint.  As of the date of this Agreement, the Parent Fairness Opinion has not been withdrawn, revoked, waived, amended, modified or supplemented in any respect.

SECTION 4.11.      Books and Records.  The books, records and accounts of Parent and its Subsidiaries, in all material respects (a) have been maintained in accordance with good business practices on a basis consistent with prior years; (b) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries; and (c) accurately and fairly reflect the basis for the financial statements contained in the Parent SEC Reports.

ARTICLE V.
CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01.      Conduct of Business by the Company Pending the Merger.  The Company covenants and agrees that, between the date of this Agreement and the Effective Time or, if earlier, the date on which this Agreement is terminated in accordance with its terms, unless Parent shall otherwise agree in writing and except as specifically permitted or required by this Agreement, the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the Ordinary Course and in material compliance with all applicable Laws.  The Company agrees to use its reasonable best efforts to preserve intact the current business organization of the Company and its Subsidiaries, to keep available the services of its current officers, employees and consultants of the Company and its Subsidiaries, to preserve the current relationships of the Company and its Subsidiaries with franchisees, customers, suppliers, licensors, licensees, distributors and others having business dealings with the Company or any of its Subsidiaries.  By way of amplification and not limitation, except as expressly contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the earlier of the Effective Time or the date this Agreement is terminated in accordance with its terms, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

(a)      amend or propose to amend or otherwise change the Company Charter or Bylaws of the Company or similar organizational documents of the Company or any of its Subsidiaries;

(b)      except pursuant to rights under any Company Stock Option, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, any other ownership interest (including, without limitation, any “phantom” interest), of the Company or any of its Subsidiaries;

(c)      declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock other than the Parent Share Distribution pursuant to Section 6.12;

(d)      reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Company’s or any of its Subsidiary’s capital stock or securities directly or indirectly convertible into, or exercisable or exchangeable for such capital stock, except for redemptions or purchases required under Company Option Plans in accordance with their present terms;

(e)      (i) acquire (including, without limitation, by merger, share exchange, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money in excess of $50,000 in the aggregate or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person (or enter into any “keep-well” or other agreement to maintain the financial condition of any Person having the same economic effect) other than in the Ordinary Course, or make any loans or advances, or grant any security interest in any of its assets other than a purchase money security interest; (iii) enter into, materially amend or terminate any Material Contract other than in the Ordinary Course; or (iv) dispose of any assets or properties with a fair market value in excess of $50,000 in the aggregate (other than inventory or any obsolete assets or properties);

(f)      materially revalue any assets or make any material changes to its accounting policies or procedures except as required by GAAP;

(g)      make any amendments to the terms of any outstanding debt or equity security (including any Company Stock Option) or any Company Option Plan, other than as may be necessary, in the sole discretion of the Company Board or the Company Special Committee, to consummate the transactions contemplated by this Agreement;

(h)      make any loan, advance or capital contribution to, or otherwise make any investment in, any Person other than loans or advances to, or investments in, wholly-owned Subsidiaries of the Company existing on the date of this Agreement in the Ordinary Course and other than portfolio investments for the accounts of the investment Subsidiaries of the Company in the Ordinary Course and not involving investments that have the purpose or effect of influencing control of any Person;

(i)      sell, lease, license, encumber or otherwise dispose of, or subject to any Lien, any of its assets, other than (i) sales of inventory in the Ordinary Course, (ii) portfolio sales for the account of the investment Subsidiaries of the Company in the Ordinary Course, and (iii) other dispositions in the Ordinary Course so long as the aggregate value of all assets so disposed does not exceed $50,000;

(j)      (i) grant to any current or former director, officer, employee or consultant any increase in compensation, severance, termination pay or fringe or other benefits, (ii) enter into any new or amend (including by accelerating rights or benefits under) any existing, employment, consulting, indemnification, change of control, severance or termination agreement with any current or former director, officer, employee or consultant, or (iii) establish, adopt or become obligated under any new Benefit Plan or collective bargaining agreement or amend (including by accelerating rights or benefits under) any such Benefit Plan or arrangement in existence on the date hereof;

(k)      settle or compromise any pending or threatened Action (i) involving potential payments by or to the Company or any of its Subsidiaries of more than $50,000 in the aggregate, (ii) that admit liability or consent to non-monetary relief, or (iii) that otherwise have or would reasonably be expected to have a Company Material Adverse Effect;

(l)      pay, discharge or satisfy any other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the Ordinary Course, (ii) cancel any Indebtedness in excess of $50,000 in the aggregate, (iii) waive or assign any claims or rights of substantial value, or (iv) waive any benefits of, or agree to modify in any respect, or fail to enforce, or consent to any matter with respect to which consent is required under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(m)      (i) make or rescind any tax election, (ii) take any material tax position or settle or compromise any claim, action, suit, arbitration, investigation, audit, examination, litigation, proceeding (whether judicial or administrative) or matter in controversy relating to taxes, (iii) make any material change to its method of reporting income, deductions or other tax items for tax purposes, or (iv) file any amended Tax Returns;

(n)      enter into any license with respect to Intellectual Property unless such license is non-exclusive and entered into in the Ordinary Course;

(o)      enter into any new line of business;

(p)      make any capital expenditures in excess of an amount equal to the amount of capital expenditures specifically contemplated by the Company’s 2009 budget as made available to Parent and Merger Sub prior to the date of this Agreement plus $100,000.00;

(q)      enter into any contracts, agreements, commitments, leases, licenses, arrangements, instruments or obligations of the type described in Section 3.16(a)(vi)(A) or Section 3.16(a)(vii);

(r)      enter into any contracts, agreements, commitments, leases, licenses, arrangements, instruments or obligations to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement could reasonably be expected to result in a violation or breach of such contract, agreement or arrangement;

(s)      enter into, modify, amend, cancel or terminate any contract, agreement, commitment, lease, license, arrangement, instrument or obligation which if so entered into, modified, amended or terminated would reasonably be expected to (i) have a Company Material Adverse Effect, or (ii) impair in any material respect the ability of the Company to perform its obligations under this Agreement;

(t)      take any action that results or is reasonably likely to result in any of the representations or warranties of the Company hereunder, or omit to take any action to prevent any representations or warranties of the Company hereunder from, being untrue in any material respect or any condition in Article VII to not be satisfied;

(u)      except as otherwise specifically permitted by this Agreement, engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that would reasonably be expected to delay the timely consummation of the Merger in accordance with the terms of this Agreement or otherwise adversely affect the Merger; or

(v)      announce an intention, enter into any formal or informal agreement or arrangement, or otherwise make a commitment to do any of the foregoing.

In connection with the continued operation of the Company and the Subsidiaries, the Company will confer in good faith with one or more representatives of Parent designated to the Company regarding operational matters and the general status of ongoing operations at such times reasonably requested by Parent and will notify Parent promptly of any event or occurrence that has had or may reasonably be expected to have a Company Material Adverse Effect.

SECTION 5.02.      Conduct of Business by Parent Pending the Merger.  Parent covenants and agrees that, between the date of this Agreement and the Effective Time or, if earlier, the date on which this Agreement is terminated in accordance with its terms, unless the Company shall otherwise agree in writing and except as specifically permitted or required by this Agreement, the businesses of Parent and its Subsidiaries shall be conducted only in, and Parent and its Subsidiaries shall not take any action except in, the Ordinary Course and in material compliance with all applicable Laws.  Parent agrees to use its commercially reasonable efforts to preserve intact the current business organization of Parent and its Subsidiaries, to keep available the services of its current officers, employees and consultants of Parent and its Subsidiaries, to preserve the current relationships of Parent and its Subsidiaries with franchisees, customers, suppliers, licensors, licensees, distributors and others having business dealings with Parent or any of its Subsidiaries.  By way of amplification and not limitation, except as expressly contemplated by this Agreement or as set forth in Section 5.02 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries shall, between the date of this Agreement and the earlier of the Effective Time or the date this Agreement is terminated in accordance with its terms, directly or indirectly, do, or propose to do, any of the following without the prior written consent of the Company:

(a)      take any action that results or is reasonably likely to result in any of the representations or warranties of Parent and Merger Sub hereunder, or omit to take any action to prevent any representations or warranties of Parent and Merger Sub hereunder from, being untrue in any material respect or any condition in Article VII to not be satisfied;

(b)      take any action that would reasonably be expected to constitute a breach of the covenants set forth in Section 4.02, Section 4.03 or Section 4.08 of the Indenture, if the Indenture were effective as of the date hereof;

(c)      except as otherwise specifically permitted by this Agreement, engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that would reasonably be expected to delay the timely consummation of the Merger in accordance with the terms of this Agreement or otherwise adversely affect the Merger or Parent’s ability to issue the Debentures; or

(d)      announce an intention, enter into any formal or informal agreement or arrangement, or otherwise make a commitment to do any of the foregoing.

ARTICLE VI.
ADDITIONAL AGREEMENTS

SECTION 6.01.      Stockholders’ Meeting.  The Company shall as promptly as reasonably practicable after the date hereof, in accordance with applicable Law and the Company Charter and the Company's Bylaws, duly call, give notice of, and in no event later than 25 Business Days after mailing the Proxy Statement to the Company Stockholders, convene and hold a special meeting of its stockholders solely for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby, including the Merger, and obtaining the Stockholder Approval (the “Stockholders’ Meeting”).  In connection with the Stockholders’ Meeting, the Company shall (i) except to the extent that the Company Board has effected or effects an Adverse Recommendation Change in accordance with Section 6.04(e), include in the Proxy Statement, and not subsequently withdraw or modify in any manner materially adverse to Parent or Merger Sub, the recommendation of the Company Board and the Company Special Committee that the Company Stockholders approve the Merger and adopt this Agreement (the “Company Recommendation”) and (ii) use its reasonable best efforts to obtain the Stockholder Approval.  Without limiting the generality of the foregoing, the Company’s obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company, the Company Board or any of their advisors of any Acquisition Proposal.

SECTION 6.02.      Proxy Statement; Registration Statement; and Transaction Statement.

(a)      As promptly as possible, the Company and Parent shall prepare, and Parent shall file with the SEC, the Registration Statement and use reasonable efforts to have the Registration Statement declared effective.  The Company and Parent shall prepare and file a preliminary joint Proxy Statement which shall be included as a prospectus in the Registration Statement.  Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement and Registration Statement, and notify each other of the receipt of any comments of the SEC and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to each other promptly copies of all correspondence between the parties or any representative of the parties and the SEC.  The parties shall provide each other and counsel a reasonable opportunity to review the Proxy Statement and Registration Statement, including all amendments and supplements thereto, prior to filing them with the SEC and shall give each other and counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.  Each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Common Stock entitled to vote at the Stockholders’ Meeting at the earliest practicable time; provided, however, that the Company shall not be required to mail the Proxy Statement to its stockholders, or to call, give notice of, convene or hold the Stockholders’ Meeting, on or prior to the No-Shop Period Start Date.  The Registration Statement and the Proxy Statement and all amendments and supplements thereto, shall comply with applicable Law and be in form and substance satisfactory to the Company and Parent.

(b)      In connection with the filing of the Proxy Statement, the Company, acting through the Company Special Committee, and Parent shall cooperate to: (i) concurrently with the preparation and filing of the Proxy Statement and the Registration Statement (including any amendments or supplements thereto), jointly prepare and file with the SEC the Transaction Statement relating to the Merger and furnish to each other all information concerning such party as may be reasonably requested by the other party in connection with the preparation of the Transaction Statement; (ii) notify each other of the receipt of any comments of the SEC and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to each other promptly copies of all correspondence between the parties or any representative of the parties and the SEC; (iii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will consult with each other prior to providing such response; (iv) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law; (v) have cleared by the SEC the Transaction Statement; and (vi) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the stockholders of the Company any supplement or amendment to the Transaction Statement if any event shall occur which requires such action at any time prior to the Stockholders’ Meeting.

(c)      Parent shall use its reasonable best efforts, and the Company shall use its reasonable best efforts to cooperate, to have the Registration Statement declared effective under the Securities Act as promptly as practical after filing.  Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under applicable Blue Sky Laws in connection with the issuance of the Debentures in the Merger and the Company shall furnish all information concerning the Company and its security holders as may be reasonably requested in connection with any such action.

(d)      If, at any time, prior to receipt of the Stockholder Approval, any event or change occurs which is required to be described in an amendment or supplement to the Proxy Statement or Registration Statement, the parties shall promptly notify each other and shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or Registration Statement and, as required by Law, in disseminating the information contained in any such amendment or supplement of the Proxy Statement to the Company Stockholders.

SECTION 6.03.      Access to Information; Confidentiality.

(a)      From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause its Subsidiaries and the respective officers, directors, employees, managers, auditors and agents of the Company and its Subsidiaries to, afford the officers, employees, accountants, counsel and other representatives of Parent and Merger Sub complete access (including for the purpose of coordinating integration activities and transition planning with the employees of the Company and its Subsidiaries) at all reasonable times to the officers, employees, agents, properties, offices and other facilities, books, contracts, commitments, Tax returns and records of the Company and its Subsidiaries, and shall promptly furnish to Parent and Merger Sub a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and any financial, operating and other data and information concerning the Company and its Subsidiaries as Parent or Merger Sub, through their officers, employees, accountants, counsel and other representatives may reasonably request.  No investigation by Parent, Merger Sub or any of their respective officers, directors, employees, attorneys, accountants or other advisors or representatives and no other receipt of information by Parent, Merger Sub or any of their respective officers, directors, employees, attorneys, accountants or other advisors or representatives shall operate as a waiver or otherwise affect any representation or warranty of the Company or any covenant or other provision in this Agreement.

(b)      All information obtained by Parent or Merger Sub pursuant to this shall be kept confidential in accordance with the letter agreement, dated May 28, 2009 (the “Confidentiality Agreement”), between Parent and the Company.

SECTION 6.04.      Acquisition Proposals.

(a)      Notwithstanding anything contained in this Agreement to the contrary, during the period (the “Go-Shop Period”) beginning on the date of this Agreement and continuing until 12:01 a.m. (Eastern Time) on the 30th day thereafter (the “No-Shop Period Start Date”), the Company and its Subsidiaries and any of their respective officers, trustees, directors, employees, investment bankers, financial advisors, accountants, attorneys, brokers, finders or other agents, advisors or representatives (each, a “Representative”) shall have the right to, directly or indirectly, under direction of the Company Special Committee: (i) initiate, solicit, encourage or seek, directly or indirectly, any inquiries relating to the making or implementation of any Acquisition Proposal; (ii) continue or otherwise engage or participate in any negotiations or discussions with any Person with respect to any Acquisition Proposal, including by way of public disclosure; and (iii) release any Person from, or waive any provision of, any confidentiality or standstill agreement to which such Person is a party to the extent necessary to permit the Company to conduct the activities set forth in clauses (i) and (ii) above.  In furtherance of the activities contemplated by the preceding sentence, the Company may (A) furnish non-public information with respect to the Company and the Subsidiaries to any Person (provided that the Company (1) concurrently furnishes such information to Parent, and (2) furnishes such information pursuant to a confidentiality agreement which contains terms and conditions substantially similar to, and no less favorable to the Company, than those contained in the Confidentiality Agreement), and (B) disclose to the Company Stockholders any information required to be disclosed under applicable Law.  Within one Business Day following the beginning of the No-Shop Period Start Date, the Company, acting through the Company Special Committee, shall notify Parent, in writing, of the number and identities of Excluded Parties and shall provide Parent a copy of each written Acquisition Proposal received from any Excluded Party.

(b)      Subject to Section 6.04(d), and except with respect to any Excluded Party, at any time prior to obtaining the Stockholder Approval or, if earlier, the termination of this Agreement in accordance with its terms, following 12:01 a.m. (Eastern Time) on the No-Shop Period Start Date, none of the Company or any Subsidiary shall, nor shall any of them authorize or permit, directly or indirectly, any Representative to, directly or indirectly: (i) initiate, solicit (including by way of furnishing information or assistance) or take any other action designed to, or that could reasonably be expected to, solicit any inquiries or the making of any proposal or other action that constitutes an Acquisition Proposal; (ii) initiate or participate in any discussions or negotiations, or furnish to any Person not a party to this Agreement any non-public information in furtherance of any inquiries that would reasonably be expected to lead to an Acquisition Proposal; (iii) enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal (including any letter of intent, agreement in principle, memorandum of understanding, confidentiality agreement, expense reimbursement agreement, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or intended to, or that would reasonably be expected to lead to, any Acquisition Proposal, or that is intended or that would reasonably be expected to result in the abandonment, termination or failure to consummate the Merger or any other transaction contemplated by this Agreement (other than a confidentiality agreement referred to in or permitted by Section 6.04(d)); or (iv) fail to make, withdraw or modify in a manner adverse to Parent or publicly propose to withdraw or modify in a manner adverse to Parent the Company Recommendation (it being understood that, subject to and without limitation of Section 6.04(f), taking a public neutral position with respect to any Acquisition Proposal shall be considered an adverse modification), or recommend, adopt or approve, or publicly propose to recommend, adopt or approve, an Acquisition Proposal, or take any action or make any statement inconsistent with the Company Recommendation (any of the foregoing in this clause (iv), an “Adverse Recommendation Change”).  Except with respect to any Excluded Party, on the No-Shop Period Start Date, the Company shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated immediately any discussions, negotiations or communications with any party or parties that are currently ongoing with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal; provided, however, that nothing in this Section 6.04 shall preclude the Company, any Subsidiary or their respective Representatives from complying with the provisions of the last sentence of this Section 6.04(b).  Notwithstanding the commencement of the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 6.04(a) with respect to any Excluded Party or any Acquisition Proposal made by an Excluded Party, including with respect to any amended proposal submitted by such Excluded Party following the No-Shop Period Start Date, and the restrictions in this Section 6.04(b) shall not apply with respect thereto.  Except with respect to any Excluded Party, on the No-Shop Period Start Date, the Company shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with a potential transaction with (whether by merger, acquisition, stock sale, asset sale or otherwise) the Company or any Subsidiary, or any material portion of their assets, to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any Subsidiary.

(c)      From and after the No-Shop Period Start Date, and until Stockholder Approval is obtained or, if earlier, this Agreement is terminated in accordance with its terms, the Company shall notify Parent promptly (but in no event later than one Business Day), in writing, after receipt of (i) any Acquisition Proposal, (ii) any request for non-public information that the Company reasonably believes could lead to or contemplates an Acquisition Proposal, or (iii) any inquiry for discussions or negotiations that the Company reasonably believes could lead to any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the Person making any such Acquisition Proposal, request or inquiry.  The Company (or its outside counsel) shall advise and confer with Parent (or its outside counsel) and keep Parent (or its outside counsel) apprised regarding the progress of negotiations concerning any Acquisition Proposal (including any Acquisition Proposal made by an Excluded Party), and the material terms (including material amendments or proposed amendments as to price and other material terms) of any such Acquisition Proposal, request or inquiry.

(d)      Notwithstanding Section 6.04(b) or any other provision of this Agreement to the contrary, and except with respect to any Excluded Party, following the receipt by the Company or any Subsidiary, after the No-Shop Period Start Date until any time prior to obtaining the Stockholder Approval or, if earlier, the termination of this Agreement in accordance with its terms, of an Acquisition Proposal (that was not initiated or solicited in violation of Section 6.04(b)), the Company Special Committee may (directly or through Representatives) contact the Person making such Acquisition Proposal and its advisors solely for the purpose of clarifying the Acquisition Proposal, or the material terms thereof, the conditions to and its likelihood of consummation, so as to determine whether the Acquisition Proposal is reasonably likely to lead to a Superior Proposal.  If the Company Special Committee determines in good faith (after consultation with outside legal counsel and financial advisors) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, the Company Special Committee may, if the Company Special Committee determines in good faith (after consulting with outside legal counsel) that failure to take such action would be inconsistent with its duties under applicable Law, (i) furnish non-public information with respect to the Company and the Subsidiaries to the Person who made such Acquisition Proposal (provided that the Company (1) concurrently furnishes such information to Parent, and (2) furnishes such information pursuant to a confidentiality agreement which contains terms and conditions substantially similar to, and no less favorable to the Company, than those contained in the Confidentiality Agreement); (ii) disclose to the Company Stockholders any information required to be disclosed under applicable Law; and (iii) participate in negotiations regarding such Acquisition Proposal.

(e)      At any time prior to obtaining the Stockholder Approval, if the Company has received a Superior Proposal that has not been withdrawn or abandoned, then the Company Board, upon the recommendation of the Company Special Committee, may make an Adverse Recommendation Change; provided, however, that (i) no Adverse Recommendation Change shall be made until after the third (3rd) Business Day following Parent's receipt of written notice from the Company (A) advising Parent that the Company Board, upon the recommendation of the Company Special Committee, intends to make an Adverse Recommendation Change, (B) advising Parent of the material terms and conditions of the Superior Proposal that is the basis of the proposed action by the Company Board, upon the recommendation of the Company Special Committee (it being understood and agreed that any amendment to any material term of such Superior Proposal shall require a new written notice be provided to Parent and a new three (3) Business Day notice period for the first such material revision to a Superior Proposal and a new two (2) Business Day notice period for each subsequent material revision to a Superior Proposal), and (C) representing that the Company has complied with this Section 6.04, (ii) during such two (2) or three (3) Business Day period, as applicable, the Company, if requested by Parent, shall negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company Board, upon the recommendation of the Company Special Committee, to proceed with the Company Recommendation and not make an Adverse Recommendation Change, and (iii) the Company shall not make an Adverse Recommendation Change if, prior to the expiration of the applicable notice period, Parent delivers a definitive proposal to adjust the terms and conditions of this Agreement such that the Company Board, upon the recommendation of the Company Special Committee, reasonably determines in good faith (after consultation with outside legal counsel and financial advisors) that the Acquisition Proposal ceases to be a Superior Proposal.

(f)      Nothing in this Section 6.04 or elsewhere in this Agreement shall prevent the Company from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal or (ii) from otherwise making any disclosure to Company Stockholders with respect to an Acquisition Proposal if, the Company Board, upon the recommendation of the Company Special Committee, determines in good faith after consultation with outside counsel, that failure to so disclose would likely be inconsistent with the disclosure requirements under applicable Law.

(g)      Nothing contained in this Section 6.04 shall prohibit the Company from responding to any unsolicited proposal or inquiry solely by advising the Person making such proposal or inquiry of the terms of this Section 6.04.

SECTION 6.05.      Employees and Employee Benefits Matters.  (a)  As of the Effective Time, Parent shall cause the employees of the Company and its Subsidiaries as of the Effective Time to be provided with base salaries and bonuses at a rate not less than the rate in effect, and arrangements (but not including stock options or other equity based arrangements) that are substantially equivalent in the aggregate to those provided to such employees under the Benefit Plans, immediately prior to the Effective Time; provided that following the Effective Time Parent, the Company and the Subsidiaries of the Company shall have the same right to terminate any employee’s employment, and to amend, modify or terminate any compensation arrangement or employee benefit plan or arrangement as the Company has on the date hereof.  Parent shall cause each new benefit plan (the “Parent Benefit Plans”) in which employees of the Company and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and, other than for purposes of accrual of benefits under any defined benefit pension plan, for all other purposes, under the Parent Benefit Plans, the service of such employees with the Company and its Subsidiaries to the same extent as such service was credited for such purpose by the Company or its Subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.  Nothing herein shall limit the ability of Parent to amend or terminate any of the Benefit Plans in accordance with and to the extent permitted by their terms or reduce, terminate or not continue any of the benefits under such Benefit Plans following the Effective Time to the extent not inconsistent with the foregoing.

(b)      At and following the Effective Time, the Surviving Corporation shall continue to be obligated to satisfy, in accordance with their terms, all its obligations required pursuant to contractual rights of current and former employees of the Company and its Subsidiaries existing as of the Effective Time and listed in Section 3.10(a)(i) of the Disclosure Schedule, including all employment severance or “change-in-control” or similar agreements of the Company.

(c)      At such time as employees of the Company and its Subsidiaries become eligible to participate in a medical, dental, health or other welfare plan of Parent or its Subsidiaries, Parent shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, or dental plans of Parent and to the extent (A) permitted by Law and (B) to the extent that such limitations had been satisfied under the relevant analogous Benefit Plan as of the Effective Time, (ii) provide each such employee with full credit under such plans for any deductibles, co-payments and out-of-pocket expenses incurred by the employees and their dependents to the same extent credit was given under the analogous Benefit Plan of the Company prior to the Effective Time and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee or dependent on or after the Effective Time to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Effective Time.

(d)      Third Party Beneficiaries.  Nothing in this Section 6.05 shall be construed to give any rights to any Person who is not a party to this Agreement, nor to be enforceable by any such Person.

SECTION 6.06.      Directors’ and Officers’ Indemnification and Insurance.

(a)      For a period of six years from the Effective Time, the Surviving Corporation Charter and the Surviving Corporation Bylaws shall contain provisions for the indemnification to the fullest extent permitted by Law of individuals who, at or prior to the Effective Time, were directors, officers, fiduciaries or agents of the Company or any of its Subsidiaries, which for a period of six years from the Effective Time shall not be amended, repealed or otherwise modified in any manner that would affect adversely the rights thereunder of those individuals, unless such modification shall be required by Law  or each such individual affected thereby otherwise consents in writing thereto.

(b)      The Surviving Corporation shall maintain in effect for six years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this more than an amount equal to 250% of current annual premiums paid by the Company for such insurance; provided, however, that in the event of an expiration, termination or cancellation of such current policies, Merger Sub or the Surviving Corporation shall use its reasonable efforts to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums.

(c)      In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall, and shall cause the Surviving Corporation or its successors or assigns to assume the obligations provided for in this Section 6.06.

(d)      The provisions of this Section 6.06 are intended for the benefit of and shall be enforceable by, each of the indemnified parties and their respective heirs and representatives.

SECTION 6.07.      Further Action; Reasonable Best Efforts.

(a)      Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and its Subsidiaries as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions to the Merger set forth in Article VII; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay, prior to the Effective Time, any fee (other than the fees and expenses of its own legal counsel), penalty or other consideration to obtain any Permit, consent, approval, authorization, estoppel or qualification required for the consummation of the Merger, other than de minimus amounts or amounts that are advanced or simultaneously reimbursed by Parent.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

(b)      The parties hereto agree to cooperate and assist one another in connection with all actions to be taken pursuant to Section 6.07(a).  Each party shall keep the other apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the transactions contemplated hereby, and to the extent practicable neither of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other party  To the extent practicable and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings and calls with such Governmental Authority and, subject to applicable law and the Confidentiality Agreement, provide copies of all filed documents to the non-filing party and their advisors prior to filing.

(c)      Each of the parties hereto agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated hereby, including by vigorously pursuing all available avenues of administrative and judicial appeal.

(d)      Notwithstanding the foregoing or any other provisions contained in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation of any kind (i) to enter into any negotiations or to otherwise agree with or litigate against any Governmental Authority, including, but not limited to, any Governmental Authority or regulatory authority with jurisdiction over the enforcement of any applicable federal, state, local and foreign antitrust, competition or other similar laws, or (ii) otherwise agree with any Governmental Authority or any other party to sell or otherwise dispose of, agree to any limitations on the ownership or control of, or hold separate (through the establishment of a trust or otherwise) particular assets or categories of assets or businesses of any of the Company, its Subsidiaries, Parent or any of Parent’s affiliates if Parent shall believe in good faith that such sale, disposal or limitation would have an adverse effect on the business or financial condition of Parent and its Subsidiaries, taken as a whole, on a post-Merger basis.

SECTION 6.08.      Public Announcements.  Subject to the rights of the Company pursuant to Section 6.04, Parent, Merger Sub and the Company agree that no public release or announcement concerning the transactions contemplated hereby or the Merger shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.  The parties have agreed upon the form of a joint press release announcing the execution of this Agreement.

SECTION 6.09.      Stockholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement.  After the Effective Time, Parent shall have the right to direct the defense or settlement of such litigation and, if Parent so chooses to direct such litigation, Parent shall give the Company and its directors an opportunity to participate in such litigation; provided, however, that no such settlement shall be agreed to without Parent’s consent, which consent shall not be unreasonably withheld.

SECTION 6.10.      Financial Statements.  Between the date of this Agreement and the Closing Date, unless the Company obtains the prior written waiver of Parent, the Company hereby covenants and agrees to deliver to Parent within thirty calendar days after the end of each month a copy of the unaudited balance sheet and income statement of Western Sizzlin Franchise Corp. (which do not contain footnotes and are subject to normal and recurring quarterly and year end adjustments), which shall be prepared in a manner and containing information consistent with the Company’s past practices in the Ordinary Course.

SECTION 6.11.      Voting Agreements.  The Company shall use its best efforts to keep those certain Voting Agreements between Parent and those Persons on Exhibit E entered into as of the date hereof in full force and effect.

SECTION 6.12.       Parent Share Distribution.

(a)      As soon as practicable after the date of this Agreement, the Company shall declare, and the Company shall distribute, a stock dividend of the Parent Shares to the holders of record of all Common Stock that is issued and outstanding on the record date of such dividend, other than with respect to shares of Common Stock held by the Company as treasury shares or by Subsidiaries of the Company (the “Parent Share Distribution,” and the number of shares distributable in respect of each share of Common Stock outstanding as of the record date shall be referred to as the “Per Share Distribution Amount” ).

(b)      The Company shall cooperate with Parent to avoid the distribution of fractional shares of the Parent Shares.

SECTION 6.13.      Certain Real Estate and Environmental Matters

(a)      The Company or its Affiliates shall use their reasonable best efforts to obtain and provide to Parent prior to Closing fully executed estoppels from the landlords or fee simple title holders of each of the Leased Properties other than the Leased Properties located in Alexandria, Virginia and Roanoke, Virginia, each in the form mutually agreed upon by the parties hereto.

(b)      The Company shall obtain an updated title report on the Company Property located in San Antonio, Texas from Alliant National Title Insurance Company (or another nationally recognized title insurance company (or agent thereof) approved by Parent in writing, such approval not to be unreasonably withheld) and provide the updated title report to Parent prior to Closing (the "Title Report").  The Title Report shall contain no liens, encumbrances or title defects other than the general exceptions, Permitted Liens or the matters disclosed on Schedule B of the Owner Policy of Title Insurance issued by Alliant National Title Insurance Company under Policy Number TXO 150864.

ARTICLE VII.
CONDITIONS TO THE MERGER

SECTION 7.01.      Mutual Conditions to the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver (where permitted by applicable Law), by each party hereto at or prior to the Effective Time, of the following conditions:

(a)      Stockholder Approval.  The Company shall have obtained the Stockholder Approval.

(b)      No Order.  No Governmental Authority shall have issued an order, decree, judgment, injunction or taken any other action which restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger.

(c)      Registration Statement.  The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Registration Statement shall have been issued , and no Action by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.  Parent shall have received all state securities or "blue sky" authorizations necessary to issue the Debentures pursuant to the Merger.

(d)      Listing Approval.  The Debentures to be issued pursuant to the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, and the New York Stock Exchange shall not have objected to the consummation of the Merger.

(e)      Indenture.  The Indenture shall have been qualified under The Trust Indenture Act of 1939, as amended.

SECTION 7.02.      Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable Law), of the following additional conditions:

(a)      Representations and Warranties.  The representations and warranties of the Company contained in this Agreement, to the extent qualified by materiality or references to Company Material Adverse Effect, and the representations and warranties in Section 3.03, whether or not so qualified, shall be true and correct and, to the extent not qualified by materiality or references to Company Material Adverse Effect (other than the representations and warranties contained in Section 3.03), shall be true and correct in all material respects, in each case as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b)      Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)      Officer Certificate.  The Company shall have delivered to Parent and Merger Sub a certificate, dated as of the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of the Company, certifying as to the satisfaction of the conditions specified in Section 7.02(a) and Section 7.02(b).

(d)      Third Party Consents.  The Company shall have received all consents, approvals, waivers and authorizations required in connection with this Agreement and the transactions contemplated hereby listed in Section 3.05(b) of the Company Disclosure Schedule.

(e)      No Company Material Adverse Effect.  There shall not have occurred after the date of this Agreement any event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstance or state of facts, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, whether or not covered by insurance.

(f)      Dissenting Shares.  The applicable twenty day period in Section 262(d) of the DGCL for stockholders to demand or perfect appraisal rights pursuant to Section 262 shall have expired and the total number of Dissenting Shares shall not exceed 12.5% of the issued and outstanding shares of Common Stock as of the Effective Time.

(g)      Distribution of Parent Shares.  The Company shall have declared a dividend to the Company Stockholders of record immediately prior to the Effective Time of all of the Parent Shares in accordance with Section 6.12.

(h)      Investment Advisory Client Consents.  The Company shall have received or been deemed to receive the consents, approvals, waivers and authorizations required in connection with this Agreement and the transactions contemplated hereby from Clients holding at least seventy-five percent (75%) of the assets under management by Mustang Capital Management, LLC, in a form reasonable acceptable to Parent.

(i)      Legal Opinion.  Parent shall have received a legal opinion from Olshan Grundman Frome Rosenzweig & Wolosky LLP, the Company's legal counsel, in substantially in the form attached hereto as Exhibit G.

SECTION 7.03.      Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable Law) of the following additional conditions:

(a)      Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement which are qualified by materiality shall be true and correct and, to the extent not qualified by materiality shall be true and correct in all material respects, in each case, as of the Effective Time, as though made on and as of the Effective Time, except to the extent expressly made as of an earlier date, in which case as of such earlier date.

(b)      Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)      Officer Certificate.  Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed by the President and a Vice President of Parent, certifying as to the satisfaction of the conditions specified in Section 7.03(a) and Section 7.03(b).

(d)      Legal Opinion.  The Company shall have received a legal opinion from Ice Miller LLP, the Parent Special Committee's legal counsel, in substantially in the form attached hereto as Exhibit H.

(e)      No Parent Material Adverse Effect.  There shall not have occurred after the date of this Agreement any event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstance or state of facts, that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, whether or not covered by insurance.

SECTION 7.04.      Frustration of Closing Conditions.  No party may rely on the failure of any condition set forth in this Article VII to be satisfied if such party’s failure to use its reasonable best efforts to consummate the Merger and other transactions contemplated by this Agreement, as required by Section 6.07 of this Agreement, or such party’s breach of any other provision of this Agreement has been the proximate cause of, or resulted in, the failure of the condition to be satisfied.

ARTICLE VIII.
TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01.      Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after Stockholder Approval, only as follows (the date of any such termination, the “Termination Date”):

(a)      by the mutual written consent of each of Parent, Merger Sub and the Company, duly authorized (i) with respect to Parent, by the Parent Special Committee, (ii) with respect to Merger Sub, by its Board of Directors or other governing body, and (iii) with respect to the Company, by the Company Special Committee;

(b)      by either Parent or the Company by written notice to the other, duly authorized (i) with respect to Parent, by the Parent Special Committee, and (ii) with respect to the Company, by the Company Special Committee:

(i)      if at the Stockholders’ Meeting (or at any adjournment or postponement thereof) the Stockholder Approval is not obtained; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to the Company where the failure to obtain the Stockholder Approval shall have been caused by or related to the Company's breach of this Agreement;

(ii)      if any Governmental Authority of competent jurisdiction shall have issued an order, decree, judgment, injunction or taken any other action that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and such order, decree, judgment, injunction or other action shall have become final and non-appealable; or

(iii)      if the consummation of the Merger shall not have occurred on or before the 270th day after the date of this Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date;

(c)      by written notice from Parent to the Company, duly authorized by the Parent Special Committee, if (i) any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.02 not being satisfied prior to the Outside Date, or (ii) the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.01, Section 7.02(a), Section 7.02(b) or Section 7.02(g), and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by the Company within ten Business Days after the Company’s receipt of written notice of such breach from Parent, provided that each of Parent and Merger Sub is not in material breach of its obligations or its representations and warranties under this Agreement;

(d)      by written notice from the Company to Parent, duly authorized by the Company Special Committee, if (i) any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.03 not being satisfied prior to the Outside Date, or (ii) Parent or Merger Sub breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.01, Section 7.03(a) or Section 7.03(b) and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by Parent or Merger Sub within ten Business Days after Parent’s receipt of written notice of such breach from the Company, provided that the Company is not in material breach of its obligations or its representations and warranties under this Agreement;

(e)      by written notice of Parent to the Company, duly authorized by the Parent Special Committee, (i) if the Company Board or the Company Special Committee shall fail to include the Company Recommendation in the Proxy Statement, (ii) in the event of an Adverse Recommendation Change, (iii) if the Company Board or the Company Special Committee shall approve any Acquisition Proposal or publicly recommend that the holders of the Common Stock accept or approve any Acquisition Proposal; (iv) the Company shall have entered into, or publicly announced its intention to enter into, a definitive agreement in principle with respect to any Acquisition Proposal, (v) the Company Board fails to publicly reaffirm its recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within five Business Days of a written request by Parent to provide such reaffirmation; or (vi) the Company shall have breached any of its obligations under Section 6.04; or

(f)      by the Company, if the Company Board has effected an Adverse Recommendation Change, provided that for such termination to be effective the Company shall have paid to Parent the Company Termination Fee.

SECTION 8.02.      Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Parent, Merger Sub or the Company and each of their respective directors, officers, employees, advisors, agents or stockholders, and all rights and obligations of any party hereto shall cease, except for the agreements contained in Section 6.03 (Confidentiality), Section 6.08 (Public Announcements), Section 8.02 (Effect of Termination), Section 8.03 (Fees and Expenses) and Article IX (General Provisions), which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing contained in this Section 8.02 shall relieve any party hereto from liabilities or damages arising out of any fraud or breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

SECTION 8.03.      Fees and Expenses.

(a)      Except as otherwise set forth in this Section 8.03, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that out-of-pocket costs and expenses incurred in connection with printing and mailing the Proxy Statement shall be borne by the Company.

(b)      The Company agrees that if this Agreement shall be terminated:

(i)      pursuant to Section 8.01(e)(vi) and concurrently with such termination or within twelve months following the termination of this Agreement, the Company enters into an agreement with respect to an Acquisition Proposal that is ultimately consummated (whether or not such consummation occurs within twelve months following the termination of this Agreement or thereafter), or an Acquisition Proposal is consummated, then the Company shall pay to Parent, if and when consummation of such Acquisition Proposal occurs, the Company Termination Fee; provided, however, that for the purposes of this Section 8.03(b)(i) the term Acquisition Proposal shall have the meaning assigned to such term in Section 1.01(a), except that the references to “15%” shall be deemed to be references to “51%”; or

(ii)      pursuant to Sections 8.01(e)(i), 8.01(e)(ii), 8.01(e)(iii), 8.01(e)(iv), 8.01(e)(v) or Section 8.01(f), then the Company shall pay to Parent the Company Termination Fee.

(c)      Parent agrees that if this Agreement shall be terminated pursuant to Section 8.01(d)(ii), then Parent shall pay the Company the Parent Termination Fee.

(d)      The Company Termination Fee shall be paid by the Company as directed by Parent in writing and the Parent Termination Fee shall be paid by Parent as directed by the Company in writing, in each case, in immediately available funds as soon as is reasonably practicable, but in any event no more than three Business Days following the event giving rise to the obligation to make such payment.

(e)      For purposes of this Agreement, “Company Termination Fee” means an amount equal to $1,250,000; provided, however, that “Company Termination Fee” shall mean $837,500 if the Acquisition Proposal that results in the action or event that forms the basis of termination pursuant to Section 8.01, is submitted by an Excluded Party before the No-Shop Period Start Date.  In no event shall Company be required to pay the Company Termination Fee more than once.  Anything to the contrary contained in this Agreement notwithstanding, if this Agreement is terminated under circumstances set forth in Section 8.01 as a result of which Parent is entitled to receive payment of the Company Termination Fee: (i) Parent’s right to receive the Company Termination Fee pursuant to Section 8.03(b) shall be Parent’s sole and exclusive remedy against the Company, any of its Subsidiaries or any of their respective Affiliates, stockholders, directors, officers, employees, agents or representatives for any loss, claim, damage, liability or expense suffered as a result of the failure of the Merger or any other transactions contemplated hereby to be consummated, and (ii) upon payment of all amounts that are required to be paid pursuant to Section 8.03(b), none of Company, any of its Subsidiaries or any of their respective Affiliates, stockholders, directors, officers, employees, agents or representatives shall have any further liability or obligation relating to or arising out of this Agreement or any other transactions contemplated hereby, other than those set forth in Section 9.01.

(f)      For purposes of this Agreement, “Parent Termination Fee” means an amount equal to $500,000.  In no event shall Parent be required to pay the Parent Termination Fee more than once.  Anything to the contrary contained in this Agreement notwithstanding, including without limitation, the final proviso of Section 8.02, if this Agreement is terminated under circumstances set forth in Section 8.01 as a result of which the Company is entitled to receive payment of the Parent Termination Fee: (i) the Company’s right to receive the Parent Termination Fee pursuant to Section 8.03(c) shall be the Company’s sole and exclusive remedy against Parent, Merger Sub, or any of their respective Subsidiaries, Affiliates, stockholders, directors, officers, employees, agents or representatives for any loss, claim, damage, liability or expense suffered as a result of the failure of the Merger or any other transactions contemplated hereby to be consummated and (ii) upon payment of all amounts that are required to be paid pursuant to Section 8.03(c), none of Parent, Merger Sub or any of their respective Subsidiaries, Affiliates, stockholders, directors, officers, employees, agents or representatives shall have any further liability or obligation relating to or arising out of this Agreement or any other transactions contemplated hereby, other than those set forth in Section 9.01.

(g)      In the event this Agreement is terminated pursuant to Section 8.01(b)(i), the Company shall pay Parent the Parent Expenses in immediately available funds, and in no event later than three Business Days after submission of statements therefore by Parent to the Company.

(h)      Each of the Company and Parent acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement.  Accordingly, if either the Company or Parent fails promptly to pay the amounts due pursuant to this Section 8.03, and, in order to obtain such payment, (i) Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 8.03, the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, or (ii) the Company commences a suit that results in a judgment against Parent for the amounts set forth in this Section 8.03, Parent shall pay to the Company its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, in each case together with interest on the amounts set forth in this Section 8.03 at the prime rate published in the Wall Street Journal on the date such payment was required to be made (or if the Wall Street Journal is not published on the applicable date, the date of the most recent publication).

ARTICLE IX.
GENERAL PROVISIONS

SECTION 9.01.      Non-Survival of Representations and Warranties.  The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Section 6.03 (Confidentiality), Section 6.08 (Public Announcements), Section 8.02 (Effect of Termination), Section 8.03 (Fees and Expenses) and this Article X (General Provisions) shall survive termination indefinitely.

SECTION 9.02.      Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed sent, given and delivered (i) immediately if given by personal delivery, (ii) one day after deposit with an overnight delivery service, (iii) three days after deposit in the mail via registered or certified mail (return receipt requested) to the parties at the following address (or at such other address for a party as shall be specified by like notice) and (iv) by Electronic Notice as provided below:

if to Parent or Merger Sub:

William J. Regan, Jr.
Chair, Special Committee of the Board of Directors
Of The Steak N Shake Company
8624 Fairway Green Drive
Fair Oaks Ranch, TX 78015
Email: wregan37@earthlink.net

with a copy to (which shall not constitute notice):

Ice Miller LLP
One American Square
Suite 3100
Indianapolis, IN 46282-0200
Attention:  Mark Barnes
Anthony Aaron
Email: mark.barnes@icemiller.com
 anthony.aaron@icemiller.com

if to the Company:

Kenneth R. Cooper
Chair, Special Committee of the Board of Directors
Of Western Sizzlin Corporation
14607 San Pedro, Suite 130
San Antonio, TX 78232-4356
Email:  kcooperlawoffice@sbcglobal.net

with a copy to (which shall not constitute notice):

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Attention:  Steve Wolosky
Email:  swolosky@olshanlaw.com

An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this Section 9.02 if sent with return receipt requested to the electronic mail address specified above (or at such other electronic mail address for a party as shall be specified by the receiving party in signed writing in a nonelectronic form).  Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party.  Any party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a nonelectronic form (“Nonelectronic Notice”) which shall be sent to the requesting party within ten (10) days of receipt of the written request for Nonelectronic Notice.

SECTION 9.03.      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 9.04.      Entire Agreement; Assignment.  This Agreement (including any exhibits, schedules and annexes to this Agreement), the Company Disclosure Schedule and the Parent Disclosure Schedule constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, other than the Confidentiality Agreement.  This Agreement and any of the rights or obligations hereunder shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party hereto without the prior written consent of the other parties and any such purported assignment shall be null and void, except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any wholly owned Subsidiary of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

SECTION 9.05.      Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

SECTION 9.06.      Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof and that, prior to termination of this Agreement pursuant to Section 8.01, the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity; provided, that, specific performance shall not be available to any party hereto to the extent that the party seeking specific performance would have the right upon termination of this Agreement pursuant to Section 8.01 to receive payment pursuant to Section 8.03 (b), (d), (e) or (f).

SECTION 9.07.      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without regard to its conflict of law rules.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware (the “Delaware Court”) and not in any other state or federal court in the United States or any court in other country.  The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the Delaware Court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by the Delaware Court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.02 as to giving notice hereunder shall be deemed effective service of process on such party.

SECTION 9.08.      Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 9.09.      Interpretation.  All references in this Agreement, the Company Disclosure Schedule and Parent Disclosure Schedule to Articles, Sections and Exhibits refer to Articles and Sections of, and Exhibits to, this Agreement unless the context requires otherwise.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise and the word “including” shall mean “including without limitation.”  The phrases “herein,” “hereof,” “hereunder” and words of similar import will be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement.  The word “or” will be inclusive and not exclusive unless the context requires otherwise.  All references in this Agreement to any particular Law will be deemed to refer also to any rules and regulations promulgated under that Law.  References to a Person also refer to its predecessors and successors and permitted assigns.

SECTION 9.10.      Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the transactions contemplated hereby by the Company Stockholders, no amendment may be made that would, under applicable Law, require further approval by such stockholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 9.11.      Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) subject to the proviso in the first sentence of Section 9.10, waive compliance with any agreement of any other party or any condition to its own obligations contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

SECTION 9.12.      Investigation.  The respective representations of Parent, Merger Sub and the Company contained herein or in the certificates or other documents delivered prior to the Closing shall not be deemed waived or otherwise affected by any investigation conducted by any party hereto either before or after the execution of this Agreement.

SECTION 9.13.      Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.14.      Remedies Cumulative.  Except as set forth in Section 9.06, the remedies provided in this Agreement shall be cumulative and shall not preclude the assertion by the parties hereto of any other rights or the seeking of any other remedies, whether at law or in equity, against the other parties, or their respective successors or assigns.

[Remainder of page intentionally left blank]

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER BY AND AMONG
THE STEAK N SHAKE COMPANY, GRILL ACQUISITION CORPORATION AND
WESTERN SIZZLIN CORPORATION]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE STEAK N SHAKE COMPANY

By:	/s/ William J. Regan, Jr.
Name: William J. Regan, Jr.
Title: Ch., SnS Special Committee

GRILL ACQUISITION CORPORATION

By:	/s/ William J. Regan, Jr.
Name: William J. Regan, Jr.
Title: President

WESTERN SIZZLIN CORPORATION

By:	/s/ Kenneth R. Cooper
Name: Kenneth R. Cooper
Title: Chairman, Special Committee

EXHIBIT A
CERTIFICATE OF MERGER

CERTIFICATE OF MERGER
OF
GRILL ACQUISITION CORPORATION
WITH AND INTO
WESTERN SIZZLIN CORPORATION

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST:              The name and state of incorporation of the surviving corporation is Western Sizzlin Corporation, a Delaware corporation ("Western Sizzlin"), and the name and state of incorporation of the corporation being merged into this surviving corporation is Grill Acquisition Corporation, a Delaware corporation ("Merger Sub").

SECOND:         An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by Western Sizzlin and Merger Sub.

THIRD:             The name of the surviving corporation is Western Sizzlin Corporation, a Delaware corporation.

FOURTH:         The Certificate of Incorporation of Western Sizzlin shall be amended and restated to read in its entirety as set forth in Exhibit A attached hereto.

FIFTH:              The Agreement and Plan of Merger is on file at the principal place of business of Western Sizzlin at 401 Albemarle Ave SE, Roanoke, Virginia 24013.

SIXTH:              A copy of the Agreement and Plan of Merger will be furnished by Western Sizzlin, on request and without cost, to any stockholder of Western Sizzlin or any stockholder of Merger Sub.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be signed by an authorized officer on the ___ day of ________, 2009.

WESTERN SIZZLIN CORPORATION

By:

Name:

Title:

EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
WESTERN SIZZLIN CORPORATION

See Attached.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
WESTERN SIZZLIN CORPORATION

ARTICLE I
NAME

The name of the corporation is Western Sizzlin Corporation (the "Corporation").

ARTICLE II
REGISTERED OFFICE AND REGISTERED AGENT

Section 2.01.         Registered Office. The registered office of the Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle.

Section 2.02.         Registered Agent.  The name of its registered agent at that address is Corporation Service Company.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of the State of Delaware (the "DGCL").  The Corporation shall have all powers necessary or convenient to the conduct, promotion or attainment of such acts and activities.

ARTICLE IV
DURATION

The Corporation is to have perpetual existence.

ARTICLE V
CAPITAL STOCK

Section 5.01.         Classes of Stock.  The Corporation is authorized to issue one (1) class of stock to be designated "Common Stock".  The total number of shares of Common Stock which the Corporation shall have authority to issue is one hundred (100) shares of Common Stock.  The shares of Common Stock shall have no par value.  The powers, preferences and rights and the qualifications, limitations or restrictions thereof shall be determined by the Board of Directors of the Corporation (the "Board of Directors").

Section 5.02.         Consideration.  Shares of Common Stock may be issued for any consideration consistent with the DGCL, including tangible or intangible property or benefit to the Corporation, at such price and amount per share as may be determined by the Board of Directors.

ARTICLE VI
COMMON STOCK

The Common Stock shall have all of the rights accorded to shares under the DGCL, including, but not limited to, voting rights and all rights to distribution of the net assets of the Corporation upon dissolution.

ARTICLE VII
BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE VIII
DIRECTORS

Section 8.01.         Number. The number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

Section 8.02.         Elections.  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 8.03.         Exculpation of Directors.

(a)           To the fullest extent permitted by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the DGCL or any law of the State of Delaware is amended after the effectiveness of the Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware law as so amended.

(b)           Any repeal or modification of the foregoing provisions of this Section 8.03 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE IX
INDEMNIFICATION

(a)           The Corporation shall, to the fullest extent permitted by the DGCL, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under the DGCL from and against any and all of the expenses, including without limitation reasonable costs, disbursements and legal counsel fees and expert witness fees, liabilities, including without limitation amounts paid or incurred in satisfaction of settlements, judgments fines and penalties, or other matters referred to in or covered by the DGCL, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under the Bylaws or any resolution of stockholders, resolution of directors, agreement, or otherwise, as permitted by the DGCL, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall survive the termination of such person’s service in such capacities and shall inure to the benefit of the heirs, executors and administrators of such person.

(b)           The rights of any person to indemnification provided by, or granted pursuant to, this Article IX are express contractual rights between the Corporation and such person that vest by virtue of any such person’s service at the time when the state of facts occurred giving rise to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, fiduciary or agent of the Corporation or was serving at the request of the Corporation as a director, officer, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or was the legal representative of any such director, officer, fiduciary or agent, which may be enforced by any such person in a court of competent jurisdiction.  Any repeal or modification of the provisions of this Article IX shall not adversely affect any vested right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification without the prior written consent of such person.

(c)           The rights of any person to indemnification provided by, or granted pursuant to, this Article IX shall be effective as of the date of the adoption of this Amended and Restated Certificate of Incorporation of the Corporation and shall apply to such person’s acts or omissions that occurred prior to such date if such person was a director, officer, fiduciary or agent of the Corporation or was serving at the request of the Corporation as a director, officer, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or was the legal representative of any such director, officer, fiduciary or agent at the time such act or omission occurred.

ARTICLE X
AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

EXHIBIT B
FORM OF DEBENTURE

(Face of Debenture)

CUSIP  ______________________

No.__________________	$______________________

THE STEAK N SHAKE COMPANY

14% Subordinated Debenture Due 201_

Interest Payment Dates:  June 30 and December 31

Record Dates:  _________________________

The Steak n Shake Company promises to pay to __________________________ or registered assigns, the sum of _________________________ Dollars on [fifth anniversary of date of issue].

This Debenture is subordinated to Senior Debt as defined by the Indenture.  The Steak n Shake Company may, at its option, redeem the Debentures, in whole or in part and without premium or penalty, as of any date that occurs on or after [first anniversary of date of issue].  See the reverse and the Indenture referenced for additional provisions of this Debenture.

Dated:

Authenticated:

WELLS FARGO BANK,
NATIONAL ASSOCIATION, as Trustee	THE STEAK N SHAKE COMPANY

By	By
Authorized Officer

By

[SEAL]

(Back of Debenture)

THE STEAK N SHAKE COMPANY

14% Subordinated Debenture Due 201_

(1)           Interest.  The Steak n Shake Company (the "Company"), an Indiana corporation, promises to pay interest on the principal amount of this Debenture at the rate per annum shown above.  The Company will pay interest semiannually on June 30 and December 31 of each year, commencing June 30, 2010.  Interest on the Debentures will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from [Date of Issue].  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(2)           Method of Payment.  The Company will pay interest on the Debentures to the Persons who are registered holders of Debentures at the close of business on the record date for the next interest payment date, except as otherwise provided herein or in the Indenture even though Debentures are cancelled after the record date and on or before the interest payment date.  Holders must surrender Debentures to a Paying Agent to collect principal payments.  The Company will pay Principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts.  However, the Company may pay Principal and interest by wire transfer or check payable in such money.  It may mail an interest check to a record date holder's registered address.

(3)           Agents.  Initially, Wells Fargo Bank, National Association ("Trustee"), Corporate Trust Services, 230 West Monroe Street, Suite 2900, Chicago, Illinois 60606, will act as Registrar and Paying Agent.  With respect to presentation of the Debentures for payment or registration of transfers or exchanges, the Trustee's address is 608 Second Avenue South, N9303-121, Minneapolis, Minnesota 55479, Attention: Corporate Trust Operations. The Company may change any such Agent without notice.  The Company or an Affiliate may act in any such capacity.  Subject to certain conditions, the Company may change the Trustee.

(4)           Indenture.  The Company issued the Debentures under an Indenture dated as of ______________, 20__ ("Indenture") between the Company and the Trustee.  The terms of the Debentures include those stated in the Indenture and those made part of the Indenture by the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) (the "Act").  The Debentures are subject to all such terms, and Debentureholders are referred to the Indenture and the Act for a statement of such terms.  The Debentures are unsecured subordinated general obligations of the Company limited to $22,959,000 in aggregate principal amount.

(5)           Redemption.  The Debentures are not redeemable by the Company at any time prior to [first anniversary of date of issue].  From and after [first anniversary of date of issue], the Company may, at its option, redeem Debentures in accordance with Article III of the Indenture in whole or in part without premium or penalty.  The Company's right to redeem Debentures under this Section 5 may not be exercised if and for so long as the Company has failed to pay interest on any Debenture when the same becomes due and payable.

(6)           Notice of Redemption.  Notice of redemption will be mailed at least 30 days but not more than sixty (60) days before the redemption date to each holder of Debentures to be redeemed at his registered address.

(7)           Subordination.  The Debentures are subordinated to Senior Debt as defined in the Indenture.  To the extent provided in the Indenture, Senior Debt must be paid before the Debentures may be paid.  The Company agrees, and each Debentureholder by accepting a Debenture agrees, to the subordination and authorizes the Trustee to give it effect.

(8)           Denominations, Transfer, Exchange.  The Debentures are in registered form without coupons in denominations of $1,000 and whole multiples of $1,000.  The transfer of Debentures may be registered and Debentures may be exchanged as provided in the Indenture.  The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes required by law.  The Registrar need not exchange or register the transfer of any Debenture or portion of a Debenture selected for redemption.  Also, it need not exchange or register the transfer of any Debentures for a period of fifteen (15) days before a selection of Debentures to be redeemed.

(9)           Persons Deemed Owners.  Subject to Section 6.12 of the Indenture, the registered holder of a Debenture may be treated as its owner for all purposes.

(10)         Amendments and Waivers.  Subject to certain exceptions, the Indenture or the Debentures may be amended, and any Default may be waived, with the consent of the holders of a majority in Principal amount of the Debentures.  Without the consent of any Debentureholder, the Indenture or the Debentures may be amended to cure any ambiguity, defect or inconsistency, to provide for assumption of Company obligations to Debentureholders or to make any change that does not adversely affect the rights of any Debentureholder.

(11)         Successors.  When successors assume all the obligations of the Company under the Debentures and the Indenture, the Company will be released from those obligations, except as provided in the Indenture.

(12)         Satisfaction and Discharge Prior to Redemption or Maturity.  Subject to certain conditions, the Company at any time may terminate some or all of its obligations under the Debentures and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of Principal and interest on the Debentures to redemption or maturity.

(13)         Defaults and Remedies.  Subject to the Indenture, if an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the holders of at least 25% in Principal amount of the Debentures may declare all the Debentures to be due and payable immediately.  Debentureholders may not enforce the Indenture or the Debentures except as provided in the Indenture.  The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Debentures.  Subject to certain limitations, holders of a majority in Principal amount of the Debentures may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Debentureholders notice of any continuing Default (except a Default in payment of Principal or interest) if it determines that withholding notice is in their interests.  The Company must furnish an annual compliance certificate to the Trustee.

(14)         Trustee Dealings with Company.  The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company, or its Affiliates, as if it were not Trustee, subject to the Indenture and the Act.

(15)         No Recourse Against Others.  A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Debentures or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.  Each Debentureholder by accepting a Debenture waives and releases all such liability.  The waiver and release are part of the consideration for the issue of the Debentures.

(16)         Authentication.  This Debenture shall not be valid until authenticated by a manual signature of the Trustee.

(17)         Abbreviations.  Customary abbreviations may be used in the name of a Debentureholder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (Custodian), and U/G A (= Uniform Gifts to Minors Act).

The Company will furnish to any Debentureholder upon written request and without charge a copy of the Indenture.  Requests may be made to:  Secretary, The Steak N Shake Company, 36 S. Pennsylvania Street, Century Bldg. 500, Indianapolis, Indiana 46236.

Assignment Form

To assign this Debenture, fill in the form below:

(I) or (we) assign and transfer this Debenture to:
(Insert assignee's legal name)

(Insert assignee's soc. sec. or tax I.D. no.)

(Print or type assignee's name, address and zip code)

and irrevocably appoint                                                                                                                                                                 to transfer this Debenture on the books of the Company.  The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Debenture)

Signature Guarantee*:

*       Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

EXHIBIT C
FORM OF INDENTURE

INDENTURE

Dated as of _____________, 20__

Between

THE STEAK N SHAKE COMPANY

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

As Trustee

14% SUBORDINATED DEBENTURES DUE 201_

TABLE OF CONTENTS

i

CROSS-REFERENCE TABLE

TM Section		Indenture Section

310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	N.A.
	(b)	7.08 ;7.10
	(c)	N.A.
311	(a)	7.11
	(b)	7.11
	(c)	N.A.
312	(a)	2.05
	(b)	12.02
	(c)	N.A.
313	(a)	7.06
	(b)(1)	N.A.
	(b)(2)	7.06
	(c)	7.06
	(d)	7.06
314	(a)(1)	4.02
	(a)(2)	12.01
	(a)(4)	4.03
	(b)	N.A.
	(c)	2.02; 7.02(b); 8.01(3)
	(d)	N.A.
	(e)	4.03;12.04
	(f)	4.03
315	(a)(1)	6.05; 7.01(b)(1)
	(a)(2)	7.01(b)(2)
	(b)	7.05;12.01
	(c)	7.01(a)
315	(d)(1)	7.01(b)
	(d)(2)	7.01(c)(2)
	(d)(3)	6.05; 7.01(c)(3)
	(e)	6.09
316	(a) (last sentence)	2.09
	(a)(1)(A)	6.05
	(a)(1)(B)	6.04
	(a)(2)	N.A.
	(b)	6.07
	(c)	9.04
317	(a)(1)	6.03
	(a)(2)	6.10
	(b)	2.04
318	(a)	1.04

N.A. means not applicable.

Note:  This Cross-Reference Table shall not, for any purpose, be deemed to be part of this Indenture.

INDENTURE dated as of ______________________, 20__, between THE STEAK N SHAKE COMPANY, an Indiana corporation ("Company") and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association ("Trustee").

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Company's 14% Subordinated Debentures Due 201_ ("Debentures"):

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION, APPLICABILITY OF THE TRUST INDENTURE ACT

Section 1.01.  Definitions.

"Affiliate."  Any Person controlling or controlled by or under common control with the referenced Person.  "Control" for this definition means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise.  The terms "controlling" and "controlled" have meanings correlative to the foregoing.

"Agent."  Any Registrar or Paying Agent.

"Board."  The Board of Directors of the Person or any officer or committee thereof authorized to act for such Board.

"Business Day."  A day that is not a Legal Holiday.

"Company."  The party named as such above until a successor which duly assumes the obligations upon the Debentures and under the Indenture replaces it and thereafter means the successor.

"Capital Lease Obligation."  At the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

"Consolidated Depreciation and Amortization Expense."  With respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, of such Person and its Subsidiaries for such period on a consolidated basis and determined in accordance with GAAP.

"Consolidated Interest Expense."  With respect to any Person for any period, (i) the sum, without duplication, of: (A) consolidated interest expense of such Person and its Subsidiaries for such period (including amortization of original issue discount, the interest component of Capital Lease Obligations and net payments (if any) pursuant to Interest Rate Hedging Agreements, but excluding amortization of deferred financing fees, expensing of any bridge or other financing fees and expenses) and (B) consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued, less (ii) interest income of such Person and its Subsidiaries for such period.

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"Consolidated Net Income."  With respect to any Person for any period, the net income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP.

"Credit Facility."  Any debt facility or commercial paper facility with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

"Debentures."  The Debentures described above issued under this Indenture.

"Debt."  With respect to any Person, without duplication, (i) any obligation of such Person to pay the principal of, premium of, if any, interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not a claim for such post-petition interest is allowed in such proceeding), penalties, reimbursement or indemnification amounts, fees, expenses or other amounts relating to any indebtedness, and any other liability, contingent or otherwise, of such Person (A) in respect of borrowed money (including instances where the recourse of the lender is to the whole of the assets of such Person or to a portion thereof), (B) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) including securities, (C) evidenced by any letter of credit or performance bond (or any reimbursement agreement in respect thereof) or any bank guarantees or banker's acceptance, (D) representing Capital Lease Obligations, (E) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable or (F) representing any obligations in respect of Interest Rate Hedging Agreements; (ii) all direct or indirect guarantees, agreements to be jointly liable or similar agreements by such Person in respect of, and obligations or liabilities (contingent or otherwise) of such Person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clause (i), to the extent that such indebtedness, obligations or liabilities would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP; (iii) any obligation of the type described in clauses (i) and (ii) secured by a lien to which the property or assets of such Person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability; and (iv) any and all deferrals, renewals, extensions and refunding of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i), (ii) or (iii).

"Default."  Any event which is, or after notice or passage of time would be, an Event of Default.

2

"EBITDA."  With respect to any Person for any period, an amount equal to: (i) the sum of (A) Consolidated Net Income, (B) any provision for taxes based on income or profits, (C) Consolidated Interest Expense, (D) loss from extraordinary items, (E) Consolidated Depreciation and Amortization Expense, (F) any aggregate net loss from the sale, exchange or other disposition of capital assets and (G) all other non-cash expenses, charges and losses (including any unrealized losses relating to investments in marketable securities) that are not payable in cash in any subsequent period; minus (ii) the sum of, in each case to the extent included in the calculation of Consolidated Net Income, but without duplication, (A) any credit for income tax, (B) interest income, (C) gains from extraordinary items, (D) any aggregate net gain from the sale, exchange or other disposition of capital assets and (E) any other non-cash gains (including any unrealized gains relating to investments in marketable securities) or other items which have been added in determining Consolidated Net Income, including any reversal of a change referred to in clause (i)(G) above by reason of a decrease in the value of any marketable securities.

"Exchange Act."  The Securities Exchange Act of 1934, as amended.

"Equity Interests."  The capital stock of the Company and all warrants, options or other rights to acquire the Company's capital stock (but excluding any debt security that is convertible into, or exchangeable for, the Company's capital stock).

"Fixed Charge Coverage Ratio."  For any period tested, the ratio of:  (i) the sum, without duplication, of the Company's EBITDA, plus rental expense and operating lease payments, less dividends and distributions to shareholders of the Company, expenses that are extraordinary items and Unfunded Capital Expenditures, to (ii) the sum of the Company's Consolidated Interest Expense, plus all principal payments (to the extent not funded by incurring other Debt) with respect to Debt that were paid or were due and payable by the Company or any of its consolidated Subsidiaries during the period tested, plus rental expense and operating lease payments, and all taxes paid in cash during such period.  The Fixed Charge Coverage Ratio shall be determined for the period tested on a consolidated basis.  For each period ending on or before the ending date of the Company's fiscal quarter that will end on or about March 31, 2010, the calculation of the Company's Fixed Charge Coverage Ratio shall not include principal payments made or payable during such period on the Debt payable to the noteholders under that certain Amended and Restated Note Purchase and Private Shelf Agreement dated as of September 20, 2002, entered into by and among the Company, Prudential, Prudential Investment Management, Inc., and certain Prudential affiliates, as amended, and as it may hereafter be amended, modified, or restated from time to time and that certain Credit Agreement dated as of November 16, 2001 entered into by and between the Company and Fifth Third Bank, as amended, and as it may be hereafter modified or restated from time to time.

"GAAP."  Generally accepted accounting principles in the United States.

"Holder" or "Debentureholder."  A Person in whose name a Debenture is registered.

"Indenture."  This Indenture as amended from time to time, including the terms of the Debentures and any amendments.

"Interest Rate Hedging Agreements."  With respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

3

"Officers' Certificate."  A certificate signed by two Officers, at least one of whom shall be the principal executive officer, principal financial officer or principal accounting officer of the Company.  See Section 11.03 and Section 11.04.

"Opinion of Counsel."  Written opinion from legal counsel who is acceptable to the Trustee.  See Section 11.03 and Section 11.04.

"Person."  Any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

"Principal" of a Debenture means the principal of the Debenture plus the premium, if any, on the Debenture which is due or overdue or is to become due at the relevant time.

"Proceeding."  A liquidation, dissolution, bankruptcy, insolvency, reorganization, receivership or similar proceeding under Bankruptcy Law, an assignment for the benefit of creditors, any marshalling of assets or liabilities, or winding up or dissolution, but shall not include any transaction permitted by and made in compliance with Article V.

"Representative."  The indenture trustee or other trustee, agent or representative for an issue of Senior Debt.

"SEC."  The U.S. Securities and Exchange Commission.

"Senior Debt."  (i) Debt of the Company under or in respect of any Credit Facility, whether for principal, interest (including interest accruing after the filing of a petition initiating any proceeding pursuant to any Bankruptcy Law, whether or not the claim for such interest is allowed as a claim in such proceeding), reimbursement obligations, fees, commissions, expenses, indemnities or other amounts and (ii) any other Debt of the Company permitted under the terms of this Indenture, unless the instrument under which such Debt is incurred or issued expressly provides that it is on a parity with or subordinated in right of payment to the Debentures. Notwithstanding anything to the contrary in the foregoing sentence, Senior Debt shall not include (i) any liability for federal, state, local or other taxes owed or owing by the Company, (ii) any Debt of the Company to any of its Subsidiaries or other Affiliates, (iii) any trade payables, (iv) any Debt that is incurred in violation of this Indenture (other than Debt under any Credit Facility that is incurred on the basis of a representation by the Company to the applicable lenders that it is permitted to incur such Debt under this Indenture) or (v) Debt that, if it were treated as Senior Debt at the time when it was incurred, would have caused the total unpaid principal amount of Senior Debt of the Company that would then be outstanding to have exceeded $50,000,000.

"Subsidiary."  In respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

4

"TIA."  The Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as amended, as in effect on the date of this Indenture, except as provided in Section 1.04 and Section 9.03.

"Trust Officer."  Any officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters or to whom a matter concerning the Indenture may be referred.

"Trustee."  The party named as such above until a successor replaces it and thereafter means the successor.  See also Section 10.14.

"U.S. Government Obligations."  Securities that are direct, noncallable, nonredeemable obligations of, or noncallable, nonredeemable obligations guaranteed by, the United States for the timely payment of which obligation or guarantee the full faith and credit of the United States is pledged, or funds consisting solely of such securities, including funds managed by the Trustee or one of its Affiliates (including such funds for which it or its Affiliates receives fees in connection with such management).

"Unfunded Capital Expenditures."  For any period tested, a dollar amount not less than zero equal to the Company's capital expenditures as shown under "Investing Activities" in the Company's consolidated statement of cash flows for such period in accordance with GAAP, minus the sum of (i) proceeds from property and equipment disposals under "Investing Activities" in the Company's consolidated statement of cash flows for such period in accordance with GAAP, and (ii) proceeds from the issuance of long-term debt and from sale-leaseback transactions included under "Financing Activities" in the Company's consolidated statement of cash flows for such period in accordance with GAAP.

Section 1.02.  Other Definitions.

Term	Defined in Section
"Bankruptcy Law"	6.01
"Custodian"	6.01
"Defaulted Interest"	2.13
"Distribution"	10.14
"Fixed Charge Coverage Ratio"	4.02
"Event of Default"	6.01
"incur"	4.03
"Junior Debentures"	10.13
"Legal Holiday"	11.06
"Notice"	11.01
"Officer"	11.09
"Paying Agent"	2.03
"Payment Blockage Period"	10.14
"Proceeding"	1.01
"Registrar"	2.03

5

"Senior Debt Default Notice"	10.14
"Senior Debt Payment Default"	10.14
"Tangible Liabilities"	4.03
"Tangible Net Worth"	4.03

Section 1.03.  Rules of Construction.  Unless the context otherwise requires:

(a)           a term defined in Section 1.01 or Section 1.02 has the meaning assigned to it therein, and terms defined in the TIA have the meanings assigned to them in the TIA;

(b)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)           "or" is not exclusive;

(d)           words in the singular include the plural, and words in the plural include the singular;

(e)           provisions apply to successive events and transactions;

(f)           "herein," "hereof" and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and

(g)           "including" means including without limitation.

Section 1.04.  Trust Indenture Act.  The provisions of TIA Sections 310 through 317 that impose duties on any Person (including the provisions automatically deemed included herein unless expressly excluded by this Indenture) are a part of and govern this Indenture upon and so long as the Indenture and Debentures are subject to the TIA.  If any provision of this Indenture limits, qualifies or conflicts with such duties, the imposed duties shall control.  If a provision of the TIA requires or permits a provision of this Indenture and the TIA provision is amended, then the Indenture provision shall be automatically amended to like effect.

ARTICLE II
THE DEBENTURES

Section 2.01.  Form and Dating.  The Debentures and the certificate of authentication shall be substantially in the form of Exhibit A, which is hereby incorporated in and expressly made a part of this Indenture.  The Debentures may have notations, legends or endorsements required by Section 2.11, law, stock exchange rule, automated quotation system, agreements to which the Company is subject, or usage.  Each Debenture shall be dated the date of its authentication.  The Debentures shall be in denominations of $1,000.00 and whole multiples of $1,000.00.

Section 2.02.  Execution and Authentication.  Two Officers shall sign the Debentures for the Company by manual or facsimile signature.

6

If an Officer whose signature is on a Debenture no longer holds that office at the time the Debenture is authenticated, the Debenture is still valid.

A Debenture shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Debenture.  The signature shall be conclusive evidence that the Debenture has been authenticated under this Indenture.

The Trustee shall authenticate Debentures for original issue up to the amount stated in paragraph 4 of Exhibit A in accordance with an Officers' Certificate of the Company.  The aggregate principal amount of Debentures outstanding at any time may not exceed that amount except as provided in Section 2.07. In accepting the responsibilities under this Indenture in relation to such Debentures, the Trustee shall receive, and (subject to Section 7.01) will be fully protected in relying upon, an Opinion of Counsel stating that the Indenture and such Debentures, when authenticated and delivered by the Trustee and issued by the Company in the manner and subject to any conditions specified in such Opinion of Counsel, will constitute valid and binding obligations of the Company enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting creditors' rights and by general principles of equity; and that all laws and requirements in respect of the execution and delivery by the Company of such Securities have been complied with.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Debentures.  An authenticating agent may authenticate Debentures whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with the Company or an Affiliate.

Section 2.03.  Agents.  The Company shall maintain an office or agency where Debentures may be presented for registration of transfer or for exchange ("Registrar"), where Debentures may be presented for payment ("Paying Agent").  Whenever the Company must issue or deliver Debentures pursuant to this Indenture, the Trustee shall authenticate the Debentures at the Company's request.  The Registrar shall keep a register of the Debentures and of their transfer and exchange.

The Company may appoint more than one Registrar or Paying Agent.  The Company shall notify the Trustee of the name and address of any Agent not a party to this Indenture.  If the Company does not appoint another Registrar or Paying Agent, the Trustee shall act as such.

Prior to due presentment of a Debenture for registration of transfer, the Company, the Trustee, and any agent of the Company or the Trustee may treat the Person in whose name such Debenture is registered as the owner of such Debenture for the purpose of receiving payment of principal of and any interest on such Debenture and for all other purposes whatsoever.

7

Section 2.04.  Paying Agent To Hold Money in Trust.  At least one Business Day prior to each due date of the Principal and interest on any Debenture, the Company shall deposit with the Paying Agent a sum sufficient to pay such Principal and interest when so becoming due.  The Company shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent will hold in trust for the benefit of Debentureholders or the Trustee all money held by the Paying Agent for the payment of the Principal of or interest on the Debentures, will notify the Trustee of any Default by the Company in making any such payment, and will comply with ARTICLE XI.  While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent.  Upon complying with this Section, the Paying Agent shall have no further liability for the money delivered to the Trustee.  If the Company or any Affiliate acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund.

Section 2.05.  Debentureholder Lists.  The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Debentureholders.  If the Trustee is not the Registrar, the Company shall furnish to the Trustee, in writing at least ten (10) Business Days before each interest payment date and at such other times as the Trustee may request, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Debentureholders.

Section 2.06.  Transfer and Exchange.  The Debentures shall be issued in registered form and shall be transferable only upon surrender of a Debenture for registration of transfer.  When a Debenture is presented to the Registrar with a request to register a transfer or to exchange them for an equal principal amount of Debentures of other denominations, the Registrar shall register the transfer or make the exchange if its requirements for such transactions are met and the Debenture has not been redeemed.  The Company may charge a reasonable fee for any registration of transfer or exchange but not for any exchange pursuant to Section 2.10, Section 3.07, Section 9.05 or Section 10.02.

All Debentures issued upon any transfer or exchange pursuant to the terms of this Indenture will evidence the same debt and will be entitled to the same benefits under this Indenture as the Debentures surrendered upon such transfer or exchange.

Section 2.07.  Replacement Debentures.  If the Holder of a Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, then, in the absence of notice to the Company that the Debenture has been acquired by a protected purchaser, the Company shall issue a replacement Debenture.  If required by the Trustee or the Company, an indemnity bond must be provided which is sufficient in the judgment of both to protect the Company, the Trustee and the Agents from any loss which any of them may suffer if a Debenture is replaced.  The Company or the Trustee may charge the Holder for its expenses in replacing a Debenture.

Every replacement Debenture is an additional obligation of the Company.

Section 2.08.  Outstanding Debentures.

(a)     Debentures outstanding at any time are all Debentures authenticated by the Trustee except for those canceled by the Registrar, those delivered to it for cancellation and those described in this Section as not outstanding.  A Debenture does not cease to be outstanding because the Company or an Affiliate holds the Debenture.

8

(b)     If a Debenture is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Company receives proof satisfactory to it that the replaced Debenture is held by a protected purchaser.

(c)     If Debentures are considered paid under Section 4.01, they cease to be outstanding and interest on them ceases to accrue.

Section 2.09.  Treasury Debentures Disregarded for Certain Purposes.  In determining whether the Holders of the required Principal amount of Debentures have concurred in any direction, waiver or consent, Debentures owned by the Company or an Affiliate shall be disregarded and deemed not to be outstanding, except that, for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Debentures which the Trustee knows are so owned shall be so disregarded.  Debentures so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee's right to deliver any such direction, waiver or consent with respect to the Debentures and that the pledgee is not the Company or any other obligor upon the Debentures or any Affiliate of the Company or of such other obligor.

Section 2.10.  Temporary Debentures.  Until definitive Debentures are ready for delivery, the Company may use temporary Debentures.  Temporary Debentures shall be substantially in the form of definitive Debentures but may have variations that the Company considers appropriate for temporary Debentures.  Without unreasonable delay, the Company shall deliver definitive Debentures in exchange for temporary Debentures.

Section 2.11.  Global Debentures.  The Company may issue some or all of the Debentures in temporary or permanent global form.  The Company may issue a global Debenture only to a depository.  A depository may transfer a global Debenture only to its nominee or to a successor depository.  Interests in a global Debenture may be exchanged for definitive Debentures as directed by the depository in accordance with its procedures.  A global Debenture shall represent the amount of Debentures specified in the global Debenture, as reflected in the schedule of exchanges to such global Debenture substantially in the form of Exhibit B.  A global Debenture may have variations that the depository requires or that the Company considers appropriate for such a security.

Beneficial owners of part or all of a global Debenture are subject to the rules of the depository as in effect from time to time.

The Company, the Trustee and the Agents shall not be responsible for any acts or omissions of a depository, for any depository records of beneficial ownership interests or for any transactions between the depository and beneficial owners.

Section 2.12.  Cancellation.  The Company at any time may deliver Debentures to the Trustee for cancellation.  The Paying Agent, if not the Trustee, shall forward to the Trustee any Debentures surrendered to them for payment.  The Trustee shall cancel all Debentures surrendered for registration of transfer, exchange, payment, or cancellation and shall dispose of canceled Debentures according to its standard procedures.  The Company may not issue new Debentures to replace Debentures that it has paid or which have been delivered to the Trustee for cancellation.

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Section 2.13.  Defaulted Interest.  If the Company defaults in a payment of interest on the Debentures ("Defaulted Interest") such Defaulted Interest shall cease to be payable to the Debentureholder on the relevant record date and shall be paid by the Company, at its election, under either (1) or (2) below:

(a)      The Company may pay the Defaulted Interest together with interest thereon to the Persons which are Debentureholders on a subsequent special record date.  The Company shall notify the Trustee of the amount of Defaulted Interest together with interest thereon to be paid and pay over such amount to the Trustee.  The Trustee shall then fix a special record date and at the Company's expense shall notify Debentureholders not less than 10 days prior to such special record date of the proposed payment, of the special record date, and of the payment date.

(b)     The Company may make payment of Defaulted Interest together with interest thereon in any lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Debentures may be listed or designated for issuance.  The Company shall give prompt notice to the Trustee and Debentureholders that it intends to make payment pursuant to this Section 2.13(b) and of the special record date of the proposed payment, and of the payment date. Such notice shall be delivered by the Company to the Trustee not less than 10 days prior to such special record date of the proposed payment.

Section 2.14.  CUSIP Numbers.  The Company in issuing the Debentures may use CUSIP numbers, if then generally in use, and the Trustee may use such numbers in any notice, including any notice of redemption or exchange, with respect to such Debentures provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Debentures or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Debentures, and any such redemption shall not be affected by any defect in or omission of such numbers.  The Company will promptly notify the Trustee in writing of any change in the CUSIP numbers.

ARTICLE III
REDEMPTION

Section 3.01.  General.  The Debentures are not redeemable by the Company at any time prior to [first anniversary of date of issue].  From and after [first anniversary of date of issue], the Company may, at its option, redeem the Debentures, in whole or in part, subject to compliance with Article III of this Indenture, at a redemption price equal to 100% of the principal amount of the Debentures to be redeemed. The Company's right to redeem Debentures under this Article III may not be exercised if and for so long as the Company has failed to pay interest on any Debenture when the same becomes due and payable.

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Section 3.02.   Notice to Trustee.

(a)      If Debentures are to be redeemed, the Company shall notify the Trustee of the redemption date, the Principal amount of Debentures to be redeemed and the provision of the Debentures permitting or requiring the redemption.

(b)      The Company shall give each notice provided for in this Section at least 50 days before the redemption date unless a shorter period is satisfactory to the Trustee. If fewer than all the Debentures are to be redeemed, the record date relating to such redemption shall be selected by the Company and given to the Trustee, which record date shall be not less than 15 days prior to the redemption date.

Section 3.03.   Selection of Debentures To Be Redeemed.  If less than all the Debentures are to be redeemed, the Trustee shall select the Debentures to be redeemed by a method that complies with the requirements, if any, of any stock exchange on which the Debentures are listed and that the Trustee considers fair and appropriate, which may include selection pro rata or by lot.  The Trustee shall make the selection from Debentures outstanding not previously called for redemption.  The Trustee may select for redemption portions of the Principal of Debentures that have denominations larger than $1,000.  Debentures and portions thereof selected by the Trustee shall be in amounts of $1,000 or whole multiples of $1,000.  Provisions of this Indenture that apply to Debentures called for redemption also apply to portions of Debentures called for redemption.  Global Debentures shall be selected for redemption in accordance with the procedures of the depository.

Section 3.04.   Notice of Redemption.  At least 30 days but not more than 60 days before a redemption date, the Company shall mail a notice of redemption to each Holder whose Debentures are to be redeemed.

The notice shall state that it is a notice of redemption, identify the Debentures to be redeemed and shall state:

(a)     the redemption date;

(b)    the redemption price;

(c)     the name and address of the Paying Agent;

(d)     that Debentures called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(e)     that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Debentures (or portion thereof) called for redemption ceases to accrue on and after the redemption date; and

(f)      list the CUSIP number of the Debentures and state that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Debentures.

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At the Company's request, the Trustee shall give the notice of redemption in the Company's name and at its expense.

Section 3.05.  Effect of Notice of Redemption.  Once notice of redemption is mailed, Debentures called for redemption become due and payable on the redemption date at the redemption price.  Upon surrender to the Paying Agent, such Debentures shall be paid at the redemption price stated in the notice, plus accrued interest to the redemption date.  Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

Section 3.06.  Deposit of Redemption Price.  At least one Business Day prior to the redemption date, the Company shall deposit with the Paying Agent (or, if the Company or any Affiliate is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of, and accrued interest on, all Debentures to be redeemed on that date other than Debentures or portions of Debentures called for redemption which have been delivered by the Company to the Registrar for cancellation.  Unless the Company shall default in the payment of Debentures (and accrued interest) called for redemption, interest on such Debentures shall cease to accrue after the redemption date.

Section 3.07.  Debentures Redeemed in Part.  Upon surrender of a Debenture that is redeemed in part, the Company shall deliver to the Holder (at the Company's expense) a new Debenture equal in Principal amount to the unredeemed portion of the Debenture surrendered.

ARTICLE IV
COVENANTS

Section 4.01.  Payment of Debentures.  The Company shall pay or cause to be paid the Principal of and interest on the Debentures on the dates and in the manner provided in the Debentures and this Indenture.  Principal and interest shall be considered paid on the date due if the Paying Agent (if other than the Company or an Affiliate thereof) holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all Principal and interest then due.  The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue Principal at the rate equal to two percent per annum in excess of the then applicable interest rate on the Debentures to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue Defaulted Interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02.  Restrictions on Dividends and other Payments. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:  (i) declare or pay a dividend or make any other payment or distribution on account of the Company's Equity Interests (including, without limitation, any payment to holders of the Company's Equity Interests in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's Equity Interests in their capacity as such; (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company in excess of $2,000,000 in the aggregate during any 12-month period; (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Debt that is subordinated to the Debentures, except at final maturity (all such payments and other actions set forth in clauses (i) through (iii) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment: (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (ii) the Company's Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters ended with the fiscal quarter most recently completed before the date of such Restricted Payment, shall (on a pro forma basis, as adjusted to give effect to such Restricted Payment as if it had been made as of the close of business on the last day of such period) have been greater than or equal to 1.30 to 1.00.

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Section 4.03.  Restrictions on Debt. Subject to the provisions of Section 4.08, the Company shall not create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Debt, and shall not permit any Subsidiary to incur any Debt, unless (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (ii) the Company's Fixed Charge Coverage Ratio for the period of four (4) consecutive fiscal quarters ended with the fiscal quarter most recently completed before the date such is incurred, shall (on a pro forma basis, as adjusted to give effect to the incurrence of such Debt as if it had been incurred as of the close of business on the last day of such period) have been greater than or equal to 1.30 to 1.00.

Section 4.04.  SEC Reports.  The Company shall file with the Trustee within 15 days after it files them with the SEC copies of the annual reports and of the information, documents and other reports which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.  The Company will cause any quarterly and annual reports which it makes available to its stockholders to be mailed to the Holders.  The Company will also comply with the other provisions of TIA Section 314(a).  Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee's receipt of such shall not constitute notice or constructive notice of any information contained therein or determinable from information contained therein, including the Company's compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers' Certificates).

Section 4.05.  Compliance Certificate.  The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year of the Company, an Officers' Certificate (that need not comply with the provisions of Section 11.04) stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer(s) with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge, in such Officer's capacity as an Officer of the Company:

(a)      the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default (without regard to grace periods or notice requirements) in the performance or observance of any of the terms, provisions and conditions of this Indenture, or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto; and

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(b)     no event has occurred and remains in existence by reason of which payments on account of the Principal of or interest on the Debentures are prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

Section 4.06.  Notice of Certain Events.  The Company shall give prompt written notice to the Trustee and any Paying Agent of (i) any Proceeding, (ii) any Default or Event of Default, (iii) any cure or waiver of any Default or Event of Default, (iv) any Senior Debt Payment Default or Senior Debt Default Notice, and (v) if and when the Debentures are listed on any stock exchange.

Section 4.07.  Corporate Existence. Except as permitted by Article V hereof, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and all rights (charter and statutory) of the Company.

Section 4.08.  Senior Debt Limitation. Notwithstanding the provisions of Section 4.03 hereof, the Company shall not incur, create, issue, assume, guarantee or otherwise become liable for any Debt (other than Debt that is Senior Debt at the time that the Company incurs, creates, issues, assumes, guarantees, or otherwise becomes liable therefor) that is senior in any respect in right of payment to the Debentures.

ARTICLE V
SUCCESSORS

Section 5.01.  When Company May Merge, etc.  The Company shall not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets, in one or more related transactions, to any Person unless:

(a)      either the Company shall be the resulting or surviving entity or such Person is a corporation organized and existing under the laws of the United States, a State thereof or the District of Columbia;

(b)     if the Company is not the resulting or surviving entity, such Person assumes by supplemental indenture all the obligations of the Company under the Debentures and this Indenture; and

(c)      immediately before and immediately after giving effect to such transaction or series of transactions no Default exists.

The Company shall deliver to the Trustee prior to the proposed transaction an Officers' Certificate and an Opinion of Counsel, each of which shall state that such consolidation, merger or transfer and such supplemental indenture comply with this ARTICLE V and that all conditions precedent herein provided for relating to such transaction and the execution and delivery of such supplemental indenture have been complied with.

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Section 5.02.  Successor Corporation Substituted.  Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Debentures with the same effect as if such successor corporation had been named as the Company herein and in the Debentures.  Thereafter the obligations of the Company under the Debentures and Indenture shall terminate except for (i) obligations the Company may have under a supplemental indenture pursuant to Article IX and (ii) in the case of a sale, assignment, transfer, lease, conveyance or other disposition of the assets of the Company, the obligation to pay the Principal of and interest on the Debentures.

ARTICLE VI
DEFAULTS AND REMEDIES

Section 6.01.  Events of Default.  An "Event of Default" occurs if:

(a)     the Company fails to pay interest on any Debenture when the same becomes due and payable and such failure continues for a period of 10 days, whether or not such payment is prohibited by the provisions of Article X;

(b)     the Company fails to pay the Principal of any Debenture when the same becomes due and payable at maturity, upon redemption or otherwise, whether or not such payment is prohibited by the provisions of Article X;

(c)      the Company fails to observe or perform any covenant, condition or agreement on the part of the Company to be observed or performed pursuant to Article V;

(d)     the Company fails to comply with any of its other agreements or covenants in, or provisions of, the Debentures or this Indenture and such failure continues for the period and after the notice specified below;

(e)     a default occurs under any Senior Debt of the Company, whether such Senior Debt now exists or shall be created hereafter, which default results in the acceleration of such Senior Debt prior to its express maturity; provided, that if any such acceleration is rescinded, or such Senior Debt is repaid, within a period of 10 days from the continuation of such default beyond the occurrence of such acceleration, as the case may be, such Event of Default under this Indenture and any consequential acceleration of the Debentures shall be automatically rescinded;

(f)      the Company pursuant to or within the meaning of any Bankruptcy Law:

  (i)          commences a voluntary case or proceeding,

  (ii)         consents to the entry of an order for relief against it in an involuntary case or proceeding,

  (iii)        consents to the appointment of a Custodian of it or for all or substantially all of its property, or

  (iv)        makes a general assignment for the benefit of its creditors; or

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(g)     a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

  (i)           is for relief against the Company in an involuntary case or proceeding,

  (ii)         appoints a Custodian of the Company for all or substantially all of its property, or

  (iii)        orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default, whether it is voluntary or involuntary, a consequence of the application of ARTICLE XI, or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term "Bankruptcy Law" means title 11 of the U.S. Code or any other U.S. federal or state law relating to bankruptcy, insolvency, winding up, liquidation, receivership, reorganization or relief of debtors.  The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

A Default under clause (d) is not an Event of Default until the Trustee or the Holders of at least 25% in Principal amount of the Debentures notify the Company and the Trustee of the Default and the Company does not cure the Default, or it is not waived, within 45 days after receipt of the notice.  The notice must specify the Default, demand that it be remedied to the extent consistent with law, and state that the notice is a "Notice of Default."

Section 6.02.  Acceleration.  If an Event of Default (other than an Event of Default specified in clause (e) or (f) of Section 6.01) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in Principal amount of the Debentures by notice to the Company and the Trustee, may declare the Principal of and accrued and unpaid interest on all the Debentures to be due and payable.  Upon such declaration the Principal and interest shall be due and payable immediately.  If an Event of Default specified in clause (e) or (f) of Section 6.01 occurs with respect to the Company, all the Principal of and accrued and unpaid interest on all the Debentures shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Holders of a majority in Principal amount of the Debentures by notice to the Company and the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and if all existing Events of Default have been cured or waived except nonpayment of Principal or interest that has become due solely because of the acceleration.

Section 6.03.  Other Remedies.  If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of Principal or interest on the Debentures or to enforce the performance of any provision of the Debentures or this Indenture.

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The Trustee may maintain a proceeding even if it does not possess any of the Debentures or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Debentureholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

Section 6.04.  Waiver of Past Defaults.  The Holders of a majority in Principal amount of the Debentures by notice to the Trustee may waive an existing Default and its consequences except:

(a)     a Default in the payment of the Principal of or interest on any Debenture;

(b)     a Default with respect to a provision that under Section 9.02 cannot be amended without the consent of each Debentureholder affected.

Section 6.05.  Control by Majority.  The Holders of a majority in Principal amount of the Debentures may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, is unduly prejudicial to the rights of other Debentureholders, or would involve the Trustee in personal liability or expense for which the Trustee has not received a satisfactory indemnity.

Section 6.06.  Limitation on Suits.  A Debentureholder may pursue a remedy with respect to this Indenture or the Debentures only if:

(a)      the Holder gives to the Trustee notice of a continuing Event of Default;

(b)     the Holders of at least 25% in Principal amount of the Debentures make a request to the Trustee to pursue the remedy and such Holders have offered to the Trustee indemnity satisfactory to the Trustee against the costs, expenses, and liabilities to be incurred in compliance with such request;

(c)      the Trustee either (i) gives to such Holders notice it will not comply with the request, or (ii) does not comply with the request within 15 days after receipt of the request; and

(d)     the Holders of a majority in Principal amount of the Debentures do not give the Trustee a direction inconsistent with the request prior to the earlier of the date, if ever, on which the Trustee delivers a notice under Section 6.06(c)(i) or the expiration of the period described in Section 6.06(c)(ii).

A Debentureholder may not use this Indenture to prejudice the rights of another Debentureholder or to obtain a preference or priority over another Debentureholder. The Trustee shall mail to all Holders any notice it receives from Holders under this Section and of any notice the Trustee provides pursuant to Section 6.06(c)(i).

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Section 6.07.  Rights of Holders To Receive Payment.  Notwithstanding any other provision of this Indenture, the right of any Holder of a Debenture to receive payment of Principal and interest on the Debenture, on or after the respective due dates expressed in the Debenture, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.

Nothing in this Indenture limits or defers the right or ability of Holders to petition for commencement of a case under applicable Bankruptcy Law to the extent consistent with such Bankruptcy Law.

Section 6.08.  Collection Suit by Trustee.  If an Event of Default in the payment of Principal or interest specified in clause (a) or (b) of Section 6.01 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of Principal and accrued interest remaining unpaid, together with, to the extent that payment of such interest is lawful, interest on overdue principal and on overdue Defaulted Interest, in each case at the rate per annum borne by the Debentures and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09.  Trustee May File Proofs of Claim.  The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company, its creditors or its property and shall be entitled and empowered to collect and receive any money or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07, and to the extent that such payment of the reasonable compensation, expenses, disbursements and advances in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other property which the Holders may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to, or, on behalf of any Holder, to authorize, accept or adopt any plan of reorganization, arrangement, adjustment or composition affecting the Debentures or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding. The Trustee may, on behalf of the Holders, vote for the election of a trustee in bankruptcy or similar official and be a member of a creditors' or other similar committee.

Section 6.10.  Priorities.  After an Event of Default any money or other property distributable in respect of the Company's obligations under this Indenture shall be paid in the following order:

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First:  to the Trustee (including any predecessor Trustee) for amounts due or reasonably anticipated to become due under Section 7.07;

Second:  to holders of Senior Debt to the extent required by ARTICLE XI;

Third:  to Debentureholders for amounts due and unpaid on the Debentures for Principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Debentures for Principal and interest, respectively; and

Fourth:  to the Company.

The Trustee may fix a record date and payment date for any payment to Debentureholders.

Section 6.11.   Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in Principal amount of the Debentures.

Section 6.12.   Actions of a Holder.  For the purpose of providing any consent, waiver or instruction to the Company or the Trustee, a "Holder" or "Debentureholder" shall include a Person who provides to the Company or the Trustee, as the case may be, an affidavit of beneficial ownership of a Debenture together with a satisfactory indemnity against any loss, liability or expense to such party to the extent that it acts upon such affidavit of beneficial ownership (including any consent, waiver or instructions given by a Person providing such affidavit and indemnity).

ARTICLE VII
TRUSTEE

Section 7.01.   Duties of Trustee.

(a)           If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of its own affairs.

(b)           Except during the continuance of an Event of Default:

(i)           The Trustee need perform only those duties that are specifically set forth in this Indenture and no others.

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(ii)           In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c)           The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)           This paragraph does not limit the effect of paragraph (b) of this Section.

(ii)          The Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.

(iii)         The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 or in accordance with the direction of the Holders of a majority in principal amount of the Outstanding Debentures relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any right or power conferred upon the Trustee, under this Indenture.

(iv)         The Trustee may refuse to perform any duty or exercise any right or power which would require it to expend its own funds or risk any liability if it shall reasonably believe that repayment of such funds or adequate indemnity against such risk is not reasonably assured to it.

(d)           Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section.

(e)           The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree with the Company in writing. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02.   Rights of Trustee.

(a)           The Trustee may rely on any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.

(b)           Before the Trustee acts or refrains from acting, it may require an Officers' Certificate or an Opinion of Counsel.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers' Certificate or an Opinion of Counsel.  The Trustee may also consult with counsel on any matter relating to the Indenture or the Debentures and the Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the advice of such counsel or in reliance on any Opinion of Counsel.

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(c)           The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)           The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers.

(e)           Except in connection with compliance with TIA Section 310 or 311, the Trustee shall only be charged with knowledge of Trust Officers.

Section 7.03.   Individual Rights of Trustee; Disqualification.  The Trustee in its individual or any other capacity may become the owner or pledgee of Debentures and may otherwise deal with the Company or an Affiliate of the Company with the same rights it would have if it were not Trustee.  Any Agent may do the same with like rights.  However, the Trustee is subject to TIA Sections 310(b) and 311. Any other indenture of the Company is excluded from TIA Section 310(b) to the maximum extent allowable by the TIA.

Section 7.04.   Trustee's Disclaimer.  The Trustee shall have no responsibility for the validity or adequacy of this Indenture or the Debentures. It shall not be accountable for the Company's use of the proceeds from the Debentures, shall not be responsible for any statement in the Debentures other than its authentication, and shall not be responsible for any document or statement in connection with the issuance or sale of the Debentures.

Section 7.05.   Notice of Defaults.  If a continuing Default is known to the Trustee, the Trustee shall mail to Debentureholders a notice of the Default within 90 days after it occurs.  Except in the case of a Default in payment on any Debenture, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of Debentureholders.

Section 7.06.   Reports by Trustee to Holders.  If required pursuant to TIA Section 313(a), within 60 days after the reporting date stated in Section 11.09, the Trustee shall mail to Debentureholders a brief report dated as of such reporting date that complies with TIA Section 313(a).  The Trustee also shall comply with TIA Section 313(b)(2).

A copy of each report at the time of its mailing to Debentureholders shall be filed with the SEC and each stock exchange on which the Debentures are listed.

Section 7.07.   Compensation and Indemnity.  The Company shall pay to the Trustee from time to time reasonable compensation for its services, including for any Agent capacity in which it acts.  The Trustee's compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred by it.  Such expenses shall include the reasonable compensation and out-of-pocket expenses of the Trustee's agents and counsel.

The Company shall indemnify the Trustee against any loss, liability or expense incurred by it including in any Agent capacity in which it acts.  The Trustee shall notify the Company promptly of any claim for which it may seek indemnity.  The Company shall defend the claim and the Trustee shall cooperate in the defense.  The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel.

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The Company need not pay for any settlement made without its consent, which consent shall not unreasonably be withheld.  The Company need not reimburse any expense or indemnify against any loss or liability incurred by the Trustee through negligence, willful misconduct or bad faith.

To secure the Company's payment obligations in this Section, the Trustee shall have a lien prior to the Debentures on all money or property held or collected by the Trustee, except that held in trust to pay Principal and interest on particular Debentures.

Without prejudice to its rights hereunder, when the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(f) or (g) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law.

The provisions of this Section shall survive the satisfaction and discharge or termination of this Indenture, the resignation or removal of the Trustee, and the defeasance of the Debentures.

Section 7.08.   Replacement of Trustee.  A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee's acceptance of appointment as provided in this Section.

The Trustee may resign by so notifying the Company.  The Holders of a majority in Principal amount of the Debentures may remove the Trustee by so notifying the Trustee and the Company.  The Company may remove the Trustee if:

(a)           the Trustee fails to comply with Section 7.10;

(b)           the Trustee is adjudged a bankrupt or an insolvent;

(c)           a receiver or public officer takes charge of the Trustee or its property; or

(d)           the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee.

If a successor Trustee is not appointed and does not take office within 30 days after the retiring Trustee resigns, the retiring Trustee may appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office.  If a successor Trustee does not take office within 45 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or, subject to Section 6.11, any Debentureholder may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Debentureholder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.  Within one year after a successor Trustee appointed by the Company or a court pursuant to this Section 7.08 takes office, the Holders of a majority in Principal amount of the Debentures may appoint a successor Trustee to replace such successor Trustee.

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A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company.  Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Debentureholders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07.

Section 7.09.   Successor Trustee by Merger, etc.  If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee, if such successor corporation is eligible and qualified under Section 7.10.

Section 7.10.   Eligibility.  This Indenture shall always have a Trustee who satisfies the requirements of TIA Sections 310(a)(1) and 310(a)(2).  The Trustee shall always have a combined capital and surplus as stated in Section 11.09.

Section 7.11.   Preferential Collection of Claims Against Company.  Upon and so long as the Indenture is qualified under the TIA, the Trustee is subject to TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b).  A Trustee who has resigned or been removed is subject to TIA Section 311(a) to the extent indicated.

ARTICLE VIII
SATISFACTION AND DISCHARGE

Section 8.01.   Satisfaction and Discharge of Indenture.  This Indenture shall cease to be of further effect (except as to any registration of transfer or exchange of Debentures expressly provided for herein), and the Trustee, on demand of and at expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when

(a)           either

(i)           all Debentures theretofore authenticated and delivered (other than (x) Debentures which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.07 and (y) Debentures for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 8.04) have been delivered to the Trustee for cancellation; or

(ii)           all such Debentures not theretofore delivered to the Trustee for cancellation

(A)           have become due and payable, or

(B)           will become due and payable at their stated maturity within one year, or

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(C)           are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company in the case of (A), (B), and (C) above, has deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount of money or U.S. Government Obligations, or a combination thereof in such amounts as will be sufficient, in the opinion of a nationally recognized firm of public accountants, to pay and discharge the entire indebtedness on such Debentures not theretofore delivered to the Trustee for cancellation, for Principal and interest to the date of such deposit (in the case of Debentures which have become due and payable) or to the stated maturity or redemption date, as the case may be;

(b)           the Company has paid or caused to be paid all other sums payable hereunder by the Company; and

(c)           the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Holders under Section 4.01, to the Trustee under Section 7.07, and, if money or U.S. Government Obligations shall have been deposited with the Trustee pursuant to clause (ii) of paragraph (a) of this Section 8.01, the obligations of the Trustee under Section 8.02 shall survive.

Section 8.02.   Application of Trust Funds.  The Trustee or Paying Agent shall hold in trust, for the benefit of the Holders, all money and U.S. Government Obligations deposited with it (or into which such money and U.S. Government Obligations are reinvested) pursuant to Section 8.01.  It shall apply such deposited money and money from U.S. Government Obligations in accordance with this Indenture to the payment of the Principal and interest on the Debentures.  Money and U.S. Government Obligations so held in trust (i) are not subject to ARTICLE XI and (ii) are subject to the Trustee's rights under Section 7.07.

Section 8.03.   Reinstatement.  If the Trustee or Paying Agent is unable to apply any money or U.S. Obligations in accordance with Section 8.01 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company's obligations under this Indenture, the Debentures shall be revived and reinstated as though no deposit had occurred pursuant to this ARTICLE VIII, until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with Section 8.01; provided, however, that if the Company makes any payment of Principal of or interest on any Debenture following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Debentures to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent after payment in full to the Holders.

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Section 8.04.   Repayment to Company.  The Trustee and Paying Agent shall promptly turn over to the Company upon request any excess money or U.S. Government Obligations held by them at any time.  All money or U.S. Government Obligations deposited with the Trustee pursuant to Section 8.01 (and held by it or a Paying Agent) for the payment of Debentures subsequently redeemed shall be returned to the Company upon request.

The Trustee and the Paying Agent shall pay to the Company, upon request and subject to applicable abandoned property law, any money held by them for payment of Principal or interest that remains unclaimed for two years after the right to such money has matured.  After payment to the Company, Debentureholders entitled to the money shall look to the Company for payment as unsecured general creditors unless an abandoned property law designates another Person.

ARTICLE IX
AMENDMENTS

Section 9.01.   Without Consent of Holders.  The Company and the Trustee may amend this Indenture or the Debentures without the consent of any Debentureholder:

(a)           to cure any ambiguity, defect or inconsistency;

(b)           to comply with Section 5.01; or

(c)           to make any change that does not adversely affect the rights of any Debentureholder.

Section 9.02.  With Consent of Holders.  The Company and the Trustee may amend this Indenture or the Debentures with the written consent of the Holders of at least a majority in Principal amount of the Debentures.  However, notwithstanding the foregoing but subject to Section 9.04, without the written consent of each Debentureholder affected, an amendment or waiver, including a waiver pursuant to Section 6.04, may not:

(a)           reduce the amount of Debentures whose Holders must consent to an amendment;

(b)           reduce the interest on or change the time for payment of interest on any Debenture;

(c)           reduce the Principal of or change the fixed maturity of any Debenture;

(d)           make any Debenture payable in money other than that stated in the Debenture;

(e)           make any change in Section 6.04, Section 6.07 or Section 9.02 (second sentence); or

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(f)           make any change in ARTICLE XI that adversely affects the rights of any Debentureholder.

It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

An amendment under this Section may not make any change that adversely affects the rights under ARTICLE XI of any Senior Debt unless it consents to the change.

Section 9.03.   Compliance with Trust Indenture Act and Section 11.03.  Every amendment to this Indenture or the Debentures shall comply with the TIA as then in effect, so long as the Indenture and Debentures are subject to the TIA.  The Trustee is entitled to, and the Company shall provide an Opinion of Counsel and Officers' Certificate that the Trustee's execution of any amendment or supplemental indenture is permitted under this ARTICLE IX.

Section 9.04.   Revocation and Effect of Consents and Waivers.  A consent to an amendment or a waiver by a Holder of a Debenture shall bind the Holder and every subsequent Holder of that Debenture or portion of the Debenture that evidences the same debt as the consenting Holder's Debenture, even if notation of the consent or waiver is not made on the Debenture.  However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder's Debenture or portion of the Debenture if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective.  After an amendment or waiver becomes effective, it shall bind every Debentureholder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Debentureholders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture.  If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Debentureholders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or take any such action, whether or not such Persons continue to be Holders after such record date.  No such consent shall be valid or effective for more than 120 days after such record date.

Section 9.05.   Notice of Amendment; Notation on or Exchange of Debentures.  After any amendment under this Article becomes effective, the Company shall mail to Debentureholders a notice briefly describing such amendment.  The failure to give such notice to all Debentureholders, or any defect therein, shall not impair or affect the validity of an amendment under this Article.

The Company or the Trustee may place an appropriate notation about an amendment or waiver on any Debenture thereafter authenticated.  The Company may issue in exchange for affected Debentures new Debentures that reflect the amendment or waiver.

Section 9.06.   Trustee Protected.  The Trustee need not sign any supplemental indenture that adversely affects its rights.

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ARTICLE X
SUBORDINATION

Section 10.01.   Debentures Subordinated to Senior Debt.  The rights of Holders to payment of the Principal of and interest on the Debentures is subordinated to the rights of holders of Senior Debt, to the extent and in the manner provided in this ARTICLE X.

Section 10.02.    Debentures Subordinated in Any Proceeding.  Upon any Distribution in any Proceeding,

(a)           any Distribution to which the Holders are entitled shall be paid directly to the holders of Senior Debt to the extent necessary to make payment in full of all Senior Debt remaining unpaid after giving effect to all other Distributions to or for the benefit of the holders of Senior Debt; and

(b)           in the event that any Distribution is received by the Trustee before all Senior Debt is paid in full, such Distribution shall be applied by the Trustee in accordance with this ARTICLE X.

Section 10.03.   No Payment on Debentures in Certain Circumstances.  The Company shall not, directly or indirectly (other than in capital stock of the Company) pay any Principal of or interest on, redeem, defease or repurchase any of the Debentures (i) after any Senior Debt becomes due and payable, unless and until all such Senior Debt shall first be paid in full or (ii) after a Senior Debt Payment Default, unless and until such Senior Debt Payment Default has been cured, waived, or otherwise has ceased to exist.

During a Payment Blockage Period, no payment of any Principal of or interest on the Debentures may be made, directly or indirectly, by the Company.  Unless the Senior Debt in respect of which the Senior Debt Default Notice has been given has been declared due and payable in its entirety within the Payment Blockage Period, at the end of the Payment Blockage Period, the Company shall pay all sums not paid to the Holders during the Payment Blockage Period and resume all other payments on the Debentures as and when due.  Defaulted Interest shall be paid in accordance with Section 2.13.  Any number of Senior Debt Default Notices may be given; provided, however, that as to any issue of Senior Debt (i) not more than one Senior Debt Default Notice shall be given within a period of any [366] consecutive days, and (ii) no specific act, omission or condition that gave rise to a default that existed upon the date of such Senior Debt Default Notice (whether or not such default applies to the same issue of Senior Debt) shall be made the basis for the commencement of any other Payment Blockage Period.

If any Distribution, payment or deposit to redeem, defease or acquire any of the Debentures shall have been received by the Trustee at a time when such Distribution was prohibited by the provisions of this Section 10.03, then, unless such Distribution is no longer prohibited by this Section 10.03, such Distribution shall be received and applied by the Trustee for the benefit of the holders of Senior Debt, and shall be paid or delivered by the Trustee to the holders of Senior Debt for application to the payment of all Senior Debt.

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Section 10.04.   Subrogation.  The Holders shall not have any subrogation or other rights of recourse to any security in respect of any Senior Debt until such time as all Senior Debt shall have been paid in full.  Upon the payment in full of all Senior Debt, the Holders shall be subrogated to the rights of the holders of Senior Debt to receive Distributions applicable to Senior Debt until all amounts owing in respect of the Debentures shall be so paid.  No Distributions to the holders of Senior Debt which otherwise would have been made to the Holders shall, as between the Company and the Holders, be deemed to be payment by the Company to or on account of Senior Debt.

If any Distribution to which the Holders would otherwise have been entitled shall have been applied pursuant to the provisions of this Article to the payment of Senior Debt, then the Holders shall be entitled to receive from the holders of such Senior Debt any Distributions received by such holders of Senior Debt in excess of the amount sufficient to pay all amounts payable on such Senior Debt to the extent provided herein.

Section 10.05.   Obligations of the Company Unconditional.  This Article defines the relative rights of the Holders and holders of Senior Debt.  Nothing in this Indenture is intended to or shall impair, as between the Company and the Holders, the obligation of the Company, which is absolute and unconditional, to pay to the Holders the Principal of and interest on the Debentures as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders and creditors of the Company, other than the holders of Senior Debt, nor shall anything herein or in the Debentures prevent the Trustee or any Holder from exercising all remedies otherwise permitted by applicable law upon default under this Indenture, subject to the rights, if any, under this ARTICLE X, of the holders of Senior Debt in respect of any Distribution received upon the exercise of any such remedy.  If the Company fails because of this Article to pay principal of or interest on a Debenture on the due date, the failure is still a Default.  Upon any Distribution, the Trustee and the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which the Proceeding is pending, or a certificate of the liquidating trustee or agent or other Person making any Distribution for the purpose of ascertaining the Persons entitled to participate in such Distribution, the holders of Senior Debt and other Debt of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this ARTICLE X.

Section 10.06.   Trustee and Paying Agents Entitled to Assume Payments Not Prohibited in Absence of Notice.  The Trustee shall not at any time be charged with knowledge of the existence of any facts which would prohibit the making of any payment to or by the Trustee, unless and until a Trust Officer shall have received, no later than two Business Days prior to such payment, written notice thereof from the Company or from one or more holders of Senior Debt and, prior to the receipt of any such written notice, the Trustee, shall be entitled in all respects conclusively to presume that no such fact exists.  Unless the Trustee shall have received the notice provided for in the preceding sentence, the Trustee shall have full power and authority to receive such payment and to apply the same to the purpose for which it was received, and shall not be affected by any notice to the contrary which may be received by it on or after such date.  The foregoing shall not apply to any Affiliate of the Company acting as Paying Agent.

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Section 10.07.   Satisfaction and Discharge.  Amounts deposited in trust with the Trustee pursuant to and in accordance with ARTICLE VIII and not prohibited to be deposited under Section 10.03 when deposited shall not be subject to this ARTICLE X.

Section 10.08.   Subordination Rights Not Impaired by Acts or Omissions of the Company or Holders of Senior Debt.  No right of any holder of any Senior Debt established in this ARTICLE X shall at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any failure by the Company to comply with the terms of this Indenture.

Section 10.09.   Right to Hold Senior Debt.  The Trustee is entitled to all of the rights set forth in this ARTICLE X in respect of any Senior Debt at any time held by it to the same extent as any other holder of Senior Debt.

Section 10.10.   No Fiduciary Duty of Trustee or Debentureholders to Holders of Senior Debt.  Neither the Trustee nor the Holders owes any fiduciary duty to the holders of Senior Debt.  Neither the Trustee nor the Holders shall be liable to any holder of Senior Debt in the event that the Trustee, acting in good faith, shall pay over or distribute to the Holders, the Company, or any other Person, any property to which any holders of Senior Debt are entitled by virtue of this Article or otherwise.  Nothing contained in this Section 10.10 shall affect the obligation of any other such Person to hold such payment for the benefit of, and to pay such payment over to, the holders of Senior Debt.

Section 10.11.   Distribution to Holders of Senior Debt.  Any Distribution otherwise payable to the holders of the Debentures made to holders of Senior Debt pursuant to this Article shall be made to such holders of Senior Debt ratably according to the respective amount of Senior Debt held by each.

Section 10.12.   Trustee's Rights to Compensation, Reimbursement of Expenses and Indemnification.  The Trustee's rights to compensation, reimbursement of expenses and indemnification under Section 6.10 and Section 7.07 are not subordinated.

Section 10.13.   Exception for Certain Distributions.  The rights of holders of Senior Debt under this Article do not extend (a) to any Distribution to the extent applied to the Trustee's rights to compensation, reimbursement of expenses or indemnification or (b) to (i) securities which are subordinated to the securities distributed to the holders of Senior Debt on terms no less favorable to the holders of Senior Debt than the provisions of this Article, or (ii) Distributions under any plan approved by the court in any Proceeding.

Section 10.14.   Certain Definitions.  As used in this ARTICLE X,

"Distribution" in any Proceeding means any payment or distribution of assets or securities of the Company of any kind or character from any source, whether in cash, securities or other property made by the Company, custodian, liquidating trustee or agent or any other person whether pursuant to a plan or otherwise.

"Payment Blockage Period" means the period beginning when a Senior Debt Default Notice is given to the Company and the Trustee and ending (a) when the default identified in the Senior Debt Default Notice is cured, waived or otherwise ceases to exist or (b) after 179 days, whichever occurs first.

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"Senior Debt Default Notice" means any notice of a default (other than a Senior Debt Payment Default) that permits the holders of any Senior Debt to declare such Senior Debt due and payable.

"Senior Debt Payment Default" means a default in the payment of any principal of or interest on any Senior Debt.

"Trustee" for purposes of this ARTICLE X includes any Paying Agent.

ARTICLE XI
MISCELLANEOUS

Section 11.01.  Notices.  Any notice by one party to the other shall be in writing and sent to the other's address stated in Section 11.09.  The notice is duly given if it is delivered in Person or sent by a national courier service which provides next Business Day delivery or by first-class mail.

A party by notice to the other party may designate additional or different addresses for subsequent notices.

Any notice sent to a Debentureholder shall be mailed by first-class letter mailed to its address shown on the register kept by the Registrar.  Failure to mail a notice to a Debentureholder or any defect in a notice mailed to a Debentureholder shall not affect the sufficiency of the notice mailed to other Debentureholders.

If a notice is delivered or mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice to Debentureholders, it shall deliver or mail a copy to the Trustee and each Agent at the same time.

A "notice" includes any communication required by this Indenture.

Section 11.02. Communication by Holders with Other Holders.  Debentureholders may communicate pursuant to TIA Section 312(b) with other Debentureholders with respect to their rights under this Indenture or the Debentures.  The Company, the Trustee, and Registrar and anyone else shall have the protection of TIA Section 312(c).

Section 11.03. Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(a)           an Officers' Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

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(b)           an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 11.04. Statements Required in Certificate or Opinion.  Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a)           a statement that each Person making such certificate or opinion has read such covenant or condition;

(b)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)           a statement that, in the opinion of such Person, the Person has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)           a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 11.05.  Rules by Trustee and Agents.  The Trustee may make reasonable rules for action by or a meeting of Debentureholders.  Any Agent may make reasonable rules and set reasonable requirements for its functions.

Section 11.06.  Legal Holidays.  A "Legal Holiday" is a Saturday, a Sunday or a day on which the Trustee or banking institutions generally are not required to be open.  If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

Section 11.07.  No Recourse Against Others.  A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Debentures or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.

Section 11.08.  Duplicate Originals.  The parties may sign any number of copies, and may execute such in counterparts, of this Indenture.  One signed copy is enough to prove this Indenture.

Section 11.09.  Variable Provisions.  "Officer" means the President, any Vice-President, the Treasurer, the Secretary, any Assistant Treasurer or any Assistant Secretary of the Company.

The Company initially appoints the Trustee as Registrar and Paying Agent.

The first certificate pursuant to Section 4.06 shall be for the fiscal year ending on _____________________, 20___.

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The reporting date for Section 7.06 is May 15 of each year.  The first reporting date is May 15, 2010.

The Trustee shall always have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.  The Trustee will be deemed to be in compliance with the capital and surplus requirement set forth in the preceding sentence if its obligations are guaranteed by a Person which could otherwise act as Trustee hereunder and which meets such capital and surplus requirement and the Trustee has at least the minimum capital and surplus required by TIA Section 310(a)(2).

The Company's address is:

The Steak N Shake Company
36 S. Pennsylvania Street, Suite 500
Indianapolis, IN 46204
Facsimile No.:  ______________________
[Attention:  ________________________]

The Trustee's address is:

Wells Fargo Bank, National Association
230 West Monroe Street, Suite 2900
Chicago, IL 60606
Facsimile No.:  (312) 726-2158
Attention:  Corporate Trust Services

With respect to presentation of the Debentures for payment or registration of transfers or exchanges, the Trustee's address is 608 Second Avenue South, N9303-121, Minneapolis, Minnesota 55479, Attention:  Corporate Trust Operations.

Section 11.10.  Governing Law.  The laws of the State of New York, without reference to choice of law or conflict of law rules, shall govern this Indenture and the Debentures.

Section 11.11.  Force Majeure.  In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 11.12.  USA PATRIOT Act.  The parties hereto acknowledge that in accordance with Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (as amended, the "USA PATRIOT Act"), the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee.  The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

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Section 11.13.  Waiver of Jury Trial.

EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE DEBENTURES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signatures Begin on Following Page]

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SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

THE STEAK N SHAKE COMPANY

By:
[TITLE]

Attest:

Assistant Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Vice President

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EXHIBIT A
(Face of Debenture)

CUSIP  ______________________

No.__________________	$______________________

THE STEAK N SHAKE COMPANY

14% Subordinated Debenture Due 201_

Interest Payment Dates:  June 30 and December 31

Record Dates:  _________________________

The Steak n Shake Company promises to pay to __________________________ or registered assigns, the sum of _________________________ Dollars on [fifth anniversary of date of issue].

This Debenture is subordinated to Senior Debt as defined by the Indenture.  The Steak n Shake Company may, at its option, redeem the Debentures, in whole or in part and without premium or penalty, as of any date that occurs on or after [first anniversary of date of issue].  See the reverse and the Indenture referenced for additional provisions of this Debenture.

Dated:

Authenticated:

WELLS FARGO BANK,
NATIONAL ASSOCIATION, as Trustee		THE STEAK N SHAKE COMPANY

By		By
Authorized Officer

By

[SEAL]

(Back of Debenture)

THE STEAK N SHAKE COMPANY

14% Subordinated Debenture Due 201_

(1)           Interest.  The Steak n Shake Company (the "Company"), an Indiana corporation, promises to pay interest on the principal amount of this Debenture at the rate per annum shown above.  The Company will pay interest semiannually on June 30 and December 31 of each year, commencing June 30, 2010.  Interest on the Debentures will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from [Date of Issue].  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(2)           Method of Payment.  The Company will pay interest on the Debentures to the Persons who are registered holders of Debentures at the close of business on the record date for the next interest payment date, except as otherwise provided herein or in the Indenture even though Debentures are cancelled after the record date and on or before the interest payment date.  Holders must surrender Debentures to a Paying Agent to collect principal payments.  The Company will pay Principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts.  However, the Company may pay Principal and interest by wire transfer or check payable in such money.  It may mail an interest check to a record date holder's registered address.

(3)           Agents.  Initially, Wells Fargo Bank, National Association ("Trustee"), Corporate Trust Services, 230 West Monroe Street, Suite 2900, Chicago, Illinois 60606, will act as Registrar and Paying Agent.  With respect to presentation of the Debentures for payment or registration of transfers or exchanges, the Trustee's address is 608 Second Avenue South, N9303-121, Minneapolis, Minnesota 55479, Attention: Corporate Trust Operations. The Company may change any such Agent without notice.  The Company or an Affiliate may act in any such capacity.  Subject to certain conditions, the Company may change the Trustee.

(4)           Indenture.  The Company issued the Debentures under an Indenture dated as of ______________, 20__ ("Indenture") between the Company and the Trustee.  The terms of the Debentures include those stated in the Indenture and those made part of the Indenture by the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) (the "Act").  The Debentures are subject to all such terms, and Debentureholders are referred to the Indenture and the Act for a statement of such terms.  The Debentures are unsecured subordinated general obligations of the Company limited to $22,959,000 in aggregate principal amount.

(5)           Redemption.  The Debentures are not redeemable by the Company at any time prior to [first anniversary of date of issue].  From and after [first anniversary of date of issue], the Company may, at its option, redeem Debentures in accordance with Article III of the Indenture in whole or in part without premium or penalty.  The Company's right to redeem Debentures under this Section 5 may not be exercised if and for so long as the Company has failed to pay interest on any Debenture when the same becomes due and payable.

(6)           Notice of Redemption.  Notice of redemption will be mailed at least 30 days but not more than sixty (60) days before the redemption date to each holder of Debentures to be redeemed at his registered address.

(7)           Subordination.  The Debentures are subordinated to Senior Debt as defined in the Indenture.  To the extent provided in the Indenture, Senior Debt must be paid before the Debentures may be paid.  The Company agrees, and each Debentureholder by accepting a Debenture agrees, to the subordination and authorizes the Trustee to give it effect.

(8)           Denominations, Transfer, Exchange.  The Debentures are in registered form without coupons in denominations of $1,000 and whole multiples of $1,000.  The transfer of Debentures may be registered and Debentures may be exchanged as provided in the Indenture.  The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes required by law.  The Registrar need not exchange or register the transfer of any Debenture or portion of a Debenture selected for redemption.  Also, it need not exchange or register the transfer of any Debentures for a period of fifteen (15) days before a selection of Debentures to be redeemed.

(9)           Persons Deemed Owners.  Subject to Section 6.12 of the Indenture, the registered holder of a Debenture may be treated as its owner for all purposes.

(10)         Amendments and Waivers.  Subject to certain exceptions, the Indenture or the Debentures may be amended, and any Default may be waived, with the consent of the holders of a majority in Principal amount of the Debentures.  Without the consent of any Debentureholder, the Indenture or the Debentures may be amended to cure any ambiguity, defect or inconsistency, to provide for assumption of Company obligations to Debentureholders or to make any change that does not adversely affect the rights of any Debentureholder.

(11)         Successors.  When successors assume all the obligations of the Company under the Debentures and the Indenture, the Company will be released from those obligations, except as provided in the Indenture.

(12)         Satisfaction and Discharge Prior to Redemption or Maturity.  Subject to certain conditions, the Company at any time may terminate some or all of its obligations under the Debentures and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of Principal and interest on the Debentures to redemption or maturity.

(13)         Defaults and Remedies.  Subject to the Indenture, if an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the holders of at least 25% in Principal amount of the Debentures may declare all the Debentures to be due and payable immediately.  Debentureholders may not enforce the Indenture or the Debentures except as provided in the Indenture.  The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Debentures.  Subject to certain limitations, holders of a majority in Principal amount of the Debentures may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Debentureholders notice of any continuing Default (except a Default in payment of Principal or interest) if it determines that withholding notice is in their interests.  The Company must furnish an annual compliance certificate to the Trustee.

(14)         Trustee Dealings with Company.  The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company, or its Affiliates, as if it were not Trustee, subject to the Indenture and the Act.

(15)         No Recourse Against Others.  A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Debentures or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.  Each Debentureholder by accepting a Debenture waives and releases all such liability.  The waiver and release are part of the consideration for the issue of the Debentures.

(16)         Authentication.  This Debenture shall not be valid until authenticated by a manual signature of the Trustee.

(17)         Abbreviations.  Customary abbreviations may be used in the name of a Debentureholder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (Custodian), and U/G A (= Uniform Gifts to Minors Act).

The Company will furnish to any Debentureholder upon written request and without charge a copy of the Indenture.  Requests may be made to:  Secretary, The Steak N Shake Company, 36 S. Pennsylvania Street, Century Bldg. 500, Indianapolis, Indiana 46236.

Assignment Form

To assign this Debenture, fill in the form below:

(I) or (we) assign and transfer this Debenture to: ____________________________________________________________
(Insert assignee's legal name)

(Insert assignee's soc. sec. or tax I.D. no.)

(Print or type assignee's name, address and zip code)

and irrevocably appoint ____________________________________________________________ to transfer this Debenture on the books of the Company.  The agent may substitute another to act for him.

Date: ________________

Your Signature: __________________________________________
(Sign exactly as your name appears on the face of this Debenture)

Signature Guarantee*: _______________________________________

*           Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

EXHIBIT B

Schedule of Exchanges of Interests in the Global DEBENTURE*

The following exchanges of a part of this Global Debenture for an interest in another Global Debenture, or exchanges of a part of another Global Debenture or definitive Debenture for an interest in this Global Debenture, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Debenture	Amount of increase in Principal Amount of the Global Debenture	Principal Amount of this Global Debenture following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

EXHIBIT D

SURVIVING CORPORATION CHARTER

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
WESTERN SIZZLIN CORPORATION

ARTICLE I
NAME

The name of the corporation is Western Sizzlin Corporation (the "Corporation").

ARTICLE II
REGISTERED OFFICE AND REGISTERED AGENT

Section 2.01.         Registered Office. The registered office of the Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle.

Section 2.02.         Registered Agent.  The name of its registered agent at that address is Corporation Service Company.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of the State of Delaware (the "DGCL").  The Corporation shall have all powers necessary or convenient to the conduct, promotion or attainment of such acts and activities.

ARTICLE IV
DURATION

The Corporation is to have perpetual existence.

ARTICLE V
CAPITAL STOCK

Section 5.01.         Classes of Stock.  The Corporation is authorized to issue one (1) class of stock to be designated "Common Stock".  The total number of shares of Common Stock which the Corporation shall have authority to issue is one hundred (100) shares of Common Stock.  The shares of Common Stock shall have no par value.  The powers, preferences and rights and the qualifications, limitations or restrictions thereof shall be determined by the Board of Directors of the Corporation (the "Board of Directors").

Section 5.02.         Consideration.  Shares of Common Stock may be issued for any consideration consistent with the DGCL, including tangible or intangible property or benefit to the Corporation, at such price and amount per share as may be determined by the Board of Directors.

ARTICLE VI
COMMON STOCK

The Common Stock shall have all of the rights accorded to shares under the DGCL, including, but not limited to, voting rights and all rights to distribution of the net assets of the Corporation upon dissolution.

ARTICLE VII
BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE VIII
DIRECTORS

Section 8.01.         Number. The number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

Section 8.02.         Elections.  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 8.03.         Exculpation of Directors.

(a)           To the fullest extent permitted by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the DGCL or any law of the State of Delaware is amended after the effectiveness of the Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware law as so amended.

(b)           Any repeal or modification of the foregoing provisions of this Section 8.03 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE IX
INDEMNIFICATION

(a)           The Corporation shall, to the fullest extent permitted by the DGCL, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under the DGCL from and against any and all of the expenses, including without limitation reasonable costs, disbursements and legal counsel fees and expert witness fees, liabilities, including without limitation amounts paid or incurred in satisfaction of settlements, judgments fines and penalties, or other matters referred to in or covered by the DGCL, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under the Bylaws or any resolution of stockholders, resolution of directors, agreement, or otherwise, as permitted by the DGCL, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall survive the termination of such person’s service in such capacities and shall inure to the benefit of the heirs, executors and administrators of such person.

(b)           The rights of any person to indemnification provided by, or granted pursuant to, this Article IX are express contractual rights between the Corporation and such person that vest by virtue of any such person’s service at the time when the state of facts occurred giving rise to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, fiduciary or agent of the Corporation or was serving at the request of the Corporation as a director, officer, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or was the legal representative of any such director, officer, fiduciary or agent, which may be enforced by any such person in a court of competent jurisdiction.  Any repeal or modification of the provisions of this Article IX shall not adversely affect any vested right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification without the prior written consent of such person.

(c)           The rights of any person to indemnification provided by, or granted pursuant to, this Article IX shall be effective as of the date of the adoption of this Amended and Restated Certificate of Incorporation of the Corporation and shall apply to such person’s acts or omissions that occurred prior to such date if such person was a director, officer, fiduciary or agent of the Corporation or was serving at the request of the Corporation as a director, officer, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or was the legal representative of any such director, officer, fiduciary or agent at the time such act or omission occurred.

ARTICLE X
AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

EXHIBIT E

LIST OF COMPANY STOCKHOLDERS SUBJECT TO VOTING
AGREEMENTS

The Lion Fund, L.P.

Dash Acquisitions, LLC

EXHIBIT F
FORM OF VOTING AGREEMENT

This VOTING AGREEMENT ("Agreement") is made and entered into as of October _____, 2009, by and among The Steak n Shake Company, an Indiana corporation ("SNS"), and the undersigned securityholder (the "Securityholder") of Western Sizzlin Corporation, a Delaware corporation (the "Company"). All capitalized terms herein not otherwise defined shall have the meaning ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger dated of even date herewith (the "Merger Agreement"), by and among SNS, Grill Acquisition Corporation, a Delaware corporation ("Merger Sub"), and the Company, Merger Sub will merge with and into the Company such that the Company will continue as the surviving corporation and become a wholly-owned subsidiary of SNS, as more fully described in the Merger Agreement (the "Transaction");

WHEREAS, the Securityholder is the beneficial owner of, or exercises control and direction over, the number of issued and outstanding shares of Common Stock of the Company as set forth on the signature page hereof (the "Shares"); and

WHEREAS, as a material inducement for SNS to enter into the Merger Agreement, the Securityholder is willing to (i) in accordance with the terms hereof, not transfer or otherwise dispose of any of such Securityholder's Shares or New Shares (as defined below), or any and all other shares or securities of the Company issued, issuable, exchanged or exchangeable, in respect of any Shares or New Shares (the "Securities"), and (ii) vote such Securityholder's Securities as set forth herein;

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties agree as follows:

1.           Agreement to Retain Shares.

1.1.           Transfer and Encumbrance. The Securityholder agrees that it will not take or permit any action to, directly or indirectly, (i) transfer, sell, assign, give, pledge, exchange, or otherwise dispose of or encumber the Securities (except as may be specifically required by court order, in which case the Securityholder shall give SNS prior written notice and any such transferee shall agree to be bound by the terms and conditions of this Agreement) prior to the Expiration Date (as defined below), or to make any offer or agreement relating thereto, at any time prior to the Expiration Date; (ii) deposit any of the Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Securities or grant any proxy or power of attorney with respect thereto, in each case, in a manner that conflicts or may conflict with the Securityholder's obligations hereunder; or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer, exchange or other disposition of or transfer of any interest in or the voting of any of the Securities, in each case, in a manner that conflicts or may conflict with the Securityholder's obligations hereunder.  As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) the Termination Date (as such term is defined in the Merger Agreement), and (ii) the date on which the Merger Agreement is terminated in accordance with its terms (including any extensions to the Merger Agreement, as provided for therein).

1.2.           New Shares. The Securityholder agrees that any shares of the capital stock or securities of the Company that the Securityholder purchases or with respect to which the Securityholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date (the "New Shares"), and any and all other shares or securities of the Company issued, issuable, exchanged or exchangeable in respect of any New Shares, shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

2.           Agreement to Vote. Prior to the Expiration Date, at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, the Securityholder agrees to vote the Securities, and, to the full extent legally permitted, cause holders of record of the Securities to vote (and to provide evidence thereof within ten (10) days prior to the meeting): (i) in favor of approval of the Transaction, the Merger Agreement and the transactions contemplated thereby and any matter that could reasonably be expected to facilitate the Transaction; (ii) in favor of any alternative structure as may be agreed upon by SNS and the Company to effect the Transaction; provided that such alternative structure is on terms in the aggregate no less favorable to the Securityholder than the terms of the Transaction set forth in the Merger Agreement (including, without limitation, with respect to the consideration to be received by the Securityholder); and (iii) against the consummation of any Superior Proposal or any action, proposal, agreement or transaction (other than the Transaction, the Merger Agreement or the transactions contemplated thereby) that in any such case would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, which could reasonably result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled or which would be inconsistent with the Transaction or any other transaction contemplated by the Merger Agreement. Prior to the Expiration Date, the Securityholder will not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with this Section 2. In addition, prior to the Expiration Date, the Securityholder agrees not to enter into any agreement, discussions or negotiations with any Person other than SNS or any of its affiliates with respect to an Acquisition Proposal or a potential Acquisition Proposal. This Agreement is intended to bind the Securityholder as a stockholder of the Company only with respect to the specific matters set forth herein.

Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict the Securityholder from voting in his, her or its sole discretion on any matter other than those matters referred to in this Agreement.

3.           No Opposition. Prior to the Expiration Date, the Securityholder agrees not to take, or cause to be taken, any action in its capacity as a stockholder of the Company that would prevent the consummation of the Transaction and the transactions contemplated by the Merger Agreement. Prior to the Expiration Date, the Securityholder agrees to take, or cause to be taken in its capacity as a stockholder of the Company, all actions necessary to effect the Transaction and the transactions contemplated by the Merger Agreement.

4.           Representations, Warranties and Covenants of Securityholder. The Securityholder hereby represents and warrants to, and covenants with, SNS that:

4.1.           Ownership. The Securityholder has good and marketable title to, and is the sole legal and beneficial owner of the Shares, in each case free and clear of all Liens. As of the date hereof, the Securityholder does not beneficially own any shares or securities of the capital stock of the Company other than such Securityholder's Shares or shares issuable upon exercise of outstanding options awarded under the Company's stock incentive plans.

4.2.           Authorization; Binding Agreement. The Securityholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby and has sole voting power and sole power of disposition, with respect to all of the Shares with no restrictions on its voting rights or rights of disposition pertaining thereto. The Securityholder has duly executed and delivered this Agreement and, assuming its due authorization, execution and delivery by SNS, this Agreement is a legal, valid and binding agreement of the Securityholder, enforceable against the Securityholder in accordance with its terms.

4.3.           No Violation. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) require the Securityholder to file or register with, or obtain any material permit, authorization, consent or approval of, any Governmental Authority; (ii) violate, or cause a breach of or default (or an event which with notice or the lapse of time or both would become a default) under, any contract, agreement or understanding, any Law or any arbitration award binding upon the Securityholder; or (iii) cause the acceleration of any obligation under or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Securityholder pursuant to any provision of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which the Securityholder is subject or by which the Securityholder or any of the Securityholder's properties or assets are bound. No proceedings are pending which, if adversely determined, will have a material adverse effect on any ability to vote or dispose of any of the Shares. The Securityholder has not previously assigned or sold any of the Shares to any third party.

4.4.           Regulatory Approvals. The Securityholder agrees that, so long as the Securityholder is required to vote the Securities in favor of the Transaction, the Securityholder shall, at SNS's or the Company's cost, cooperate with all reasonable requests by SNS in obtaining all governmental and regulatory approvals required to permit SNS to complete the Transaction as contemplated in the Merger Agreement.

4.5.           Public Disclosure. The Securityholder agrees not to make any public disclosure or announcement of or pertaining to this Agreement, the Transaction, the Merger Agreement or the transactions contemplated thereby nor to disclose that any discussions or negotiations are taking place in connection therewith without the prior written consent of SNS, except as required by Law or stock exchange rule.

5.           Further Assurances. The Securityholder hereby covenants and agrees to execute and deliver, or cause to be executed or delivered, such proxies, consents, waivers and other instruments, and undertake any and all further action, necessary or desirable, in the reasonable opinion of SNS, to carry out the purpose and intent of this Agreement and to consummate the Transaction, the Merger Agreement and the transactions contemplated thereby.

6.           Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date; provided, however, that nothing herein shall relieve any party from liability hereof for breaches of this Agreement prior to the Expiration Date.

7.           Miscellaneous.

7.1.           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The terms and provisions of this Agreement shall not be construed against the drafter or drafters hereof. All parties hereto agree that the language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any of the parties hereto.

7.2.           Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other; provided, however, that SNS may freely assign its rights to a direct or indirect wholly-owned subsidiary of SNS without such prior written approval but no such assignment shall relieve SNS of any of its obligations hereunder. Any purported assignment without such consent shall be void.

7.3.           Amendment and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

7.4.           Specific Performance; Injunctive Relief. The parties hereto acknowledge that SNS will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Securityholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to SNS upon such violation, SNS shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to SNS at law or in equity.

7.5.           Notices. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered by hand, national or international overnight courier service, transmitted by telecopy or mailed by registered or certified mail, postage prepaid (effective when delivered by hand or telecopy, one (1) day after dispatch by overnight courier, and three (3) business days after dispatch by mail), as follows:

(a)           if to SNS, to:

 William J. Regan, Jr.
 Chair, Special Committee of the Board of Directors
 of The Steak n Shake Company
 8624 Fairway Green Drive
 Fair Oaks Ranch, TX 78015
 Facsimile No.:   (830) 755-4368

 with a copy to:

 Ice Miller LLP
 One American Square, Suite 2900
 Indianapolis, IN 46282-0200
 Attention: Mark Barnes
 Facsimile No.:   (317) 592-4868

 and/or

 Anthony Aaron
 Facsimile No.:   (317) 592-4659

(b)           if to the Securityholder, to the address set forth beneath such Securityholder's signature below.

7.6.         Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision, rule or principle (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

7.7.         Entire Agreement. This Agreement contains the entire understanding of SNS and Securityholder in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matters.

7.8.           Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

7.9.           Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

7.10.         Jurisdiction. The parties to this Agreement agree that any suit, action or proceeding arising out of, or with respect to, this Agreement, or any judgment entered by any court in respect thereof shall be brought in the courts of Indiana or the applicable U.S. District Court in Indiana as the commencing party may elect, and the Securityholder hereby accepts the exclusive jurisdiction of those courts for the purpose of any suit, action or proceeding. In addition, the Securityholder hereby irrevocably waives, to the fullest extent permitted by law, any objection which the Securityholder may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Indiana or the applicable U.S. District Court in Indiana, as selected by the commencing party, and hereby further irrevocably waives any claim that any suit, action or proceedings brought Indiana or in such District Court has been brought in an inconvenient forum.

7.11.         No Limitation on Actions of the Securityholder as Director. Notwithstanding anything to the contrary in this Agreement, in the event the Securityholder, or a representative of the Securityholder, is an officer or director of the Company, nothing in this Agreement is intended or shall be construed to require the Securityholder, or its representative, as the case may be, in such individual's capacity as an officer or director of the Company, to act or fail to act in accordance with such individual's fiduciary duties in such capacity.

7.12.         Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

7.13.         Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OT OF OR RELATED TO THIS AGREEMENT, ANY PROXY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

7.14.         Disclosure. The Securityholder hereby authorizes SNS to publish or disclose in any SNS reports required to be filed under the Exchange Act or the Securities Act, including, without limitation, any report on Form 8-K or any Schedule 13D, if applicable, and any other applicable Laws, its identity and the nature of its commitments, arrangements and understandings under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed on the day and year first above written.

THE STEAK N SHAKE COMPANY

By:

Printed:

Title:

SECURITYHOLDER

Signature

Print Name:

Title:
(if applicable)

Securityholder's Address for Notice:

Facsimile:

   Shares beneficially owned:

                 _______ shares of Common Stock

[SIGNATURE PAGE TO VOTING AGREEMENT]

EXHIBIT G
FORM OF LEGAL OPINION (OLSHAN)

___________, 2009

The Steak n Shake Company
36 S. Pennsylvania Street
Suite 500
Indianapolis, Indiana 46204

Re:	Merger of Grill Acquisition Corporation, a wholly-owned subsidiary of The Steak n Shake Company, and Western Sizzlin Corporation

Ladies and Gentlemen:

We have acted as special counsel to the Special Committee of the Board of Directors of Western Sizzlin Corporation, a Delaware corporation (the “Company”), in connection with that certain Agreement and Plan of Merger, dated October ___, 2009 (the “Merger Agreement”), by and among the Company, The Steak n Shake Company, an Indiana corporation (“Parent”), and Grill Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), whereby Merger Sub will merge with and into the Company such that the Company would continue as the surviving corporation and become a wholly-owned subsidiary of Parent (the “Merger”).

This opinion is being delivered to you at the request of the Company pursuant to Section 7.02(i) of the Merger Agreement. Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Merger Agreement.

Except as described in this letter, we are not generally familiar with the Company’s business, records, transactions or activities. Our knowledge of the Company’s business, records, transactions and activities is limited to the information that is set forth below and that otherwise has been brought to our attention by certificates executed and delivered to us by an officer of the Company in connection with this opinion letter.

In rendering the opinions expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

(a)	the Merger Agreement;

(b)	the Certificate of Incorporation and Bylaws of the Company, each as amended to date (respectively, the “Certificate of Incorporation” and the “Bylaws”);

The Steak n Shake Company
____________, 2009

(c)
records and proceedings of the Board of Directors of the Company and of the Special Committee of the Board of Directors of the Company during or by which resolutions were adopted relating to matters covered by this opinion (collectively, the “Board Authorizations”);

(d)
a certificate of the Secretary of State of the State of Delaware, dated _________, 2009, with respect to the good standing of the Company as a corporation incorporated under the laws of the State of Delaware (the “Good Standing Certificate”); and

(e)	certificates of certain officers of the Company as to certain factual matters.

In addition, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, and such agreements, certificates and statements of public officials, certificates of officers or other representatives of the Company and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.  We have made such examination of the General Corporation Law of the State of Delaware as we have deemed relevant for purposes of the opinions expressed below.

We have assumed the following for purposes of rendering the opinions set forth herein, without any verification by us:

(i)           The genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of documents submitted to us as originals and the completeness and conformity with authentic original documents of all documents submitted to us as copies, and that all documents, books and records made available to us by the Company are accurate and complete.

(ii)          The Board Authorizations are accurate and have not been amended or rescinded.

(iii)         The members of the Board of Directors of the Company who approved the resolutions adopted relating to matters covered by this opinion constitute all of the members of the Board of Directors of the Company, have been duly elected by the stockholders of the Company, and are qualified in all respects to serve as members of the Board of Directors of the Company.

(iv)         The execution, delivery and performance of the Merger Agreement by the Company does not and will not contravene, conflict with, violate or result in a breach of, or constitute a default under (i) any law, statute or ordinance of any jurisdiction (other than the General Corporation Law of the State of Delaware), (ii) any approval, consent, license, order, writ, judgment, injunction or degree of any court, arbitrator, administrative agency or other governmental authority, or (iii) any indenture, trust agreement, mortgage, deed of trust, agreement or lease, ground lease or other instrument applicable to the Company or by which the Company or any of its property or assets is bound.

The Steak n Shake Company
____________, 2009

(v)         To the extent that any licenses, franchises, leases, plans, specifications, operating agreements, service contracts, contract rights or other general intangibles require by their terms the consent of another party in connection with the transactions contemplated by the Merger Agreement, such consents have been obtained.

(vi)        With respect to certain matters of fact, that the representations and warranties of the Company set forth in the Merger Agreement, the certificates of certain officers of the Company delivered in connection with the transactions contemplated by the Merger Agreement and the certificates of certain officers of the Company referred to in clause (e) above are true and correct.  We have made no independent examination of the factual matters expressed in such representations and warranties or set forth in such certificates and we have assumed that no changes to the facts therein certified have occurred or will occur after the date of such representations, warranties and certificates.

On the basis of the foregoing and in reliance thereon and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we advise you that in our opinion:

1.           The Company (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and (b) has the corporate power and authority to own and operate its properties and carry on its business as now conducted, to execute and deliver the Merger Agreement and to perform its obligations under the Merger Agreement.

2.           The Merger Agreement has been duly authorized by the requisite corporate action on the part of the Company, duly executed by an authorized officer of the Company and delivered by the Company.

3.           The execution and delivery of the Merger Agreements by the Company and the consummation by the Company of the transactions contemplated thereby in accordance with the terms thereof do not and will not (a) conflict with or breach the provisions of the Certificate of Incorporation or Bylaws or (b) conflict with or violate any provisions of the General Corporation Law of the State of Delaware, the violation of which would have a material adverse effect on the property or financial condition of the Company.

The opinions set forth above are subject to the following exceptions, qualifications, limitations, comments and additional assumptions:

A.
We do not express any opinion as to the effect of any laws other than the General Corporation Law of the State of Delaware (exclusive of court decisions and regulations interpreting the same), as in effect on the date hereof.

The Steak n Shake Company
____________, 2009

B.	In furnishing the opinion set forth in paragraph 1(a) hereof as to the due incorporation, valid existence and good standing of the Company, we have relied solely upon the Good Standing Certificate.

C.
Our opinion in clause (b) of paragraph 3 above is intended to refer to those provisions of the General Corporation Law of the State of Delaware that a lawyer exercising customary professional diligence would recognize as being applicable to the Company and the transactions contemplated by the Merger Agreement.

D.
This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of such date.  In addition, in rendering this opinion, we assume no obligation to revise or supplement this opinion should the present laws of the jurisdictions mentioned herein be changed by legislative action, judicial decision or otherwise.

The opinions expressed in this letter are rendered solely for your benefit in connection with the transactions described in the Merger Agreement.  This opinion may not be used or relied upon by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency, or quoted, cited or otherwise referred to without our prior written consent.  This opinion does not constitute such prior written consent.

Very truly yours,

OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP

EXHIBIT H
FORM OF LEGAL OPINION (ICE MILLER)

__________, 2009

Western Sizzlin Corporation
416 South Jefferson Street
Suite 600
Roanoke, Virginia 24011

Re:	Merger of Grill Acquisition Corporation, a wholly-owned subsidiary of The Steak n Shake Company, and Western Sizzlin Corporation

Ladies and Gentlemen:

We have acted as special counsel to the Special Committee of the Board of Directors of The Steak n Shake Company, an Indiana corporation ("Parent"), and Grill Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub," and collectively with Parent, the "Companies"), in connection with that certain Agreement and Plan of Merger, dated October ___, 2009, by and among Western Sizzlin Corporation, a Delaware corporation ("Western Sizzlin"), Parent and Merger Sub (the "Merger Agreement"), whereby Merger Sub will merge with and into Western Sizzlin such that Western Sizzlin would continue as the surviving corporation and become a wholly-owned subsidiary of Parent (the "Merger").  This opinion is being delivered to you at the request of the Companies pursuant to Section 7.03(d) of the Merger Agreement.  Capitalized terms used in this opinion letter that are not specifically defined herein shall have the meanings ascribed to them in the Merger Agreement.

Except as described in this letter, we are not generally familiar with the Companies' business, records, transactions or activities. Our knowledge of their respective businesses, records, transactions and activities is limited to the information that is set forth below and on Exhibits A and B and that otherwise has been brought to our attention by certificates executed and delivered to us by an officer of each of the Companies in connection with this opinion letter.

In connection with this opinion letter, we have examined copies, certified or otherwise identified to our satisfaction, of the documents listed on the attached Exhibit A (collectively, the "Transaction Documents"), which is made a part hereof.  We also have examined originals or copies, certified or otherwise authenticated to our satisfaction, of the documents listed on the attached Exhibit B (collectively, the "Authorization Documents"), which is made a part hereof.

In rendering this opinion letter, we have also examined such certificates of public officials, organizational documents and records and other certificates and instruments as we have deemed necessary for the purposes of the opinion herein expressed and, with your permission, have relied upon and assumed the accuracy of such certificates, documents, records and instruments.  We have made such examination of the laws of the State of Indiana and the Delaware General Corporation Law as we deemed relevant for purposes of this opinion, but we have not made a review of, and express no opinion concerning, the laws of any jurisdiction other than the State of Indiana and the Delaware General Corporation Law (in each case, exclusive of court decisions and regulations interpreting the same), as in effect on the date hereof.

Western Sizzlin Corporation
___________, 2009

We have relied upon and assumed the truth and accuracy of the representations, certifications and warranties made in the Transaction Documents and the Authorization Documents, and have not made any independent investigation or verification of any factual matters stated or represented therein.  Whenever our opinion or confirmation herein with respect to the existence or absence of facts is indicated to be based upon our knowledge or belief, it is intended to signify that, during the course of our representation of the Companies in connection with the Merger, no information has come to the attention of Tony Aaron, Mark Barnes, Tim Capen and Devin Schaffer which would give us actual knowledge of the existence or absence of such facts.  Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts or circumstances or the assumed facts set forth herein, we accept no responsibility to make any such investigation, and no inference as to our knowledge of the existence or absence of such facts or circumstances or of our having made any independent review thereof should be drawn from our representation of the Companies in connection with the Merger.  Our representation of the Companies is limited to the transactions contemplated by the Transaction Documents and other matters specifically referred to us by the Companies.

In rendering this opinion letter to you, we have assumed with your permission:

(a)           The genuineness of all signatures, the legal capacity and competency of natural persons executing the Transaction Documents, whether on behalf of themselves or other persons or entities, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies.

(b)           The Authorization Documents are accurate and have not been amended or rescinded.

(c)           The execution, delivery and performance of the Transaction Documents by each of the Companies do not and will not contravene, conflict with, violate or result in a breach of, or constitute a default under (i) any law, statute or ordinance of any jurisdiction (other than the State of Indiana or the Delaware General Corporation Law), (ii) any approval, consent, license, order, writ, judgment, injunction or degree of any court, arbitrator, administrative agency or other governmental authority, or (iii) any indenture, trust agreement, mortgage, deed of trust, agreement or lease, ground lease or other instrument applicable to such Company or by which such Company or any of its property or assets is bound.

Western Sizzlin Corporation
___________, 2009

(d)           To the extent that any licenses, franchises, leases, plans, specifications, operating agreements, service contracts, contract rights or other general intangibles require by their terms the consent of another party in connection with the transactions contemplated by the Transaction Documents, such consents have been obtained.

(e)           All official public records (including their proper indexing and filing) furnished to or obtained by us, electronically or otherwise, were accurate, complete and authentic when delivered or issued and remain accurate, complete and authentic as of the date of this opinion letter.

(f)           The respective factual representations, statements and warranties of the Companies in the Transaction Documents and the Authorization Documents, and in the other documents that we have reviewed, and upon which we have relied, are accurate, complete and truthful.

(g)           We have not examined and render no opinion regarding any transaction document incorporated by reference into any of the Transaction Documents (other than as set forth above), and we have assumed, with your permission, that any such document so incorporated does not affect the opinions hereby given.

(h)           The members of the board of directors of Parent who approved the Parent Resolutions constitute all of the members of the board of directors of Parent, have been duly elected by the shareholders of Parent, and are qualified in all respects to serve as members of the board of directors of Parent.

(i)           The members of the board of directors of Merger Sub who approved the Merger Sub Resolutions constitute all of the members of the board of directors of Merger Sub, have been duly elected by the stockholders of Merger Sub, and are qualified in all respects to serve as members of the board of directors of Merger Sub.

Based on the foregoing and upon such investigation as we have deemed necessary, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, we are of the opinion that:

1.            Parent is a corporation incorporated and, based solely on the Parent Certificate of Existence, validly existing under the law of the State of Indiana, for which the most recent required biennial report has been filed with the Secretary of State of the State of Indiana (the "Indiana Secretary of State") and no Articles of Dissolution appear as filed in the Indiana Secretary of State's records.

2.            Merger Sub is a corporation duly incorporated, and based solely on the Merger Sub Certificate of Good Standing, validly existing and in good standing under the laws of the State of Delaware.

Western Sizzlin Corporation
___________, 2009

3.           Parent has all requisite corporate power and corporate authority under Indiana law to own and operate its properties and carry on its business as now conducted, to enter into and deliver the Transaction Documents to which it is a party, and to perform its obligations under the Transaction Documents to which it is a party.

4.           Merger Sub has all requisite corporate power and corporate authority under the Delaware General Corporation Law to own and operate its properties and carry on its business as now conducted, to enter into and deliver the Transaction Documents to which it is a party, and to perform its obligations under the Transaction Documents to which it is a party.

5.           The execution and delivery by Parent of the Transaction Documents to which it is a party and the performance by Parent of its obligations under the Transaction Documents to which it is a party have been duly authorized by all requisite corporate action on the part of Parent.

6.           The execution and delivery by Merger Sub of the Transaction Documents to which it is a party and the performance by Merger Sub of its obligations under the Transaction Documents to which it is a party have been duly authorized by all requisite corporate action on the part of Merger Sub.

7.           The Transaction Documents to which Parent is a party have been duly executed by an authorized officer of Parent and delivered by Parent.

8.           The Transaction Documents to which Merger Sub is a party have been duly executed by an authorized officer of Merger Sub and delivered by Merger Sub.

9.           The execution and delivery by Parent of the Transaction Documents to which it is a party do not, and the performance by Parent of its obligations thereunder will not conflict with or violate any provision of the Parent Articles of Incorporation or Parent Bylaws.

10.         The execution and delivery by Merger Sub of the Transaction Documents to which it is a party do not, and the performance by Merger of its obligations thereunder will not conflict with or violate any provision of the Merger Sub Certificate of Incorporation or Merger Sub Bylaws.

11.          The execution and delivery by each of the Companies of the Transaction Documents to which it is a party do not, and the performance by such Company of its obligations thereunder will not, conflict with or violate any law, rule or regulation of the State of Indiana or the Delaware General Corporation Law, as applicable, the violation of which would have a material adverse effect on the property or financial condition of such Company.  The opinion expressed herein is limited to those statutes, rules and regulations that a lawyer exercising customary professional diligence would reasonably recognize as being applicable to such Company and the transactions contemplated by the Transaction Documents.

Western Sizzlin Corporation
___________, 2009

Each of the opinions set forth above is limited by its terms and subject to the assumptions hereinabove stated and is further subject to the following qualifications, exceptions and limitations, none of which shall limit the generality of any other assumption, qualification, exception or limitation.

A.          We express no opinion and make no statements concerning or with respect to any statutes, ordinances, administrative decisions, rules, and regulations of counties, towns, municipalities and special political subdivisions.

B.           We have not considered and do not express an opinion herein with respect to any Federal or state securities, tax or antitrust laws and regulations.  Our opinions set forth in this letter are expressly subject to the effect of the application of all Federal and state securities, tax and antitrust laws and regulations.

C.           We express no opinion as to the applicability to the transactions contemplated by the Transaction Documents of Section 548 of the United States Bankruptcy Code or Ind. Code 32-18-2 relating to fraudulent transfers or obligations, and the opinions expressed herein are limited by and subject to the application of these statutes.

D.           In rendering the opinions expressed above, we have not undertaken any investigation of the business, property or affairs of either of the Companies or any other party to the Transaction Documents.  We have not considered and do not express an opinion with respect to the performance by each of the Companies of its covenants and agreements in the Transaction Documents to operate their business in any specified manner.

E.           We have made no search of the public records to determine the existence of any legal proceedings involving either of the Companies.

F.           We express no opinion as to whether the execution, delivery or performance by Parent of the transactions contemplated by the Merger Agreement or any of the other Transaction Documents will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of Parent.

The opinions expressed herein are matters of professional judgment, are not a guarantee of result and are effective only as of the date hereof.  We do not undertake to advise you of any matter within the scope of this letter that comes to our attention after the date of this letter and disclaim any responsibility to advise you of any future changes in law or fact that may affect the opinions set forth herein.  We express no opinion other than as hereinbefore expressly set forth.  No expansion of the opinions expressed herein may or should be made by implication or otherwise.

Western Sizzlin Corporation
___________, 2009

We are informed that you are relying on this opinion letter in connection with the consummation of the transactions contemplated by the Transaction Documents.  The foregoing opinion shall not be relied upon for any other purpose or by any party other than Western Sizzlin or its successors and/or assigns.  The use or reliance upon this opinion letter by any other person or entity without our prior written consent is strictly prohibited.

Very truly yours,

EXHIBIT A

1.	The Merger Agreement.

2.	Indenture, dated as of _____________, 2009, by and between Parent and Wells Fargo Bank, National Association, as trustee.

EXHIBIT B

1.
Amended and Restated Articles of Incorporation of Parent, as amended, as certified by the Indiana Secretary of State on [__________, 2009] to be a true and complete copy of the Articles of Incorporation of Parent (the "Parent Articles of Incorporation").

2.	Restated Bylaws of Parent as certified by an authorized officer of Parent as of [__________, 2009] to be a true and complete copy of the Bylaws of Parent (the "Parent Bylaws").

3.	Certificate of Existence for Parent issued by the Indiana Secretary of State, dated [__________, 2009] (the "Parent Certificate of Existence").

4.	Resolutions of the board of directors of Parent, certified by an authorized officer of Parent as of [____________, 2009] (the "Parent Resolutions").

5.	Resolutions of the special committee of disinterested directors of Parent, certified by an authorized officer of Parent as of [____________, 2009].

6.
Certificate of Incorporation of Merger Sub, as certified by the Secretary of State for the State of Delaware (the "Delaware Secretary of State") on [__________, 2009] to be a true and complete copy of the Certificate of Incorporation of Merger Sub (the "Merger Sub Certificate of Incorporation").

7.	Bylaws of Merger Sub as certified by an authorized officer of Merger Sub as of [____________, 2009] to be a true and complete copy of the Bylaws of Merger Sub (the "Merger Sub Bylaws").

8.	Certificate of Good Standing for Merger Sub issued by the Delaware Secretary of State, dated [__________, 2009] (the "Merger Sub Certificate of Good Standing").

9.	Resolutions of the board of directors of Merger Sub, certified by an authorized officer of Merger Sub as of [____________, 2009] (the "Merger Sub Resolutions").

10.	Resolutions of the sole stockholder of Merger Sub, certified by an authorized officer of Merger Sub as of [____________, 2009].

11.	Officer's Certificate dated the date hereof, executed by an authorized officer of Parent, certifying to Ice Miller LLP as to certain factual matters (the "Parent Officer's Certificate").

12.
Officer's Certificate dated the date hereof, executed by an authorized officer of Merger Sub, certifying to Ice Miller LLP as to certain factual matters (the "Merger Sub Officer's Certificate," and together with the Parent Officer's Certificate, the "Officer's Certificates").